    As filed with the Securities and Exchange Commission on April 24, 1995
                                                Registration No.  033-58581
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                       --------------------------------
                                Amendment No. 1
                                      to
                                   Form S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                        -------------------------------
                              Norwest Corporation
            (Exact name of registrant as specified in its charter)

     Delaware                         6711                    41-0449260
 (State or other          (Primary Standard Industrial     (I.R.S. Employer
  jurisdiction of          Classification Code Number)    Identification No.)
 incorporation or
  organization)

                                Norwest Center
                              Sixth and Marquette
                      Minneapolis, Minnesota  55479-1000
                                 612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                     ------------------------------------

       Stanley S. Stroup
Executive Vice President and General Counsel        Copy to:
      Norwest Corporation                       H. Bernt von Ohlen
       Norwest Center                          Norwest Corporation
      Sixth and Marquette                        Norwest Center
 Minneapolis, Minnesota  55479-1026             Sixth and Marquette
       612-667-8858                          Minneapolis, Minnesota  55479-1026
(Name, address, including zip code, and
 telephone number, including area code,
 of agent for service)
                              ------------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]


- ------------------------------------------------------------------------------

                      UNITED TEXAS FINANCIAL CORPORATION
                        2301 Kell Boulevard, Suite 207
                          Wichita Falls, Texas  76308

                                April 24, 1995

  Dear Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of United Texas Financial Corporation ("UTFC") to be held at the Parker Square Bank Building, Suite 207, 2301 Kell Boulevard, Wichita Falls, Texas, on Tuesday, May 23, 1995, at 10:00 a.m., local time. At the Special Meeting you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of October 28, 1994, between UTFC and Norwest Corporation ("Norwest"), providing for the merger of a wholly owned subsidiary of Norwest into UTFC (the "Merger").

  Under the terms of the Agreement and Plan of Reorganization, upon consummation of the Merger each share of UTFC Common Stock outstanding immediately prior to the time the Merger becomes effective will be either converted into shares of Norwest Common Stock or exchanged for cash. All shareholders of UTFC will receive the same form of consideration. The form of the consideration to be received by UTFC's shareholders upon consummation of the Merger will be determined as follows: if the average price per share of Norwest Common Stock during a specified period commencing on April 24, 1995, and ending shortly before the Special Meeting is greater than $23.00, each share of UTFC Common Stock will be converted into shares of Norwest Common Stock; if the average price during that period of time is less than or equal to $23.00, UTFC's shareholders will vote at the Special Meeting on whether to receive cash or Norwest Common Stock for their UTFC shares. Shareholders of UTFC should recognize that the vote of Mr. A. R. Dillard, Jr., UTFC's controlling shareholder, will determine the outcome of all votes taken at the Special Meeting.

  The enclosed Proxy Statement-Prospectus contains a complete description of the terms of the Merger, including a more detailed explanation of the form and amount of consideration that UTFC's shareholders will receive. You are urged to read the Proxy Statement-Prospectus carefully.

  The Board of Directors has approved the Agreement and Plan of Reorganization as being in the best interests of UTFC and its shareholders and recommends that you vote in favor of the Agreement and Plan of Reorganization, but makes no recommendation as to whether the consideration for UTFC shares should be Norwest Common Stock or cash, if this option is available. Consummation of the Merger is subject to a number of conditions including approval of the Agreement and Plan of Reorganization by UTFC's shareholders and, in the event that the UTFC Common Stock is exchanged for Norwest Common Stock, receipt by UTFC of an opinion of counsel to the effect that the Merger will be treated as a tax-free reorganization for federal income tax purposes. You should consult your own tax advisor concerning the federal, and any applicable foreign, state, and local, income tax consequences of the Merger.

  It is important that your shares be represented at the Special Meeting, regardless of whether you plan to attend in person. Therefore, in order to ensure that your vote is represented at the Special Meeting, please date, sign, and promptly return your proxy in the enclosed envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                     Robert K. Pace
                                     Chairman of the Board

                      UNITED TEXAS FINANCIAL CORPORATION
                         2301 Kell Boulevard, Suite 207
                          Wichita Falls, Texas  76308
                 ---------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 23, 1995
                 ---------------------------------------------

  NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the "Special Meeting") of United Texas Financial Corporation ("UTFC"), a Texas corporation, will be held at the Parker Square Bank Building, Suite 207, 2301 Kell Boulevard, Wichita Falls, Texas, on Tuesday, May 23, 1995, at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of October 28, 1994, between UTFC and Norwest Corporation ("Norwest"), a Delaware corporation, a copy of which is included in the accompanying Proxy Statement-Prospectus as Appendix A, under the terms of which a wholly owned subsidiary of Norwest would be merged with UTFC (the "Merger"), with UTFC as the surviving corporation, and each outstanding share of common stock, par value $10.00 per share, of UTFC ("UTFC Common Stock"), depending upon (i) the Norwest Measurement Price (as defined in the Agreement and Plan of Reorganization) and (ii) whether the shareholders of UTFC vote to receive cash or shares of the common stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock") as consideration in the event that such average price is equal to or less than $23.00, would be either (a) converted into shares of Norwest Common Stock (pursuant to the stock-for-stock version of the Agreement and Plan of Merger, attached to the Agreement and Plan of Reorganization as Exhibit A1) or (b) exchanged for cash (pursuant to the cash-for-stock version of the Agreement and Plan of Merger, attached to the Agreement and Plan of Reorganization as Exhibit A2); and to authorize such further action by the Board of Directors and officers of UTFC as may be necessary or appropriate to carry out the intent and purposes of the Merger.

          2. In the event that the Norwest Measurement Price is less than or equal to $23.00, to determine whether each outstanding share of UTFC Common Stock shall be exchanged for cash or for a number of shares of Norwest Common Stock determined in accordance with the provisions of the Agreement and Plan of Reorganization.

          3. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

      Only shareholders of record on the books of UTFC at the close of business on April 10, 1995, will be entitled to vote at the Special Meeting or any adjournments thereof. Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                      By Order of the Board of Directors


                                      R. Kevin Isbell
                                      Secretary

  April 24, 1995

THE BOARD OF DIRECTORS OF UTFC RECOMMENDS THAT YOU VOTE TO APPROVE PROPOSAL 1, BUT MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL 2.

HOLDERS OF UTFC COMMON STOCK ARE URGED TO COMPLETE, SIGN, DATE, AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS.

                              PROXY STATEMENT OF
                       UNITED TEXAS FINANCIAL CORPORATION
                     FOR A SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 23, 1995
                             ---------------------

                                  PROSPECTUS
                                      OF
                              NORWEST CORPORATION
                                 Common Stock

       This Proxy Statement-Prospectus relates to up to 1,786,957 shares of the common stock ("Norwest Common Stock"), par value $1 2/3 per share, of Norwest Corporation ("Norwest") issuable to the shareholders of United Texas Financial Corporation ("UTFC") upon consummation of the merger (the "Merger") of a wholly owned subsidiary of Norwest ("Merger Co.") with UTFC, with UTFC as the surviving corporation, pursuant to the terms of an Agreement and Plan of Reorganization dated as of October 28, 1994, between UTFC and Norwest (together with the two alternate forms, stock-for-stock or cash-for-stock, of Agreement and Plan of Merger attached thereto as Exhibits A1 and A2, respectively, the "Merger Agreement"). A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus and incorporated by reference herein.

       This Proxy Statement-Prospectus is being furnished to the shareholders of UTFC in connection with the solicitation of proxies by the Board of Directors of UTFC (the "UTFC Board") for use at the special meeting of shareholders of UTFC to be held on May 23, 1995, and at any adjournments or postponements thereof (the "Special Meeting").

       At the Special Meeting, the holders of record of the common stock of UTFC on April 10, 1995, will consider and vote upon a proposal to approve the Merger Agreement. Upon consummation of the Merger, each outstanding share of common stock, par value $10.00 per share, of UTFC ("UTFC Common Stock") will be either (i) converted into shares of Norwest Common Stock or (ii) exchanged for cash, in accordance with the provisions of the Merger Agreement. All shareholders of UTFC will receive the same form of consideration. The form of the consideration to be received by UTFC's shareholders upon consummation of the Merger will be determined as follows: if the average price per share of Norwest Common Stock during a specified period commencing on April 24, 1995, and ending shortly before the Special Meeting is greater than $23.00, each share of UTFC Common Stock will be converted into shares of Norwest Common Stock; if the average price during that period of time is less than or equal to $23.00, UTFC's shareholders will vote at the Special Meeting on whether to receive cash or Norwest Common Stock for their UTFC shares. UTFC's controlling shareholder is the beneficial owner of a sufficient number of shares to determine, without the vote of any other UTFC shareholder, the outcome of the vote on whether to approve the Merger as well as the vote, if needed, on the form of consideration. In addition, UTFC's controlling shareholder has entered into an agreement with Norwest to vote in favor of approval of the Merger. See "MEETING INFORMATION--Record Date; Vote Required." For a more complete description of the Merger Agreement and the terms of the Merger, see "THE MERGER."

       This Proxy Statement-Prospectus and the form of proxy are first being mailed to shareholders of UTFC on or about April 25, 1995.

                             ---------------------
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ---------------------
         The date of this Proxy Statement-Prospectus is April 24, 1995.

                             AVAILABLE INFORMATION

       Norwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission").

       The reports, proxy statements, and other information filed by Norwest with the Commission can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements, and other information filed by Norwest also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

       This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and the exhibits thereto (the "Registration Statement") covering the securities offered hereby that Norwest has filed with the Commission. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest, UTFC, and the securities offered hereby.

                             ---------------------

       NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORWEST OR UTFC SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       This Proxy Statement-Prospectus incorporates by reference documents of Norwest which are not presented herein or delivered herewith. Such documents, excluding exhibits, unless specifically incorporated therein, are available without charge, upon written or oral request to Laurel A. Holschuh, Secretary, Norwest Corporation, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1026, telephone (612) 667-8655. In order to ensure timely delivery of the documents, any request should be made by May 16, 1995.

       The following documents filed with the Commission by Norwest (File No. 1-2979) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement-Prospectus:

       1. Norwest's Annual Report on Form 10-K for the year ended December 31, 1994; and

       2. Norwest's Current Reports on Form 8-K dated January 9, 1995, January 27, 1995, February 17, 1995, and April 21, 1995.

       All documents filed by Norwest with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                               TABLE OF CONTENTS

                                                              Page
                                                              ----
  AVAILABLE INFORMATION..................................       2

  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........       3

  SUMMARY................................................       6
      The Companies......................................       6
      Terms of the Merger................................       7
      Special Meeting and Vote Required..................       7
      Reasons for the Merger; Recommendation of the
       Board of Directors of UTFC........................       8
      Effective Date and Time of the Merger..............       8
      Conditions and Termination.........................       8
      Regulatory Approvals...............................       9
      Accounting Treatment...............................       9
      Management and Operations After the Merger.........       9
      Rights of Dissenting UTFC Shareholders.............       9
      Certain Federal Income Tax Consequences............       9
      Market Information.................................      10
      Certain Differences in Rights of Shareholders......      10
      Comparative Unaudited Per Share Data...............      11
      Selected Financial Data............................      13

  MEETING INFORMATION....................................      17
      General............................................      17
      Date, Place, and Time..............................      17
      Record Date; Vote Required.........................      17
      Principal Shareholders and Security Ownership of
       Management of UTFC................................      18
      Voting and Revocation of Proxies...................      19
      Solicitation of Proxies............................      20

  THE MERGER.............................................      21
      Background of and Reasons for the Merger...........      21
      Terms of the Merger................................      22
      Effective Date and Time of the Merger..............      24
      Surrender of Certificates..........................      24
      Conditions to the Merger...........................      25
      Regulatory Approvals...............................      25
      Conduct of Business Pending the Merger.............      26
      Certain Covenants..................................      26
      No Solicitation....................................      27
      Waiver, Amendment, and Termination.................      27
      Effect on Employee Benefit Plans...................      28
      Management and Operations After the Merger.........      28
      Certain Differences in Rights of Shareholders......      28
      Rights of Dissenting UTFC Shareholders.............      36
      Certain Federal Income Tax Consequences............      38
      Resale of Norwest Common Stock.....................      40
      Stock Exchange Listing.............................      40
      Dividend Reinvestment and Optional Cash Payment
       Plan..............................................      41
      Accounting Treatment...............................      41
      Expenses...........................................      41

  INFORMATION ABOUT UTFC AND THE BANKS...................      42
       General...........................................      42
       Properties........................................      42
       Regulation and Supervision........................      44
       Competition.......................................      44
       Legal Proceedings.................................      44
       Market Information and Dividends..................      44
       Management's Discussion and Analysis of Financial
        Condition and Results of Operations..............      45

  CERTAIN REGULATORY CONSIDERATIONS......................      64
       General...........................................      64
       Dividend Restrictions.............................      64
       Holding Company Structure.........................      64
       Capital Requirements..............................      65
       Federal Deposit Insurance Corporation Improvement
        Act of 1991......................................      66
       FDIC Insurance....................................      67

  EXPERTS................................................      69

  LEGAL OPINION..........................................      69

  MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION.......      69

  FINANCIAL STATEMENTS OF UTFC...........................      F-1

  APPENDIX A  AGREEMENT AND PLAN OF REORGANIZATION, FORM OF AGREEMENT AND PLAN
              OF MERGER (STOCK-FOR-STOCK VERSION), AND FORM OF AGREEMENT AND PLAN OF MERGER (STOCK-FOR-CASH VERSION)

  APPENDIX B  TEXAS BUSINESS CORPORATION ACT, ARTICLES 5.11, 5.12, AND 5.13

                                    SUMMARY

       The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement-Prospectus, the Appendices hereto, and the documents incorporated by reference herein. As used in this Proxy Statement-Prospectus, the terms "Norwest" and "UTFC" refer to such entities, respectively, and where the context requires, such entities and their respective subsidiaries. All information concerning Norwest included in this Proxy Statement-Prospectus has been furnished by Norwest for inclusion or incorporation herein, and all information concerning UTFC included in this Proxy Statement-Prospectus has been furnished by UTFC to Norwest for inclusion herein.

  The Companies

       Norwest Corporation

       Norwest Corporation is a diversified financial services company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As a diversified financial services organization, Norwest operates through subsidiaries engaged in banking and in related businesses. Norwest provides retail, commercial, and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin, and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, and venture capital investment.

       At December 31, 1994, Norwest had consolidated total assets of $59.3 billion, total deposits of $36.4 billion, and total stockholders' equity of $3.8 billion. Based on total assets at December 31, 1994, Norwest was the 13th largest commercial banking organization in the United States.

       Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. Generally, management of Norwest does not make a public announcement about an acquisition until a definitive agreement has been signed. Norwest has entered into definitive agreements for the acquisition of various financial institutions, including UTFC, having aggregate total assets at December 31, 1994, of $4.4 billion. Certain of these acquisitions were consummated subsequent to December 31, 1994, and the others remain subject to regulatory approval and are expected to be completed by the end of the third quarter of 1995. None of these acquisitions are significant for the financial statements of Norwest, either individually or in the aggregate.

       Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1000, and its telephone number is 612-667-1234.

       Additional information concerning Norwest is included in the Norwest documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

       United Texas Financial Corporation

       UTFC, headquartered in Wichita Falls, Texas, is a registered bank holding company. UTFC is the sole shareholder for its two commercial banking subsidiaries, Parker Square Bank, N.A. ("Parker Square Bank") and First State Bank in Archer City (collectively, the "Banks"), which have a total of six banking offices located in Wichita Falls, Archer City, Iowa Park, and Nocona, Texas. UTFC has no nonbank subsidiaries. UTFC was incorporated in 1979 under the laws of the State of Texas. UTFC and its consolidated subsidiaries had total assets of $298.5 million, total deposits of $272.7 million, and shareholders' equity of $21.5 million, at December 31, 1994. Through the Banks, UTFC is engaged in the general banking business, offering individuals and businesses a variety of deposit accounts, safe deposit facilities, access cards, and other specialized services. In addition, the Banks offer consumer, commercial, real estate, and mortgage loans at all locations and trust services at Parker Square Bank's main facility. At December 31, 1994, UTFC and the Banks employed 131 full-time equivalent employees. See "INFORMATION ABOUT UTFC AND THE BANKS" and "FINANCIAL STATEMENTS OF UTFC."

  Terms of the Merger

       The Merger Agreement provides for the merger of Merger Co., a wholly owned subsidiary of Norwest, with UTFC, with UTFC as the surviving corporation. Upon consummation of the Merger, each outstanding share of UTFC Common Stock will be either converted into shares of Norwest Common Stock or exchanged for cash, in accordance with the provisions of the Merger Agreement. The consideration to be received by UTFC's shareholders upon consummation of the Merger will be determined as follows: (a) if the Norwest Measurement Price (as defined below) is greater than $23.00 or if the Norwest Measurement Price is less than or equal to $23.00 and holders of a majority of the outstanding shares of UTFC Common Stock vote in favor of receiving shares of Norwest Common Stock for their UTFC shares, then UTFC's shareholders will receive a number of shares of Norwest Common Stock determined in accordance with the provisions of the Merger Agreement for each share of UTFC Common Stock they hold; (b) if the Norwest Measurement Price is less than or equal to $23.00 and holders of a majority of the outstanding shares of UTFC Common Stock vote in favor of receiving cash consideration, then UTFC's shareholders will receive $120.72 for each share of UTFC Common Stock they hold. All shareholders of UTFC will receive the same form of consideration. The "Norwest Measurement Price" is the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days commencing on the trading day immediately following the day on which the Registration Statement of which this Proxy Statement-Prospectus is a part is declared effective by the Commission. If Norwest Common Stock is issued in the Merger, cash will be paid in lieu of issuing fractional shares. See "THE MERGER--Terms of the Merger."

  Special Meeting and Vote Required

       Special Meeting

       The Special Meeting of UTFC shareholders to consider and vote on a proposal to approve the Merger Agreement will be held on Tuesday, May 23, 1995, at 10:00 a.m., local time, at the Parker Square Bank Building, Suite 207, 2301 Kell Boulevard, Wichita Falls, Texas. Only holders of record of UTFC Common Stock at the close of business on April 10, 1995, will be entitled to receive notice of and to vote at the Special Meeting. At such date, there were 340,467 shares of UTFC Common Stock outstanding. Each share of UTFC Common Stock is entitled to one vote. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

       Vote Required

       Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of UTFC Common Stock. As of the record date for the Special Meeting, directors and executive officers of UTFC and their affiliates owned beneficially an aggregate of 288,456 shares, or approximately 84.7%, of the UTFC Common Stock outstanding on that date. Mr. A.R. Dillard, Jr., a director and UTFC's controlling shareholder, has entered into an agreement with Norwest to vote in favor of approval of the Merger. Accordingly, approval of the Merger is assured, even without the vote of any other shareholder of UTFC. At the record date, directors and executive officers of Norwest did not own beneficially any shares of UTFC Common Stock. See "MEETING INFORMATION--Record Date; Vote Required" and "--Principal Shareholders and Security Ownership of Management of UTFC."

  Reasons for the Merger; Recommendation of the Board of Directors of UTFC

       The Board of Directors of UTFC (the "UTFC Board"), with Mr. A.R. Dillard, Jr., abstaining from the vote, has unanimously approved the Merger and has determined that the Merger is fair to and in the best interests of UTFC and its shareholders. Consequently, the UTFC Board recommends that UTFC shareholders vote FOR approval of the Merger, but makes no recommendation as to whether the consideration to be received by the UTFC shareholders upon consummation of the Merger should be Norwest Common Stock or cash, if the option is available. In any event, UTFC shareholders should realize that Mr. Dillard's vote alone will determine the outcome of the vote, if required, on the form of consideration. See "THE MERGER--Background of and Reasons for the Merger" and "MEETING INFORMATION--Record Date; Vote Required" and "--Principal Shareholders and Security Ownership of Management of UTFC."

  Effective Date and Time of the Merger

       Subject to the terms and conditions of the Merger Agreement, the Merger will be effective on the date on which the appropriate filing is made with the Secretary of State of the State of Texas (the "Effective Date") at 11:59 p.m., Wichita Falls, Texas time (the "Effective Time"). Such filing will be made on a mutually agreed upon date, but no later than ten business days following the satisfaction or waiver of all conditions set forth in the Merger Agreement. The closing of the Merger will occur on the Effective Date (the "Closing Date"). See "THE MERGER--Effective Date and Time of the Merger" and "-- Conditions to the Merger."

  Conditions and Termination

       The respective obligations of Norwest and UTFC to consummate the Merger are subject to certain conditions, including the receipt of regulatory approvals, approval of the Merger by the shareholders of UTFC, and certain other conditions customary in transactions of this nature. In the event that UTFC Common Stock is exchanged for Norwest Common Stock, consummation of the Merger will also be subject to receipt by UTFC of an opinion regarding the tax consequences to UTFC shareholders of the Merger and receipt by Norwest of opinions that the Merger qualifies for pooling-of-interests accounting treatment. Norwest will waive the condition that the Merger be accounted for as a pooling of interests if the Merger is a stock-for-stock transaction. See "THE MERGER--Conditions to the Merger," "-- Regulatory Approvals," and "--Certain Federal Income Tax Consequences."

       The Merger Agreement may be terminated at any time prior to the time at which the appropriate filing is made with the Secretary of State of the State of Texas, whether prior to or after approval by the UTFC shareholders, by either party under specified conditions, including if the Merger shall not have been consummated by July 31, 1995, unless failure to consummate is due to the failure of the party seeking termination to perform its respective covenants and agreements under the Merger Agreement. See "THE MERGER--Waiver, Amendment, and Termination."

  Regulatory Approvals

       The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Such approval has been received. In addition, as required by Texas law, Norwest has notified the Texas Department of Banking of its intent to make an interstate acquisition. See "THE MERGER--Regulatory Approvals."

  Accounting Treatment

       It is anticipated that the Merger will be accounted for as a purchase by Norwest under generally accepted accounting principles. See
  "THE MERGER--Accounting Treatment."

  Management and Operations After the Merger

       Following the Merger, Norwest intends to operate at the present locations of the Banks and to offer products and services offered by Norwest affiliates. See "THE MERGER--Management and Operations After the Merger."

  Rights of Dissenting UTFC Shareholders

       Texas law provides a shareholder of a Texas corporation who dissents from a merger is generally entitled to receive payment of the appraised value of his or her stock. See "THE MERGER--Rights of Dissenting UTFC Shareholders."

  Certain Federal Income Tax Consequences

       If the consideration issued to the UTFC shareholders in the Merger is Norwest Common Stock, for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, (i) no gain or loss will be recognized by UTFC, Norwest, or Merger Co. as a result of the Merger, (ii) no gain or loss will be recognized by the shareholders of UTFC who exchange all of their shares of UTFC Common Stock solely for shares of Norwest Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share interest in Norwest Common Stock, (iii) the basis of the Norwest Common Stock received by the shareholders of UTFC will be the same as the basis of the UTFC Common Stock exchanged therefor, and
  (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of UTFC will include the holding period of the UTFC Common Stock if the UTFC Common Stock is held as a capital asset. Consummation of the Merger under such circumstances is dependent upon, among other conditions, receipt by UTFC of an opinion of counsel, substantially to the effect set forth above.

       If the consideration issued to the UTFC shareholders in the Merger is cash, the exchange by such shareholders of their UTFC Common Stock for cash will be treated as a taxable transaction for federal income tax purposes, and a UTFC shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Merger and the tax basis of the shares exchanged therefor. Such gain or loss will constitute capital gain or loss if the shares exchanged in the Merger were held as capital assets. Capital gain or loss will constitute long-term capital gain or loss if the shareholder's holding period with respect to the shares is greater than one year and otherwise will constitute short-term gain or loss. See "THE MERGER-- Certain Federal Income Tax Consequences."

  Market Information

       Norwest Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Chicago Stock Exchange (the "CHX"). On October 27, 1994, the last trading day preceding the signing of the Merger Agrement, the closing price per share of Norwest Common Stock was $24.375, and on April 21, 1995, the price was $25.625. There is no public market for UTFC Common Stock. UTFC shareholders are advised to obtain current market quotations for Norwest Common Stock. The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date, which may be a period of several weeks or more. As a result, if the consideration in the Merger is Norwest Common Stock, the market value per share of the Norwest Common Stock that UTFC shareholders ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus. No assurance can be given concerning the market price of Norwest Common Stock before or after the Effective Date. See "INFORMATION ABOUT UTFC AND THE BANKS."

  Certain Differences in Rights of Shareholders

       If the consideration in the Merger is Norwest Common Stock, upon consummation of the Merger, shareholders of UTFC will become stockholders of Norwest. As a result, such shareholders' rights will change significantly. See "THE MERGER--Certain Differences in Rights of Shareholders."

  Comparative Unaudited Per Share Data

       The following table presents selected comparative unaudited per share data for Norwest Common Stock on a historical and a pro forma combined basis and for UTFC Common Stock on a historical and a pro forma equivalent basis giving effect to the Merger using the purchase method of accounting. See "THE MERGER--Accounting Treatment." This information is derived from the consolidated historical financial statements of Norwest, including the related notes thereto, incorporated by reference into this Proxy Statement-Prospectus and the consolidated historical financial statements of UTFC, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. This information should be read in conjunction with such consolidated historical financial statements and the related notes thereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FINANCIAL STATEMENTS OF UTFC."

       The pro forma data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.

                      COMPARATIVE UNAUDITED PER SHARE DATA


                           Norwest Common Stock     UTFC Common Stock
                           ---------------------  ----------------------
                                       Pro Forma              Pro Forma
                           Historical  Combined   Historical  Equivalent
                           ----------  ---------  ----------  ----------
BOOK VALUE(1):

 December 31, 1994           $10.79      10.80       65.73       52.15

DIVIDENDS DECLARED(2):

 Year Ended
  December 31, 1994           0.765      0.765           -        3.69
  December 31, 1993           0.640      0.640           -        3.09
  December 31, 1992           0.540      0.540           -        2.61

NET INCOME(3):

 Year Ended
  December 31, 1994            2.41       2.40        7.01       11.59
  December 31, 1993            1.86       1.86        9.30        8.96
  December 31, 1992            1.19       1.19        9.82        5.74

(1) The pro forma combined book value per share of Norwest Common Stock is based upon the historical total combined common stockholders' equity for Norwest and UTFC divided by total pro forma common shares of the combined entities assuming conversion of the outstanding UTFC Common Stock at an exchange ratio factor of 4.8287 (the "Exchange Ratio"). The pro forma equivalent book value per share of UTFC represents the pro forma combined amount multiplied by the Exchange Ratio. The Exchange Ratio is based on an assumed aggregate number of shares of Norwest Common Stock to be issued in the Merger of 1,644,000, based on an assumed Norwest Measurement Price of $25.00 per share. See "THE MERGER-- Terms of the Merger."

(2) Assumes no changes in cash dividends per share. The pro forma equivalent dividends per share of UTFC Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by the Exchange Ratio.

(3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average shares outstanding) is based upon the combined historical net income for Norwest and UTFC divided by the average pro forma common shares of the combined entities. The pro forma equivalent net income per share of UTFC Common Stock represents the pro forma combined net income per share multiplied by the Exchange Ratio.

  Selected Financial Data

       The following table sets forth certain selected historical consolidated financial information for Norwest and UTFC. The income statement and balance sheet data included in the selected financial data for the five years ended December 31, 1994, are derived from audited consolidated financial statements of Norwest and UTFC for such five-year periods. This information should be read in conjunction with the consolidated financial statements of Norwest and the related notes thereto, included in documents incorporated herein by reference, and in conjunction with the consolidated financial statements of UTFC, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FINANCIAL STATEMENTS OF UTFC."

                      SELECTED CONSOLIDATED FINANCIAL DATA

                      NORWEST CORPORATION AND SUBSIDIARIES

                                                                   Year Ended December 31
                                                 -------------------------------------------------------
                                                   1994      1993(1)     1992(2)       1991     1990(3)
                                                 ---------  --------     --------     --------  --------
                                                          (In millions except per share amounts)
INCOME STATEMENT DATA
- ---------------------
   Interest income                               $ 4,393.7   3,946.3      3,806.4      4,025.9   3,885.8
   Interest expense                                1,590.1   1,442.9      1,610.6      2,150.3   2,320.1
                                                 ---------  --------     --------     --------  --------
     Net interest income                           2,803.6   2,503.4      2,195.8      1,875.6   1,565.7
   Provision for credit losses                       164.9     158.2        270.8        406.4     433.0
   Non-interest income                             1,638.3   1,585.0      1,273.7      1,064.0     896.3
   Non-interest expense                            3,096.4   3,050.4      2,553.1      2,041.5   1,744.5
                                                 ---------  --------     --------     --------  --------
     Income before income taxes                    1,180.6     879.8        645.6        491.7     284.5
   Income tax expense                                380.2     266.7        175.6         73.4     115.1
                                                 ---------  --------     --------     --------  --------
   Income before cumulative effect
    of a change in accounting method                 800.4     613.1        470.0        418.3     169.4
   Cumulative effect on years prior
    to 1992 of change in accounting method              --        --        (76.0)          --        --
                                                 ---------  --------     --------     --------  --------
     Net income                                  $   800.4     613.1        394.0        418.3     169.4
                                                 =========  ========     ========     ========  ========

PER SHARE DATA
- --------------
   Net income per share:
     Primary:
       Before cumulative effect of a
        change in accounting method              $    2.45      1.89         1.44         1.33      0.59
       Cumulative effect on years prior
        to 1992 of change in accounting method          --        --        (0.25)          --        --
                                                 ---------  --------     --------     --------  --------
         Net income                              $    2.45      1.89         1.19         1.33      0.59
                                                 =========  ========     ========     ========  ========

     Fully diluted:
       Before cumulative effect of a
        change in accounting method              $    2.41      1.86         1.42         1.32      0.59
       Cumulative effect on years prior
        to 1992 of change in accounting method          --        --        (0.23)          --        --
                                                 ---------  --------     --------     --------  --------
         Net income                              $    2.41      1.86         1.19         1.32      0.59
                                                 =========  ========     ========     ========  ========

   Dividends declared per common share           $   0.765     0.640        0.540        0.470     0.423


BALANCE SHEET DATA
- ------------------
   At period end:
     Total assets                                $59,315.9  54,665.0     50,037.0     45,974.5  43,523.0
     Long-term debt                                9,186.3   6,850.9      4,553.2      3,686.6   3,066.0
     Total stockholders' equity                    3,846.4   3,760.9      3,371.8      3,192.3   2,434.0


  (1) On January 14, 1994, First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in accruals and reserves for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

  (2) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

  (3) On April 19, 1991, United Banks of Colorado, Inc. ("United"), a $5.5 billion financial institution headquartered in Denver, Colorado, merged with Norwest in a pooling transaction. Norwest's historical results have been restated to include the historical results of United. Appropriate Norwest items reflect United's special provisions for credit losses and writedowns for other real estate owned, which together totaled $165 million, and $31 million of accruals for expected reorganization and restructuring costs for the year ended December 31, 1990. The special provisions were due to deterioration of several large commercial loan relationships, the anticipated results of the then recent examination by the Office of the Comptroller of the Currency, and the anticipated impact of the Resolution Trust Corporation's accelerated efforts to liquidate foreclosed properties at deep discounts.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                       UNITED TEXAS FINANCIAL CORPORATION


                                             Year Ended December 31
                                 ----------------------------------------------
                                   1994     1993     1992      1991      1990
                                 --------  -------  -------  --------  --------
                                    (In thousands except per share amounts)
INCOME STATEMENT DATA
- ---------------------
  Interest income                $ 19,345   18,024   19,699   22,899    23,407
  Interest expense                  7,741    7,519    9,289   13,408    14,897
                                 --------  -------  -------  -------   -------
    Net interest income            11,604   10,505   10,410    9,491     8,510
  Provision for credit losses          90      176      135     (169)    2,964
  Non-interest income               2,557    2,768    2,353    1,596     1,738
  Non-interest expense             10,469    9,794    9,358    9,067     9,984
                                 --------  -------  -------  -------   -------
  Income (loss) before income
   taxes                            3,602    3,303    3,270    2,189    (2,700)
  Income tax expense                1,314    1,108    1,066      743         -
                                 --------  -------  -------  -------   -------
    Income (loss) before
     extraordinary item
     and cumulative effect of a
     change in accounting method    2,288    2,195    2,204    1,446    (2,700)
  Extraordinary item - tax
   benefit of net
   operating loss carryforwards         -        -    1,003      699         -
  Cumulative effect of a
   change in
   accounting method                    -      841        -        -         -
                                 --------  -------  -------  -------   -------
    Net income (loss)            $  2,288    3,036    3,207    2,145    (2,700)
                                 ========  =======  =======  =======   =======


PER SHARE DATA
- --------------
  Income before cumulative
   effect of a
   change in accounting method      $7.01     6.73     6.76     4.43     (8.27)
  Extraordinary item - tax
   benefit of net operating
   loss carryforwards                   -        -     3.07     2.14         -
  Cumulative effect of a
   change in
   accounting method                    -     2.58        -        -         -
                                 --------  -------  -------  -------   -------
  Net income                     $   7.01     9.31     9.83     6.57     (8.27)
                                 ========  =======  =======  =======   =======

  Dividends                      $      -        -        -        -         -



BALANCE SHEET DATA
- ------------------
  At period end:
    Total assets                 $298,501  308,226  289,942  285,176   258,012
    Long-term debt                      -        -    1,167    2,400     5,030
    Total stockholders' equity     21,460   20,360   17,324   14,117    11,973


                              MEETING INFORMATION

  General

       This Proxy Statement-Prospectus is being furnished to holders of UTFC Common Stock in connection with the solicitation of proxies by the UTFC Board for use at the Special Meeting, to be held on Tuesday, May 23, 1995, and any adjournments or postponements thereof, to consider and take action upon a proposal to approve the Merger, to determine, if necessary, whether the consideration to be received by UTFC shareholders upon consummation of the Merger will be Norwest Common Stock or cash, and such other business as may properly come before the Special Meeting or any adjournments thereof. Each copy of this Proxy Statement-Prospectus mailed to holders of UTFC Common Stock is accompanied by a form of proxy for use at the Special Meeting.

       This Proxy Statement-Prospectus is also being furnished by Norwest to the shareholders of UTFC as a prospectus in connection with the issuance by Norwest of shares of Norwest Common Stock upon consummation of the Merger.

       This Proxy Statement-Prospectus, the attached Notice of Special Meeting, and the form of proxy for UTFC shareholders enclosed herewith are first being mailed to shareholders of UTFC on or about April 25, 1995.

  Date, Place, and Time

       The Special Meeting will be held at the Parker Square Bank Building, Suite 207, 2301 Kell Boulevard, Wichita Falls, Texas, on Tuesday, May 23, 1995, at 10:00 a.m., local time.

  Record Date; Vote Required

       The UTFC Board has fixed the close of business on April 10, 1995, as the record date for the determination of shareholders of UTFC entitled to receive notice of, and to vote at, the Special Meeting. On the record date there were 340,467 shares of UTFC Common Stock outstanding and entitled to vote at the Special Meeting. Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of UTFC Common Stock. The Merger cannot be consummated without the requisite approval of the Merger by the holders of UTFC Common Stock.

       As of the record date for the Special Meeting, directors and officers of UTFC and their affiliates owned beneficially an aggregate of 288,456 shares, or approximately 84.7%, of the UTFC Common Stock outstanding on that date.
  Mr. A.R. Dillard, Jr., a director and UTFC's controlling shareholder, has entered into an agreement with Norwest to vote in favor of approval of the Merger. Accordingly, approval of the Merger is assured, even without the vote of any other UTFC shareholder.

       Information regarding the shares of UTFC Common Stock beneficially owned, directly or indirectly, by certain shareholders, by each director and executive officer of UTFC, and by all directors and officers as a group is set forth in the table under the heading "Principal Shareholders and Security Ownership of Management of UTFC" below.

       At the record date, directors and executive officers of Norwest did not own beneficially any shares of UTFC Common Stock.

  Principal Shareholders and Security Ownership of Management of UTFC

       Principal Shareholders

       The following persons are known to be beneficial owners of more than 5% of the outstanding shares of UTFC Common Stock as of April 10, 1995:


                                    Number of Shares
                                      Beneficially      Percent of
        Name and Address                  Owned        Total Shares
        ----------------            -----------------  -------------
     A.R. Dillard, Jr.                    245,116 (1)         71.99%
     P.O. Box 8206
     Wichita Falls, Texas 76307

     A.R. Dillard, Jr. "C" Trust           69,900 (2)         20.53%
     P.O. Box 8206
     Wichita Falls, Texas 76307

     Robert K. Pace                        19,287 (3)          5.66%
     P.O. Box 4396
     Wichita Falls, Texas 76308

  ____________________________

   (1) Includes all of the shares owned of record by the A.R. Dillard, Jr. "C" Trust, of which Mr. Dillard is a beneficiary. Mr. Dillard has no power to vote such shares. Excludes 8,727 shares owned of record by the Nancy Jane Dillard "A" Trust, of which Mr. Dillard is a co-trustee. Mr. Dillard disclaims any beneficial ownership of such shares.

   (2) The trustees of the A.R. Dillard, Jr. "C" Trust are Robert W. Osborne and Nancy Dillard Harvey, both of whom disclaim any beneficial ownership of the shares held by such Trust.

   (3) Includes (i) 3,475 shares owned of record by Mr. Pace as Trustee of the Interoil, Inc. Profit Sharing Trust and (ii) 1,470 shares owned of record by the R.K. Pace Family Trusts, of which Mr. Pace is a beneficiary.

       To the best knowledge of the management of UTFC and the UTFC Board, no person other than those identified above owns beneficially more than 5% of the outstanding shares of UTFC Common Stock as of April 10, 1995.

       Management

       The following table shows the number of shares of UTFC Common Stock beneficially owned, as of April 10, 1995, by (i) each director of UTFC, (ii) the two executive officers of UTFC whose total annual salary and bonus exceeds $100,000, and (iii) all directors and officers of UTFC as a group.



                                            Number of Shares
                                              Beneficially           Percent of
                  Name                           Owned              Total Shares
             ---------------                -----------------       ------------
          A.R. Dillard, Jr. (1)                 245,116 (2)             71.99%

          A.R. Dillard, III (1)                     100                   .03%

          Jeff R. Dillard (1)                       106 (3)               .03%

          John T. Gavin (4)                         465                   .14%

          Lyndell Haigood                            60                   .02%

          Bill Hendrickson (1)                      642                   .19%

          Ralph Hines, Jr. (1)                    1,000                   .29%

          F.T. Johnson, Jr. (1)                   1,688                   .50%

          Clarence W. Muehlberger (1)             1,680                   .49%

          Robert W. Osborne (1)                   3,312 (5)               .97%

          Robert K. Pace (6)                     19,287 (7)              5.66%

          Thomas F. Smead (1)                    15,000                  4.41%

          Directors and Officers of
           UTFC as a Group
           (14 individuals)                     288,456 (2)(3)(5)(7)    84.72%
  _________________________

     (1) Serves as a director of UTFC.

     (2) See note (1) to the immediately preceding table.

     (3) Excludes 8,727 shares owned of record by the Nancy Jane Dillard "A" Trust, of which Mr. Dillard is a co-trustee. Mr. Dillard disclaims any beneficial ownership of such shares.

     (4) Mr. Gavin serves as President and a director of UTFC.

     (5) See note (2) to the immediately preceding table.

     (6) Mr. Pace serves as Chairman and a director of UTFC.

     (7) See note (3) to the immediately preceding table.

  Voting and Revocation of Proxies

       Shares of UTFC Common Stock represented by a proxy properly signed and received at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of UTFC Common Stock represented by such proxy will be voted FOR approval of the Merger, but will not be voted on the second proposal if a vote on such proposal is needed. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of UTFC prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

       A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding UTFC Common Stock. Because this proposal requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal.

       The UTFC Board is not aware of any business to be acted upon at the Special Meeting other than the business described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

  Solicitation of Proxies

       In addition to solicitation by mail, directors, officers, and employees of UTFC may solicit proxies from the shareholders of UTFC, either personally or by telephone, or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. UTFC will bear its own expenses in connection with any solicitation of proxies for the Special Meeting. See "THE MERGER--Expenses."

  ALL SHAREHOLDERS OF UTFC ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO UTFC IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                   THE MERGER

       This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated by reference herein. All shareholders are urged to read the Merger Agreement in its entirety.

  Background of and Reasons for the Merger

       From time to time in the last few years, UTFC received informal inquiries from bank holding companies and other financial institutions concerning a possible acquisition of UTFC. In addition, one offer was received. UTFC declined to pursue discussions with any of such parties.

       With this background, early in 1994 UTFC was contacted by Norwest to discuss its possible acquisition of UTFC. Although UTFC's principal shareholder and management were initially not interested in an acquisition of UTFC by Norwest, over a period of approximately four months financial and other information was exchanged by UTFC and Norwest, which resulted in Norwest's making its initial merger proposal to UTFC in July 1994. In response to Norwest's proposal, UTFC requested that Norwest analyze UTFC's internal five-year projection of earnings and dividends and to compare the position of UTFC's shareholders at the end of 1999 if they then held the shares of Norwest Common Stock offered by Norwest in its proposal with their position if they retained their shares of UTFC Common Stock. Norwest agreed to do so and subsequently furnished to UTFC a letter in August 1994 with attached schedules reflecting the requested information. Upon receipt of this letter, further negotiations ensued between UTFC and Norwest which ultimately led to execution of a letter of intent on August 24, 1994, by UTFC and Norwest providing for the acquisition by Norwest of UTFC in a merger in exchange for 1,550,943 shares of Norwest Common Stock. Based on the price of Norwest Common Stock around the time that the letter of intent was executed, the total value of the consideration offered for UTFC was approximately $41,100,000.

       Norwest then conducted detailed due diligence of UTFC. Upon completion of the due diligence, Norwest and UTFC entered into negotiations relating to the Merger Agreement. During this period of time, the market price of Norwest Common Stock declined significantly and, at UTFC's insistence, further discussions were held concerning changing the method of determining the number of shares of Norwest Common Stock to be issued in the Merger. As a result, the final Merger Agreement dated October 28, 1994, provided that the UTFC shareholders shall, depending upon the Norwest Measurement Price, receive in the aggregate between 1,467,857 and 1,786,957 shares of Norwest Common Stock and may elect to receive cash as an alternative form of consideration in the Merger if the Norwest Measurement Price is $23.00 or less.

       In unanimously approving the Merger, with Mr. Dillard abstaining, the UTFC Board considered the price offered for the UTFC Common Stock in absolute terms, the alternative forms of consideration, cash or Norwest Common Stock, which could be received by UTFC shareholders, the greater liquidity of Norwest Common Stock, if it is issued in the Merger, and of cash, if Norwest Common Stock is not issued, and the respective businesses, services, current and prospective earnings, financial condition, and growth expectations of UTFC and Norwest. After reviewing all these factors, the UTFC Board concluded that the Merger would be in the best interest of UTFC's shareholders. In addition, if Norwest Common Stock is issued in the Merger,

  UTFC shareholders will receive, in a tax-free exchange, the stock of a much larger and more diversified enterprise which is actively traded on national exchanges and more widely held than UTFC Common Stock.

       After the Merger, the Banks will be able to provide a broader range of services to their customers and will have access to the greater resources of Norwest in several important operational areas. The Directors believe that the Merger will increase the Banks' financial strength and provide greater geographical diversity. Finally, the Directors concluded that many of the employees of the Banks will have the opportunity for greater career advancement in a larger organization.

       THE UTFC BOARD RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT, BUT MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL 2.

  Terms of the Merger

       At the Effective Time, a wholly owned subsidiary of Norwest to be organized as a corporation under Texas law ("Merger Co.") will merge into UTFC, with UTFC as the surviving corporation, and each outstanding share of UTFC Common Stock will be either (i) converted into shares of Norwest Common Stock or (ii) exchanged for cash in accordance with the provisions of the Merger Agreement:

       1. If the Norwest Measurement Price is less than or equal to $23.00, each share of UTFC Common Stock will be converted into either (i) an amount of cash equal to $41,100,000 divided by the number of shares of UTFC Common Stock outstanding as of the Effective Time or (ii) a number of shares of Norwest Common Stock equal to 1,786,957 divided by the number of shares of UTFC Common Stock outstanding as of the Effective Time. Whether the consideration for the UTFC shares will be cash or stock will be determined by a vote of the UTFC shareholders at the Special Meeting. If the Norwest Measurement Price is greater than $23.00, there will be no cash option, and no vote on the form of consideration will be taken at the Special Meeting. ALL UTFC SHAREHOLDERS WILL RECEIVE THE SAME FORM OF CONSIDERATION.

       2. If the Norwest Measurement Price is greater than $23.00 and less than $28.00, each share of UTFC Common Stock will be converted into a number of shares of Norwest Common Stock determined by dividing $41,100,000 by the Norwest Measurement Price and then dividing the result by the number of shares of UTFC Common Stock outstanding at the Effective Time.

       3. If the Norwest Measurement Price is equal to or greater than $28.00, each share of UTFC Common Stock will be converted into a number of shares of Norwest Common Stock equal to 1,467,857 divided by the number of shares of UTFC Common Stock outstanding at the Effective Time.

  The "Norwest Measurement Price" is the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the NYSE during the period of 20 trading days commencing on the trading day immediately following the day on which the Registration

  Statement of which this Proxy Statement-Prospectus is a part is declared effective by the Commission.

       Mr. A.R. Dillard, Jr., a director and UTFC's controlling shareholder, is the beneficial owner of 245,116 shares, or 71.99%, of the UTFC Common Stock outstanding on the record date. See "MEETING INFORMATION--Record Date; Vote Required." If the Norwest Measurement Price is less than or equal to $23.00, Mr. Dillard's vote, without the vote of any other UTFC shareholder, will determine whether the consideration to be received at the closing of the Merger will be Norwest Common Stock or cash. Neither Mr. Dillard nor any other UTFC shareholder will know until shortly before the Special Meeting whether a vote on the form of consideration will be required. In addition, because Mr. Dillard's agreement with Norwest does not govern how he votes on that contingency, Mr. Dillard will not be required to decide how to vote prior to the Special Meeting. Accordingly, without attending the Special Meeting other UTFC shareholders will not know until after the Closing Date whether they will receive shares of Norwest Common Stock or cash for their UTFC shares.

       If the Registration Statement had gone effective on March 23, 1995, the period for computing the Norwest Measurement Price would have ended on April 21, 1995, the Norwest Measurement Price would have been $25.79, there would have been no cash option, and, assuming no change in the number of shares of UTFC Common Stock outstanding, each share of UTFC Common Stock outstanding would have been converted into 4.68075 shares of Norwest Common Stock. The foregoing information is provided for purposes of illustration only. There can be no assurance concerning the amount or form of consideration that UTFC shareholders will receive at the Closing. The market price for Norwest Common Stock, and accordingly, the Norwest Measurement Price, will fluctuate between the effective date of the Registration Statement of which this Proxy Statement-Prospectus is a part and the Effective Date, which may be a period of several weeks or more. The market value of each share of Norwest Common Stock that shareholders of UTFC ultimately receive in the Merger, in the event that the consideration is Norwest Common Stock, could be more or less than its market value on the date of this Proxy Statement-Prospectus.


       The Merger Agreement provides that if, between the date of the Merger Agreement and the Effective Time, shares of Norwest Common Stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment, or similar transaction, or if a stock dividend thereon is declared with a record date within the same period, and the consideration to be received by the UTFC shareholders is stock, the amount of such consideration will be adjusted appropriately.

       No fractional shares of Norwest Common Stock will be issued in the Merger. Instead, Norwest will pay to each holder of UTFC Common Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of Norwest Common Stock to which the shareholder of UTFC would otherwise be entitled multiplied by the average of the closing prices of a share of Norwest Common Stock on the NYSE for each of the five trading days ending on the day immediately preceding the Special Meeting.

       As of the Effective Time, each share of the common stock of Merger Co. outstanding will be converted into and exchanged for one share of UTFC Common Stock. Thereafter, UTFC will be a wholly owned subsidiary of Norwest.

       Shares of Norwest Common Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding.

  Effective Date and Time of the Merger

       Subject to the terms and conditions of the Merger Agreement, the Effective Date will be the date on which Articles of Merger are filed with the Secretary of State of the State of Texas. The filing will be made on a date agreed upon by the parties which will be no later than 10 business days following the satisfaction or waiver of all conditions of the Merger Agreement, and the time at which such filing will be made is hereinafter referred to as the "Time of Filing." The Effective Time will be 11:59 p.m., Wichita Falls, Texas time, on the Effective Date. Norwest and UTFC anticipate that the closing will occur as soon as practicable following the Special Meeting. See "Terms of the Merger," "Conditions to the Merger," and "Regulatory Approvals."

  Surrender of Certificates

       As soon as practicable after the Effective Time, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent"), will mail to each former holder of record of shares of UTFC Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's stock certificates (i) for a certificate representing Norwest Common Stock or, (ii) in the event that the consideration for UTFC Common Stock in the Merger is cash, for a check for the amount of cash consideration to which such holder is entitled.

       SHAREHOLDERS OF UTFC SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

       Upon surrender to the Exchange Agent of one or more certificates for UTFC Common Stock, together with a properly completed letter of transmittal, assuming that the consideration in the Merger is stock, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, where applicable, a check for the amount representing any fractional share. A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

       All Norwest Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time. No dividends in respect of the Norwest Common Stock with a record date after the Effective Time will be paid to the former shareholders of UTFC entitled to receive certificates for shares of Norwest Common Stock until such shareholders surrender their certificates representing shares of UTFC Common Stock. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Time, as the case may be, and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

  Conditions to the Merger

       The Merger will occur only if the Merger Agreement is approved by the requisite vote of the holders of UTFC Common Stock. Consummation of the Merger is subject to the satisfaction of certain conditions, most of which are customary in transactions such as the Merger. Such conditions may be waived by the parties to the extent that waiver is permitted by applicable law. Conditions to the obligations of both parties to consummate the Merger include, but are not limited to, (i) approval of the Merger Agreement by the requisite vote of shareholders of UTFC, (ii) the receipt of all necessary regulatory approvals, including the approval of the Merger by the Federal Reserve Board, and the expiration of all applicable waiting and appeal periods, and (iii) the absence of any order of a court or agency of competent jurisdiction restraining, enjoining, or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement.

       In the event that the consideration to be received by UTFC shareholders is Norwest Common Stock, UTFC's obligation to consummate the Merger is also subject, among other things, to the receipt of an opinion of counsel to UTFC to the effect that for federal income tax purposes the Merger will be a tax-free reorganization

       Norwest's obligation to consummate the Merger is also subject, among other things, to (i) in the event that UTFC Common Stock is exchanged for Norwest Common Stock, the qualification of the Merger as a pooling-of-interests for accounting purposes and the receipt from KPMG Peat Marwick LLP and Coopers & Lybrand L.L.P., Norwest's and UTFC's respective independent auditors, of letters to that effect; (ii) the total number of shares of UTFC Common Stock (including phantom shares and other share equivalents) outstanding and subject to issuance upon exercise of all warrants, options, conversion rights, phantom shares, or other share equivalents not having exceeded 340,467; (iii) the receipt of a certificate from the UTFC's Chief Executive Officer and UTFC's Chief Financial Officer concerning the financial information of UTFC included in this Proxy Statement-Prospectus; (iv) the requirement that UTFC and its subsidiaries taken as a whole shall not have sustained since June 30, 1994, any material loss or interference with its business from any civil disturbance or any fire, explosion, flood, or other calamity, whether or not covered by insurance; (v) the absence of any reasonable basis for any proceeding, claim, or action seeking to impose, or that could result in the imposition, on UTFC or any of its subsidiaries of any liability arising from the release of hazardous substances under any local, state, or federal environmental statute, regulation, or ordinance which has had or could reasonably be expected to have a material adverse effect on UTFC and its subsidiaries taken as a whole; and (vi) the absence, since October 28, 1994, of any change, other than changes in banking laws or regulations that affect the banking industry generally or changes in the general level of interest rates, or any circumstance which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, or prospects of UTFC and its subsidiaries taken as a whole. Norwest will waive the condition that the Merger be accounted for as a pooling of interests if the Merger is a stock-for-stock transaction.

  Regulatory Approvals

       Transactions such as the Merger are subject to prior approval by the Federal Reserve Board under the BHC Act, which requires that the Federal Reserve Board take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. By letter dated March 1, 1995, the Federal Reserve Board informed Norwest that it had approved the Merger. By letter dated March 9, 1995, the Texas Department of Banking notified Norwest that Norwest was in compliance with applicable Texas law concerning the Merger.

       The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

       Norwest and UTFC are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the Merger other than those described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "Conditions to the Merger," "Effective Date and Time of the Merger," and "Waiver, Amendment, and Termination."

  Conduct of Business Pending the Merger

       Under the Merger Agreement, each of UTFC and its subsidiaries is obligated to maintain the general character of its business and conduct its business in the ordinary and usual manner; and Norwest is obligated to conduct and to cause its largest subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules, and ordinances, and by judicial orders, judgments, and decrees applicable to them, their businesses, or their properties.

  Certain Covenants

       The Merger Agreement includes a number of covenants which are customary in transactions such as the Merger. The Merger Agreement provides, among other things, that, prior to the Closing Date, neither UTFC nor any of its subsidiaries will pay dividends or make any other distribution with respect to its capital stock except as specifically permitted by the Merger Agreement, and that UTFC will (i) establish such additional accruals and reserves as may be necessary to conform UTFC's accounting and credit loss practices to those of Norwest and Norwest's plans with respect to the conduct of UTFC's business following the Merger and to provide for costs and expenses related to the consummation of the transactions contemplated by the Merger Agreement; (ii) obtain and deliver environmental assessment reports (the "Environmental Reports") on certain properties; (iii) obtain and deliver title commitments and boundary surveys (the "Commitments and Surveys") for each of its bank facilities; (iv) terminate an employment agreement between Robert K. Pace and Parker Square Bank; (v) use its best efforts to sell certain oil and gas interests; and (vi) to terminate certain insurance plans maintained by the Banks.

       UTFC has also agreed, without the prior written consent of Norwest, not to (i) make any new loan or modify, restructure, or renew any existing loan, with certain exceptions, if the resulting loan, when aggregated with all other extensions of credit to such borrower, would exceed $250,000; (ii) enter into any material contracts in excess of $25,000 except for banking transactions in the ordinary course of business and in accordance with existing policies and procedures; and (iii) make any investments except investments by banking subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; (iv) authorize or incur any long-term debt other than deposit liabilities; or (v) remodel, renovate, rebuild, or alter, or sell, lease, or transfer, certain of its real properties, or to alter the plans or schedule for the construction of certain structures on such real properties.

       The Merger Agreement also includes a number of covenants of Norwest which are customary in transactions such as the Merger. The Merger Agreement provides, among other things, that, prior to the Closing Date, Norwest will
  (i) give UTFC written notice of the receipt of all regulatory approvals; (ii) permit UTFC and its representatives to examine Norwest's books, records, and properties, and to interview Norwest's officers, employees, and agents, for a period of up to 15 days prior to the Closing Date; and (iii) pay for the cost of the Environmental Reports and of the Commitments and Surveys.

  No Solicitation

       UTFC has agreed in the Merger Agreement that neither it nor any of its subsidiaries, nor any director, officer, representative, or agent of UTFC or any of its subsidiaries, will directly or indirectly solicit, authorize the solicitation of, or enter into any discussions with any party other than Norwest concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of common stock, or any other equity security of UTFC or any of its subsidiaries; (ii) to make a tender or exchange offer for any shares of such common stock or other equity security;
  (iii) to purchase, lease, or otherwise acquire the assets of UTFC or any of its subsidiaries except in the ordinary course of business; or (iv) to merge, consolidate, or otherwise combine with UTFC or any of its subsidiaries.

  Waiver, Amendment, and Termination

       The parties may, in writing, give any consent, take any action with respect to termination of the Merger Agreement or otherwise, or waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants and conditions in the Merger Agreement.

       At any time before the Time of Filing the parties may amend the Merger Agreement by action of their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors; provided, however, that no such amendment shall be made after approval of the Merger by UTFC shareholders which might adversely affect the consideration to be received by UTFC shareholders.

       The Merger Agreement provides that it may be terminated at any time prior to the Time of Filing (i) by mutual written consent of the parties; (ii) by either party by written notice to the other if the Merger shall not have been consummated by July 31, 1995, unless such failure of consummation is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Merger Agreement; or (iii) by either party by written notice to the other if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement.

  Effect on Employee Benefit Plans

       The Merger Agreement provides that, following the Effective Time, subject to any eligibility requirements applicable to such plans, employees of UTFC shall be entitled to participate in those Norwest employee benefit and welfare plans specified in the Merger Agreement. The eligible employees of UTFC shall enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after the Effective Date. Generally, UTFC employees will continue to participate in certain of UTFC's employee benefit plans until entering the Norwest plans to avoid gaps in coverage.

       Eligible UTFC employees shall receive credit for past service for the purpose of determining certain benefits under Norwest's benefit plans.

  Management and Operations After the Merger

       As of the Effective Time, UTFC will become a subsidiary of Norwest and the banking subsidiaries of UTFC will become indirect subsidiaries of Norwest. After the Closing, the banking subsidiaries of UTFC will continue to operate at their present locations, providing products and services offered by Norwest affiliates. See "Terms of the Merger."

  Certain Differences in Rights of Shareholders

       If the holders of UTFC Common Stock approve the Merger, if the consideration for their UTFC shares is Norwest Common Stock, and if the Merger is subsequently consummated, all shareholders of UTFC will become stockholders of Norwest. UTFC is incorporated under the laws of Texas, and Norwest is incorporated under the laws of Delaware. The rights of the shareholders of UTFC are governed by UTFC's Articles of Incorporation (the "UTFC Articles") and Bylaws and by the Texas Business Corporation Act (the "TBCA"). The rights of the stockholders of Norwest are governed by Norwest's Certificate of Incorporation (the "Norwest Certificate"), By-Laws, and rights plan, and by the Delaware General Corporation Law (the "DGCL"). The following summary describes certain significant differences between holding Norwest Common Stock and UTFC Common Stock. This summary is qualified in its entirety by reference to the DGCL, the Norwest Certificate, Norwest's By-Laws and rights plan, and the UTFC Articles and Bylaws.

       Authorized Stock

       UTFC. The UTFC Articles authorize the issuance of 1,000,000 shares of common stock, par value $10.00 per share. As of April 10, 1995, there were 340,467 shares of UTFC Common Stock issued and outstanding. The UTFC Board is not authorized to issue preferred stock.

       Norwest. The Norwest Certificate authorizes the issuance of 500,000,000 shares of Common Stock, par value $1 2/3 per share, and 5,000,000 shares of preferred stock, without par value ("Preferred Stock"). At December 31, 1994, 323,084,474 shares of Common Stock were issued, of which 309,144,857 were outstanding, and 13,939,617 were held as treasury shares, and 3,265,065 shares of Preferred Stock were outstanding, consisting of 1,127,125 shares of 10.24% Cumulative Preferred Stock, 980,000 shares of Cumulative Tracking Preferred Stock (of which 125,000 shares are held by a subsidiary of Norwest), 1,143,675 shares of Cumulative Convertible Preferred Stock, Series B, and 14,265 shares of ESOP Cumulative Convertible Preferred Stock. In addition, 1,250,000 shares of Preferred Stock are reserved for issuance under the Rights Agreement dated as of November 22, 1988, between Citibank, N.A. as Rights Agent, and Norwest (the "Rights Agreement"). Norwest has also authorized for issuance from time to time and registered with the Commission an additional 1,700,000 shares of Preferred Stock. Norwest has also authorized for issuance from time to time and registered or filed for registration with the Commission, pursuant to two universal shelf registration statements, an indeterminate number of securities (the "Shelf Securities") with an aggregate initial offering price, as of December 31, 1994, not to exceed $1,825,000,000. The Shelf Securities may be issued as Preferred Stock or as securities convertible into shares of Preferred Stock or Common Stock. Based on the number of shares of Preferred Stock authorized for issuance under the Norwest Certificate as of December 31, 1994, the maximum number of shares of Preferred Stock and Common Stock, respectively, that could be issued pursuant to the effective shelf registration statements, when added to shares of Preferred Stock and Common Stock already reserved for issuance, issued, or outstanding, could not exceed respectively, 5,000,000 shares of Preferred Stock and 500,000,000 shares of Common Stock. All or any portion of the authorized but unissued Preferred Stock or Shelf Securities issuable as Preferred Stock or convertible into Preferred Stock or Common Stock, may be issued by the Norwest Board without further action by stockholders. Holders of Preferred Stock have certain rights and preferences with respect to dividends and upon liquidation that are superior to those of holders of Common Stock. The relative rights and preferences of any Preferred Stock issued in the future may be established by the Norwest Board without stockholder action. Although Norwest has no current plans for the issuance of any shares of Preferred Stock, except as disclosed in this Prospectus, such shares, when and if issued, could have dividend, liquidation, voting, and other rights superior to those of the Common Stock.

       Subject to any prior rights of any Preferred Stock then outstanding, holders of Common Stock are entitled to receive such dividends as are declared by the Norwest Board out of funds legally available for that purpose. For information concerning legal limitations on the ability of Norwest's banking subsidiaries to supply funds to Norwest, see "CERTAIN REGULATORY CONSIDERATIONS." Subject to the rights, if any, of any Preferred Stock then outstanding, all voting rights are vested in the holders of Common Stock, each share being entitled to one vote. Subject to any prior rights of any Preferred Stock, in the event of liquidation, dissolution, or winding up of Norwest, holders of shares of Common Stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them. Holders of shares of Common Stock do not have any preemptive right to subscribe for any additional securities which may be issued by Norwest. The outstanding shares of Common Stock are, and the shares offered hereby will be, fully paid and nonassessable. The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, N.A. Each share of Common Stock also includes, and each share offered hereby will include, a right to purchase certain Preferred Stock. See "Rights Plans--Norwest" below.

       The foregoing description of the material terms of the Common Stock does not purport to be complete and is qualified in its entirety by reference to Article Fourth of the Norwest Certificate.

       Rights Plans

       UTFC. Unlike Norwest, UTFC has not adopted any shareholder rights plan or issued any similar rights to the holders of UTFC Common Stock. One Norwest Right (as defined below) will be attached to each share of Norwest Common Stock issued in the Merger to UTFC shareholders.

       Norwest. On November 22, 1988, the Norwest Board declared a dividend of one preferred share purchase right (collectively, the "Norwest Rights") for each outstanding share of Norwest Common Stock. The dividend was paid on December 9, 1988, to shareholders of record on that date. Holders of shares of Norwest Common stock issued subsequent to that date, including those to be issued in the Merger, receive the Norwest Rights with their shares. The Norwest Rights trade automatically with shares of Norwest Common Stock and become exercisable only under certain circumstances. The Norwest Rights are designed to protect the interests of Norwest and its shareholders against coercive takeover tactics. The purpose of the Norwest Rights is to encourage potential acquirors to negotiate with Norwest's Board of Directors prior to attempting a takeover and to give the Norwest Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The Norwest Rights may, but are not intended to, deter takeover proposals.

       Until exercised, the Norwest Rights, in and of themselves, do not confer any rights on their holders as shareholders of Norwest including, without limitation, the right to vote or receive dividends. Upon becoming exercisable, each Norwest Right will entitle the registered holder to purchase from Norwest one four-hundredth of a share of Norwest Series A Junior Participating Preferred Stock (collectively, the "Junior Preferred Shares"). The purchase price for each one four-hundredth of a Junior Preferred Share is $175.00. The purchase price is subject to adjustment upon the occurrence of certain events, including stock dividends on the Junior Preferred Shares or issuance of warrants for, or securities convertible on certain terms into, Junior Preferred Shares. The number of Norwest Rights outstanding and the number of Junior Preferred Shares issuable upon exercise of the Norwest Rights are subject to adjustment in the event of a stock split of, or a stock dividend on, Norwest Common Stock.

       The Norwest Rights will become exercisable only if a person or group acquires or announces an offer to acquire 25% or more of the outstanding shares of Norwest Common Stock. This triggering percentage may be reduced to no less than 15% by the Norwest Board prior to the time the Norwest Rights become exercisable. The Norwest Rights have certain additional features that will be triggered upon the occurrence of specified events:

            (1) If a person or group acquires at least the triggering percentage of Norwest Common Stock, the Norwest Rights permit holders of the Norwest Rights, other than such person or group, to acquire shares of Norwest Common Stock at 50% of such shares' market value. However, this feature will not apply if a person or group which owns less than the triggering percentage acquires at least 85% of the outstanding shares of Norwest Common Stock pursuant to a cash tender offer for 100% of the outstanding Norwest Common Stock.

            (2) After a person or group acquires at least the triggering percentage and before the acquiror owns 50% of the outstanding shares of Norwest Common Stock, the Board of Directors may exchange each Norwest Right, other than Norwest Rights owned by such acquiror, for one share of Norwest Common Stock or one four-hundredth of a Junior Preferred Share.

            (3) In the event of certain business combinations involving Norwest or the sale of 50% or more of the assets or earning power of Norwest, the Norwest Rights permit holders of the Norwest Rights to purchase the stock of the acquiror at 50% of such shares' market value.

       The Junior Preferred Shares will not be redeemable. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 400 times the dividend declared per share of Norwest Common Stock. In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $400.00 per share but will be entitled to an aggregate payment of 400 times the payment made per share of Norwest Common Stock. Each Junior Preferred Share will have 400 votes, voting together with the Norwest Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Norwest Common stock is exchanged, each Junior Preferred Share will be entitled to receive 400 times the amount received per share of Norwest Common Stock. These rights are protected by customary antidilution provisions.

       At any time prior to the acquisition by a person or group of the triggering percentage or more of the outstanding shares of Norwest Common Stock, the Norwest Board may redeem the Norwest Rights in whole, but not in part, at a price of $.0025 per Norwest Right (the "Redemption Price"). The redemption of the Norwest Rights may be made effective at such time, on such basis and with such conditions as the Norwest Board in its sole discretion may establish. Immediately upon any redemption of the Norwest Rights, the right to exercise such Rights will terminate and the only remaining right of the holders of Norwest Rights will be to receive the Redemption Price.

       The Norwest Rights will expire on November 23, 1998, unless extended or earlier redeemed by Norwest. Generally, the terms of the Norwest Rights may be amended by the Norwest Board without the consent of the holders of the Norwest Rights.

       Election and Removal of Directors

       UTFC. UTFC currently has 11 directors who serve for one-year terms. The UTFC Articles do not provide for cumulative voting in the election of directors to the UTFC Board, and each shareholder of UTFC may cast one vote in the election of directors for each share held of record by such shareholder. Under UTFC's Bylaws, any or all directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote on the election of directors. Vacancies on the UTFC Board may be filled by a majority vote of the remaining directors, even if the number of remaining directors is less than a quorum of the whole Board.

       Norwest. Norwest currently has 17 directors who serve for one-year terms. Norwest's Certificate does not permit cumulative voting in the election of directors to the Norwest Board, and each stockholder of Norwest may cast one vote in the election of directors for each share held of record by such stockholder. Under Norwest's By-Laws, any or all directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Vacancies on the Norwest Board may be filled by a majority vote of the directors then in office.

       Amendment of Corporate Charter and Bylaws

       UTFC. Generally, under the TBCA, amendments to articles of incorporation require the affirmative vote of the holders of two-thirds of the shares entitled to vote on the proposed amendment. Where class voting is required by the TBCA, approval requires the affirmative vote of the holders of both two-thirds of the shares of each class entitled to vote on the proposed amendment and two-thirds of the total shares entitled to vote thereon. However, as permitted by the TBCA, the UTFC Articles provide that only a majority vote is required to approve an amendment. The UTFC Articles and UTFC's Bylaws provide that both the UTFC Board and UTFC's shareholders have the power to alter, amend, or repeal its Bylaws, or adopt new Bylaws, subject to the shareholders' right to repeal the UTFC Board's authority with respect to the Bylaws.

       Norwest. The provisions of the DGCL governing the amendment of the Norwest Certificate are essentially the same as those of Texas law, except that the DGCL requires only a majority vote for approval. However, Norwest's By-Laws provide that they may be altered or amended by the affirmative vote of a majority of the Norwest Board or the holders of a majority of the outstanding Norwest stock entitled to vote on the amendment under the DCGL.

       Required Vote for Authorization of Corporate Actions

       UTFC. Under Texas law generally, the vote of two-thirds of the outstanding shares of UTFC Common Stock entitled to vote thereon is required to approve a merger, share exchange, or the sale, lease, or exchange of all or substantially all of UTFC's property and assets. However, as permitted by the TBCA, the UTFC Articles provide that only a majority vote is required to approve such transactions.

       Norwest. Under Delaware law, the vote of a majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger, consolidation, or the sale, lease, or exchange of substantially all of Norwest's corporate assets.

       In addition to being subject to the respective laws of Texas and Delaware, both UTFC and Norwest, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions. See "CERTAIN REGULATORY
  CONSIDERATIONS."

       Dissenters' Rights

       UTFC. Under the TBCA, with certain enumerated exceptions, shareholders of a Texas corporation are entitled to exercise dissenters' rights and obtain payment of the fair value of their shares in cash if the corporation engages in certain transactions. The transactions which give rise to dissenters' rights under Texas law are (i) any plan of merger to which the corporation is a party (unless the shareholders of the surviving corporation are not entitled to a vote with respect thereto); (ii) any sale, lease, exchange, or other disposition or exchange of all or substantially all of the property and assets of the corporation requiring shareholder authorization under the TBCA; and
  (iii) any plan of exchange pursuant to which the shares of the corporation are to be acquired. For further information concerning UTFC shareholders' dissenters' rights with respect to the Merger, see the more detailed discussion below under "Rights of Dissenting UTFC Shareholders."

       Norwest. Under the DCGL, a shareholder is generally entitled to receive payment of the appraised value of such shareholder's shares if the shareholder dissents from a merger or consolidation. However, appraisal rights are not available to holders of (a) shares listed on a national securities exchange or held of record by more than 2,000 persons or (b) shares of the corporation surviving a merger, if the merger did not require the approval of the shareholders of such corporation, unless in either case, the holders of such stock are required by the terms of the merger to accept anything other than
  (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders, or (iii) cash in lieu of fractional shares of such stock. Appraisal rights are not available to Norwest shareholders for a sale of assets or an amendment to Norwest's Certificate. Because Norwest Common Stock is listed on both the NYSE and the CHX, and Norwest has more than 2,000 shareholders of record, its shareholders are not, subject to the aforementioned exceptions, entitled to any rights of appraisal in connection with mergers or consolidations involving Norwest.

       Special Meetings of Shareholders

       UTFC. Under the TBCA, a special meeting of shareholders may be called by UTFC's president, the UTFC Board, the holders of at least ten percent of all of the shares entitled to vote at the meeting, and such other persons as may be authorized by the articles of incorporation or bylaws. UTFC's Bylaws permit special meetings of shareholders to be called by parties other than those specifically enumerated in the TBCA.

       Norwest. Under the DCGL and the By-Laws of Norwest, a special meeting of shareholders may be called only by the Chairman of the Board, a Vice Chairman, the President, or a majority of the Board of Directors.

       Limitation of Directors' Liability and Indemnification

       UTFC. Under the TBCA and the UTFC's Articles, a director of UTFC is not liable for any act or omission in his or her capacity as a director, provided that the act or omission did not (i) involve a breach of the director's duty of loyalty, (ii) involve bad faith that constitutes a breach of duty, intential misconduct, or a knowing violation of law, (iii) involve a transaction from which the director received an improper benefit, or (iv) give rise to liability which is expressly provided for in an applicable statute.

       The UTFC Articles provide that UTFC shall indemnify its officers and directors who are made a party to any action, suit, or proceeding (all such actions, "Proceeding") from any judgments, fines, settlements, and reasonable expenses, including attorneys' fees, if such person was made a party to the action by reason of the fact that he or she is or was an officer or director of UTFC, provided that (i) he or she is successful on the merits or (ii) acted in the transaction which is the subject of the Proceeding in good faith and in a manner he or she reasonably believed was in the best interest of UTFC or not opposed to UTFC's best interest; and in the case of any criminal Proceeding, provided that he or she had no reasonable cause to believe the conduct was unlawful. If the action was by or in the right of UTFC (a "derivative action"), indemnification is available only for any reasonable expenses incurred.

       No indemnification is available where the officer or director is adjudged liable for negligence or misconduct in the performance of his or her duty as a director. A court of appropriate jurisdiction may order indemnification if the court determines that the director is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. Expenses incurred in defending any action may be paid by UTFC in advance of the final disposition of such action upon receipt of an undertaking by a director or officer to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified.

       Norwest. Under the DGCL, absent a provision in the certificate of incorporation to the contrary, directors can be held liable for gross negligence in connection with the decisions made on behalf of the corporation and the performance of their duty of care, but will not be liable for simple negligence. As permitted under Delaware law, the Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (i) any breach of a director's duty of loyalty to Norwest or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
  (iii) payment of a dividend or approval of a stock repurchase in violation of
  Section 174 of the DGCL, or (iv) any transaction from which the director derives improper personal benefit. This provision protects the members of the Norwest Board against personal liability for monetary damages from breaches of their duty of care. However, it does not eliminate the director's duty of care. For example, this provision in the Norwest Certificate has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

       Delaware law provides that directors, officers, and other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than a derivative action) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions. In the case of derivative actions, Delaware law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits of any claim or defense described above, indemnification for expenses (including attorneys' fees) actually and reasonably incurred is mandated by Delaware law.

       The Norwest Certificate provides that Norwest must indemnify, to the fullest extent authorized by Delaware law, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by Delaware law, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

       The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

       Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees, or agents of Norwest or another entity against any expense, liability, or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability, or loss under Delaware law.

       The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or By-Laws, agreement, vote of shareholders or disinterested directors, or otherwise.

       Antitakeover Statutes

       UTFC. The TBCA does not include any provision that regulates the accumulation of shares of voting stock of, or business combinations with, Texas corporations.

       Norwest. The Delaware antitakeover statute governs business combinations between a publicly held Delaware corporation having certain numbers of shareholders or listed on certain exchanges and an interested shareholder. This statute is designed primarily to regulate the second step of a two-tiered takeover attempt. Delaware law broadly defines a "business combination" as including a merger, sale of assets, issuance of voting stock, and various other types of transactions with an interested shareholder and other related parties. An "interested shareholder" is defined as any person who beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. Delaware law prohibits a corporation from engaging in a business combination with an interested shareholder for a period of three years following the date on which the shareholder became an interested shareholder, unless (a) the board of directors approved the business combination before the shareholder became an interested shareholder,
  (b) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, such shareholder owned at least 85% of the voting stock outstanding when the transaction began, excluding in computing such percentage shares held by certain types of shareholders, or (c) the board of directors approved the business combination after the shareholder became an interested shareholder and the business combination was approved by at least two-thirds of the outstanding voting stock not owned by such shareholder.

       In addition to being subject to the laws of Delaware, Norwest and UTFC, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations, and certain other corporate transactions.

       Restrictions on Declaration of Dividends

       UTFC. Under the TBCA, the UTFC Board may authorize the payment of dividends to UTFC's shareholders, provided that no such distribution of dividends may be made if (i) after giving effect thereto, UTFC would be insolvent or (ii) the distribution would exceed UTFC's surplus.

       Norwest. Under the DGCL, the Norwest Board may authorize and pay dividends to Norwest's stockholders either (i) out of surplus, which is that part of Norwest's net assets which is in excess of the amount determined by the Norwest Board to be capital, provided that, for a corporation like Norwest with par value capital stock, the capital may not be less than the aggregate par value of its issued shares, or (ii) if there is no surplus, out of Norwest's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The board of directors of a Delaware corporation may reduce the corporation's capital, provided that the corporation's assets remaining after the reduction are sufficient to pay any of the corporation's debts for which payment has not otherwise been provided.

  Rights of Dissenting UTFC Shareholders

       The following is a brief summary of the rights of dissenting shareholders pursuant to Texas law and does not purport to be a complete statement thereof. The summary is qualified in its entirety by reference to Articles 5.11 through
  5.13 of the TBCA, which are set forth in full in Appendix B to this Proxy Statement-Prospectus.

       Record holders of UTFC Common Stock will have the right to dissent with respect to the Merger and, subject to certain conditions, receive a cash payment equal to the fair value of their shares under Texas law. Any shareholder who wishes to assert his or her dissenter's rights must cause UTFC to receive, before the vote on the Merger is taken, written notice of his or her intent to demand payment for his or her shares if the Merger is consummated and may not vote any of his or her shares in favor of the Merger or on proposal 2. Voting against the Merger is not sufficient, in and of itself, for a shareholder to assert his or her dissenter's rights.

       In the event the UTFC shareholders approve the Merger at the Special Meeting, Merger Co. is required to deliver or mail a written notice to all shareholders who are entitled to demand payment for their shares no later than 10 days after the consummation of the Merger. Any shareholder to whom a notice is sent by Merger Co. and who desires to exercise his or her dissenter's rights must, within 10 days from the delivery or mailing of Merger Co.'s notice, make written demand on Merger Co. for the payment of the fair value of his or her shares. Pursuant to the TBCA, the fair value of the shares is the value thereof as of the day immediately preceding the Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger. The demand must state the number of shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder who does not demand payment for his or her shares within the 10 day period is bound by the Merger. Upon receiving a demand for payment from a dissenting shareholder, Merger Co. must make an appropriate notation of the demand in its shareholder records. Within 20 days after making such demand, the dissenting shareholder must submit his or her share certificates to Merger Co. for notation thereon that demand has been made.

       Within 20 days after Merger Co.'s receipt of a demand from a dissenting shareholder, it must deliver or mail to the shareholder a written notice that either accepts the amount claimed in the shareholder's demand as the fair value of the shares or sets forth Merger Co.'s estimate of the fair value of the shares. If the shareholder's amount is accepted, the notice must state that Merger Co. will pay that amount to the shareholder within 90 days after the date the Merger was effected, upon surrender of the certificates for the shareholder's shares, duly endorsed. If the notice includes Merger Co.'s estimate of the fair value of the shares, such notice must also include an offer to pay the amount of that estimate to the shareholder within 90 days after the date the Merger was effected, upon receipt of notice within 60 days after that date from the shareholder that he or she agrees to accept that amount and surrenders the certificates for the shareholder's shares. The failure of a dissenting shareholder to submit his or her share certificates for notation terminates such shareholder's right to dissent, at the option of Merger Co., unless a court of competent jurisdiction for good and sufficient cause otherwise directs.

       If, within 60 days after the date on which the Merger was effected, the value of the shares is agreed upon by Merger Co. and the dissenting shareholder, then payment for the shares must be made by Merger Co. to the shareholder within 90 days after the date on which the Merger was effected, upon the shareholder's surrender of the certificates, duly endorsed. Upon payment of the agreed value, the shareholder ceases to have any interest in the shares or UTFC.

       If, however, within 60 days after the date on which the Merger was effected, the dissenting shareholder and Merger Co. do not agree upon the value of the shares, then either may, within an additional 60 days after the expiration of the first 60 day period, file a petition in any court of competent jurisdiction in Wichita County, Texas, asking the court to determine the fair value of the shareholder's shares. If the petition is filed by the shareholder, Merger Co. must, within 10 days after service of the petition upon it, file in the office of the clerk of the court a list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Merger Co. If the petition is filed by Merger Co., then the petition must be accompanied by such list. The clerk of the court then gives notice of the time and place fixed for the hearing by the court of the petition by registered mail to Merger Co. and each of the shareholders named on the list at the addresses stated therein, and the shareholders as notified and Merger Co. are bound by the final judgment of the court.

       After the hearing of the petition, the court determines the shareholders who have complied with the foregoing procedure and become entitled to the valuation of and payment for their shares and appoints one or more appraisers to determine that value. The appraisers may examine the books and records of UTFC and are required to afford a reasonable opportunity to the interested parties to submit pertinent evidence as to the value of the shares. The appraisers then determine the fair value of the shares of all of the shareholders entitled to payment for their shares and file their report of that value in the office of the clerk of the court, who gives notice of such filing to the parties in interest. After hearing any exceptions to the report, the court then determines the fair value of the shares of all the shareholders entitled to payment and directs Merger Co. to pay that value, together with interest thereon, beginning 91 days after the date on which the Merger was effected until the date of the judgment, to the shareholders entitled to payment, upon surrender of the certificates for their shares, duly endorsed. Upon payment of the judgment, the dissenting shareholders cease to have any interest in those shares or UTFC. The court allows the appraisers a reasonable fee as court costs, and all court costs are allotted between the parties in a manner as the court determines to be fair and equitable.

       Any shareholder who has demanded payment for his or her shares may withdraw such demand at any time before payment for the shares or before any petition is filed seeking a determination of the fair value of the shares and, with the consent of Merger Co., after any such petition is filed. If (i) the demand is withdrawn, (ii) Merger Co. has terminated the shareholder's rights under Article 5.12 because of the failure of the shareholder to submit the certificates for his or her shares for notation of demand, (iii) no petition is timely filed, or (iv) after hearing the petition, the court determines the shareholder is not entitled to the relief provided by Article 5.12, then the shareholder is conclusively presumed to have approved the Merger and is bound thereby, and his or her status as a shareholder is restored and he or she is entitled to receive any dividends paid to shareholders in the interim.

       In the absence of fraud, the remedy provided by Article 5.12 of the TBCA to a shareholder objecting to the proposed Merger is the exclusive remedy for the recovery of the value of his or her shares and, if Merger Co. complies with Article 5.12, then any shareholder who fails to comply with the requirements of Article 5.12 is not entitled to bring suit for the recovery of the value of his or her shares or money damages to the shareholder with respect to the Merger.

  Certain Federal Income Tax Consequences

       Scope of Opinion

       The federal income tax discussion set forth below is a summary of certain material U.S. federal income tax consequences of the Merger. Sherrill, Crosnoe & Goff, A Professional Corporation, counsel to UTFC, will render a tax opinion regarding the material federal income tax aspects of the Merger if the consideration issued to the UTFC shareholders in the Merger is Norwest Common Stock. The opinion will be limited in its scope. Among other items, it will not cover the special tax consequences, if any, that might apply to UTFC shareholders who may be entitled to special treatment under the Code (such as foreign persons, tax-exempt organizations, retirement plans and S corporations) or do not hold their shares of UTFC Common Stock as a capital asset. Moreover, the opinion will not address the federal income tax consequences of the Merger if the consideration issued to the UTFC shareholders is cash, or any state or local tax aspects of the Merger.

       Assumptions and Conditions to Opinion

       The opinion will be subject to and based on a number of assumptions and factual representations. If any of these representations or assumptions is not true or accurate, the opinion could be different. The material assumptions and representations will be:

       (1) the Merger and related transactions will take place as described in the Merger Agreement and in this Proxy Statement-Prospectus, and the facts described in those documents are accurate, complete and will not materially change, and the conduct of the parties is and will be materially consistent with those facts;

       (2) the Merger will be a valid merger under applicable state law; and

       (3) the representations made to Sherrill, Crosnoe & Goff, A Professional Corporation by Norwest and by UTFC in their respective representation letters that will be delivered to Sherrill, Crosnoe & Goff, A Professional Corporation, which will not have been independently verified, are true, complete and accurate in all material respects.

       The opinion will also be subject to the condition that as a result of the Merger, the former owners of the UTFC Common Stock will have a continuing interest in Norwest through the ownership of Norwest Common Stock that is equal in value to at least 50% of the value of all of the UTFC Common Stock immediately prior to the Merger. UTFC will represent that, to the best of its knowledge, this condition will be satisfied. Whether this condition is in fact satisfied, however, will depend on actual Norwest Common Stock dispositions made by the UTFC shareholders.

       Description of Opinion

       Subject to the assumptions, conditions and qualifications described above, and based on existing federal income tax law, Sherrill, Crosnoe & Goff, A Professional Corporation will render an opinion that, if the consideration issued to the UTFC shareholders in the Merger is Norwest Common Stock, for federal income tax purposes:

            (1) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and Norwest, UTFC and Merger Co. will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

            (2) no gain or loss will be recognized by UTFC, Norwest or Merger Co. as a result of the Merger;

            (3) no gain or loss will be recognized by the shareholders of UTFC upon their receipt of Norwest Common Stock in exchange for their UTFC Common Stock; however, the payment of cash in lieu of fractional share interests in Norwest Common Stock will be treated as if the fractional shares were distributed as part of the Merger and then were redeemed by Norwest, and UTFC shareholders who receive these cash proceeds will be treated as having received a distribution in full payment in exchange for the fractional shares redeemed as provided in Section 302(a) of the Code;

            (4) the tax basis of the shares of Norwest Common Stock (including the fractional share interests) received by the shareholders of UTFC will be the same as the tax basis of their UTFC Common Stock exchanged therefor; and

            (5) the holding period of Norwest Common Stock in the hands of the UTFC shareholders will include the holding period of their UTFC Common Stock exchanged therefor, provided such UTFC Common Stock is held as a capital asset at the Effective Time of the Merger.

       Cash Alternative

       If the consideration issued to the UTFC shareholders in the Merger is cash, rather than Norwest Common Stock, then the exchange by UTFC shareholders of their shares of UTFC Common Stock for cash will be a taxable transaction for federal income tax purposes. A shareholder whose shares are exchanged generally will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Merger and the tax basis of the shares exchanged therefor. Such gain or loss will constitute capital gain or loss if the shares exchanged in the Merger were held as capital assets. Capital gain or loss will constitute long-term capital gain or loss if the shareholder's holding period with respect to the shares is greater than one year and otherwise will constitute short-term capital gain or loss.

       Under current federal income tax law, the highest marginal tax rate applicable to ordinary income of individuals is 39.6% and such rate applicable to corporations is 39%. Net capital gains (the excess of net long term capital gains over net short term capital losses) currently are taxed at 28% for individuals and the regular corporate rates for corporations. Individuals may use up to $3,000 of net capital losses to offset ordinary income.

       THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE EXISTING PROVISIONS OF THE CODE, THE APPLICABLE TREASURY REGULATIONS ISSUED THEREUNDER AND THE OFFICIAL PUBLISHED INTERPRETATION OF THOSE PROVISIONS BY THE INTERNAL REVENUE SERVICE AND THE COURTS, ALL OF WHICH ARE SUBJECT TO CHANGE, WHICH CHANGES COULD BE APPLIED RETROACTIVELY. IF THE APPLICABLE LAW CHANGES, THE OPINION COULD BE DIFFERENT. FURTHER, THE INCOME TAX DISCUSSION DOES NOT CONSIDER THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY STOCKHOLDER. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

  Resale of Norwest Common Stock

       The shares of Norwest Common Stock issuable to shareholders of UTFC upon consummation of the Merger have been registered under the Securities Act.
  Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of UTFC or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those shareholders of UTFC who are deemed to be "affiliates" of UTFC may be resold without registration as provided for by Rule 145, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of UTFC generally include individuals or entities that control, are controlled by or are under common control with, UTFC, and may include the executive officers and directors of UTFC as well as certain principal shareholders of UTFC. In the Merger Agreement, UTFC has agreed to use its best efforts to cause each UTFC shareholder who is an executive officer or director of UTFC or who may otherwise reasonably be deemed to be an affiliate of UTFC to enter into an agreement with Norwest providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Merger (i) except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder, and (ii) during the periods when any such sale, transfer, or other disposition would, under generally accepted accounting principles or the rules, regulations, or interpretations of the Commission, disqualify the Merger from pooling-of-interests accounting treatment. See "THE MERGER-- Accounting Treatment." In general, such periods encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Norwest and UTFC. This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of UTFC.

  Stock Exchange Listing

       The Merger Agreement provides for the filing by Norwest of listing applications with the NYSE and the CHX covering the shares of Norwest Common Stock issuable upon consummation of the Merger. It is a condition to the consummation of the Merger that such shares of Norwest Common Stock shall have been authorized for listing on the NYSE and the CHX.

  Dividend Reinvestment and Optional Cash Payment Plan

       Norwest currently has an automatic Dividend Reinvestment and Optional Cash Payment Plan which provides in substance, for those shareholders who elect to participate, that dividends on Norwest Common Stock will be reinvested in shares of Norwest Common Stock at market price (as defined in the plan). The plan also permits participants to invest through voluntary cash payments, within certain dollar limitations, in additional shares of Norwest Common Stock at the market price (as defined in the plan) of such stock at the time of purchase. It is anticipated that after the Effective Time of the Merger, Norwest will continue to offer its Dividend Reinvestment and Optional Cash Payment Plan and that shareholders of UTFC who receive Norwest Common Stock in the Merger will have the right to participate therein.

  Accounting Treatment

       It is anticipated that the Merger will be accounted for as a purchase transaction in accordance with generally accepted accounting principles.

       The unaudited per share data contained in this Proxy Statement-Prospectus has been prepared using the purchase method of accounting to account for the Merger. See "SUMMARY--Comparative Unaudited Per Share Data."

  Expenses

      Except as otherwise provided in the Merger Agreement, Norwest and UTFC will each pay their own expenses in connection with the Merger, including fees and expenses of their respective accountants and counsel.

                      INFORMATION ABOUT UTFC AND THE BANKS

  General

       UTFC is a bank holding company registered under the BHC Act, which currently owns two banks, Parker Square Bank, N.A., based in Wichita Falls, Texas, and First State Bank in Archer City ("First State Bank"). At December 31, 1994, UTFC and its consolidated subsidiaries had total assets of $298.5 million, total deposits of $272.7 million, shareholders' equity of $21.5 million and 131 full-time equivalent employees.

       UTFC was incorporated as a Texas corporation in 1979 for the purpose of acquiring Parker Square Bank, which had been chartered as a state banking association in 1954. UTFC completed the acquisition of Parker Square Bank in 1980 and acquired First State Bank in 1981. In 1982, UTFC acquired Farmers National Bank in Seymour, Texas (the "Seymour Bank") and in 1984 it added Farmers & Merchants National Bank of Nocona in Nocona, Texas (the "Nocona Bank"). In 1990, UTFC sold the Seymour Bank to another bank holding company and merged Parker Square Bank into the Nocona Bank, changed its main location to Wichita Falls, Texas, and converted the former offices of the Nocona Bank into branch facilities of Parker Square Bank. The merger resulted in Parker Square Bank's becoming a national bank.

       Parker Square Bank is the lead bank of UTFC and has its main office at 2301 Kell Boulevard, Wichita Falls, Texas 76308. It has a total of four branches. Two of these branches are located in Wichita Falls, one is located in Iowa Park, Texas (a town with population of approximately 6,500 located 10 miles west of Wichita Falls), and one is located in Nocona, Texas (a town with population of approximately 2,800 located 40 miles east of Wichita Falls).
  The Bank's market area consists primarily of Wichita, Clay, and Montague Counties, Texas and adjacent counties in Texas and southern Oklahoma. Wichita Falls, with a population of approximately 100,000, is the largest city in Parker Square Bank's market area. Parker Square Bank had deposits as of December 31, 1994, of $242.7 million.

       First State Bank was chartered as a state banking association in 1909 and is based in Archer City, Texas, a town with population of approximately 1,800 located 30 miles south of Wichita Falls. First State Bank's market area consists primarily of Archer County, Texas. At December 31, 1994, deposits were $30.0 million.

       The Banks are full service, independent community banks which offer individuals and businesses a variety of deposit accounts, safe deposit facilities, access cards, and other specialized services. In addition, the Banks offer consumer, commercial, real estate, and mortgage loans at all locations and trust services at Parker Square Bank's main facility.


  Properties

       UTFC conducts its operations from Parker Square Bank's principal offices located at 2301 Kell Boulevard, Wichita Falls, Texas. Parker Square Bank owns its main banking facility and its suburban Wichita Falls and Nocona branch facilities; it leases its branch facilities located in downtown Wichita Falls and in Iowa Park. First State Bank owns its main bank facility.

       Set forth below is certain information regarding the properties of the
  Banks:

Bank Facility                      Address           Square Footage  Date Opened
- -------------                      -------           --------------  -----------
Parker Square Bank -      2301 Kell Boulevard                45,000         1961
     Main Office          Wichita Falls, Texas (1)

Parker Square Bank -      809 Eighth Street                   2,500         1989
     Branch Facilities    Oil & Gas Building
                          Wichita Falls, Texas (2)

                          2714 Southwest Parkway              3,160         1994
                          Wichita Falls, Texas

                          219 West Park Avenue                2,500         1993
                          Iowa Park, Texas (3)

                          105 East Highway 82                 1,850         1981
                          Nocona, Texas (4)

First State Bank -        200 North Center Street             9,000         1984
     Main Office          Archer City, Texas
- ----------------------------

  (1)  See the discussion immediately following this table.

  (2)  Leased until June 1, 1999.

  (3)  Leased until April 1, 1998.

  (4) Until January 1, 1995, Parker Square Bank owned an additional 11,000 square foot facility located at 220 Clay Street in Nocona, which served as the Nocona branch's main office, and the Highway 82 location was used as a drive-in facility only. On that date, the Clay Street facility was donated to the local school district with Parker Square Bank's retaining the use of the facility, free of charge, until the Highway 82 facility could be enlarged and remodeled to become the main Nocona branch office. When the remodeling is finished, Parker Square Bank will relinquish any use of the Clay Street facility.

       Parker Square Bank's main facility is a two-story, 45,000 square foot structure located in the Parker Square Shopping Center in Wichita Falls. The facility houses the Bank's lending and teller operations, accounting and electronic data processing facilities, as well as the executive offices of Parker Square Bank and UTFC. Parker Square Bank currently owns an additional one-story, 21,000 square foot building located immediately adjacent to the main facility to the east. This building has never been used in Parker Square Bank's operations but instead was leased to other parties for retail business facilities. On September 30, 1994, this building was transferred to Parker Square Bank's "other real estate owned" category. With Norwest's consent, Parker Square Bank subsequently contracted to sell this building and is currently remodeling it according to the new owner's plans and specifications as part of the sale. The sale is expected to be completed in May 1995.

  Regulation and Supervision

       As a bank holding company, UTFC is subject to regulation by and files quarterly reports with the Federal Reserve Board. The Federal Reserve Board is authorized to conduct examinations of UTFC and any of its subsidiaries. The Federal Reserve Board may also exercise cease and desist powers over bank holding companies and their nonbank affiliates if their actions represent unsafe or unsound practices or violation of law.

       The Banks and their operations are affected by various restrictions and requirements under the laws of the United States and the State of Texas.
  Under these generally applicable federal and state restrictions and requirements, the Banks must maintain reserves against deposits and are restricted with respect to the nature and amount of loans which they may make, the interest that they may charge on those loans, and the conditions under which they may pay dividends on their capital stock.

  Competition

       The Banks experience considerable competition in both attracting deposits and lending funds. Competition in lending comes principally from other commercial banks and savings and loan associations located in the Banks' respective market areas and, to a lesser extent, from mortgage companies, insurance companies, governmental agencies, credit unions, real estate investment trusts, and other financial institutions. Competition for deposits comes principally from other commercial banks, savings and loan associations, and credit unions. The primary factors in competing for deposits among these institutions are interest rates paid on accounts, convenience of office locations, and extent of services offered. In the conduct of certain aspects of these banking businesses, the Banks compete not only with the institutions mentioned above, but also with insurance companies, small loan companies, and other financial institutions.

  Legal Proceedings

       The nature of the Banks' businesses cause them to be involved in routine legal proceedings from time to time. Other than such proceedings incidental to the Banks' businesses, the respective managements of the Banks believe that there are no pending or threatened legal proceedings which, upon resolution, would have a material adverse effect on the financial condition or results of operation of the Banks.

  Market Information and Dividends

       Market Information; Shareholders

       There has been no public market for shares of UTFC Common Stock. As of the record date for the Special Meeting, there were issued and outstanding 340,467 shares of UTFC Common Stock, held by 53 holders of record.

       Dividends

       UTFC has not paid any dividends since 1988. The amount of dividends that UTFC is permitted to pay is limited by the supervisory policy of the Federal Reserve Board. See "CERTAIN REGULATORY CONSIDERATIONS--Dividend Restrictions."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

The following is management's discussion and analysis of the significant factors affecting UTFC's results of operations and financial condition. This should be read in conjunction with the audited financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

FINANCIAL CONDITION

Total assets decreased by $9,725,000 during 1994 to $298,501,000 at December 31, 1994, following an increase of $18,284,000 during 1993 to $308,226,000 at
December 31, 1993. The 1994 decrease is reflected in a decrease in investment securities. The 1993 increase is reflected in an increase in investment securities and net loans.

Loans increased $23,299,000 during 1994 to $152,031,000 at December 31, 1994.
Investments decreased $26,050,000 during 1994 to $119,663,000 at December 31, 1994. Premises and equipment increased $469,000 during 1994 to $4,999,000 at December 31, 1994, as a result of the construction and opening of a new branch facility. Other real estate owned increased $1,018,000 to $1,155,000 at December 31, 1994. The December 31, 1994 balance includes $963,000, which was formerly held for future bank expansion and is currently under a contract of sale. Deposits decreased $11,942,000 during 1994 to $272,663,000 for December 31, 1994. This decrease was primarily due to low interest rates and the outflow of interest bearing deposits to alternative deposit products (annuities and mutual funds). The decline of this funding source resulted in a reduction in total cash and cash equivalents of $8,625,000 to $14,434,000 at December 31, 1994. Additionally, short term borrowing rose by $1,160,000 to $3,497,000 at December 31, 1994.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994, 1993 and 1992

General

UTFC's income before taxes increased to $3,602,000 for the year ended December 31, 1994, compared to $3,303,000 for the year ended December 31, 1993 and $3,271,000 for the year ended December 31, 1992. UTFC utilized its remaining net operating loss carry forward in 1992 to offset Federal income tax expense of $1,003,000, which was reported as an extraordinary item. During 1993, UTFC recognized the cumulative effect of a change in method of accounting for income taxes which resulted in an increase in earnings of $841,000. As a result of the absence of such items, UTFC's net income decreased to $2,288,000 for the year ended December 31, 1994, compared to $3,036,000 for the year ended December 31, 1993 and $3,207,000 for the year ended December 31, 1992. Return on average assets and return on average equity were 0.75 percent and 10.81 percent, respectively for 1994, as compared to 1.02 percent and 15.98 percent, respectively, for 1993 and 1.12 percent and 20.22 percent, respectively, for 1992.

Net Interest Income

UTFC's tax-equivalent net interest income to average earning assets increased to
4.15 percent in 1994 from 3.83 percent in 1993 and 4.04 percent in 1992. Tax-equivalent interest income was $19,383,000 for the year ended December 31, 1994, compared to $18,028,000 for December 31, 1993, and $19,786,000 for December 31, 1992. Interest expense increased 3.0 percent to $7,741,000 for the year ended December 31, 1994, compared to $7,519,000 for December 31, 1993. Interest expense for 1993 represented a decrease of 19.1 percent compared to $9,289,000 for December 31, 1992. This decrease was attributable to a decline in interest rates. Tax-equivalent yield on interest-bearing assets was 6.91 percent in fiscal 1994 compared to 6.57 percent and 7.61 percent for fiscal 1993 and 1992, respectively. The average cost of interest-bearing liabilities was 3.24 percent in fiscal 1994 compared to 3.15 percent and 3.98 percent for fiscal 1993 and 1992, respectively.

Allowance for Loan Losses

The allowance for loan losses is established by a charge to income as a provision for loan losses. Actual loan losses or recoveries are charged or credited directly to this allowance. The provision for loan losses is based on management's estimate of the amounts required to maintain an allowance adequate to reflect losses inherent in the loan portfolio at the balance sheet date, however, ultimate losses may vary from the current estimates. In estimating losses, consideration is given to the financial condition of the borrower, guarantor, current and anticipated economic conditions and collateral values. These estimates are reviewed periodically, and adjustments to either increase or decrease the allowance are reported in earnings in the period in which they become known.

Management believes that UTFC's allowance for loan losses is adequate to cover known or anticipated losses. There can be no assurance, however, that management will not decide to increase the allowance for loan losses or that regulators, when reviewing UTFC's loan portfolios in the future, will not request UTFC to increase such allowance, either of which could adversely affect UTFC's earnings. Further, there can be no assurance that UTFC's actual loan losses will not exceed its allowance for loan losses.

UTFC's provision for loan losses was $90,000, $176,000 and $135,000 for the years ended December 31, 1994, 1993 and 1992, respectively. The decrease in the 1994 provision was the result of a lower ratio of non-performing loans to total gross loans.

Noninterest Income and Expense

Noninterest income, excluding gains on sales of securities and other real estate decreased $281,000 to $2,315,000 for the year ended December 31, 1994, compared to $2,596,000 and $2,004,000 for the years ended 1993 and 1992, respectively. Gains on sales of securities were $148,000, $58,000 and $191,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

Gains on the sales of other real estate owned were $94,000, $114,000 and $158,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

Noninterest expense increased $674,000 to $10,469,000 for the year ended December 31, 1994, compared to $9,795,000 and $9,358,000 for the years ended 1993 and 1992, respectively. The following table presents a summary of operating expenses and percentage changes (dollars in thousands):

                                                                  Percentage Increase
                                                                       (Decrease)
                                                                 ---------------------
                                     1994      1993      1992      1993/94    1992/93
                                   -------    ------    ------     -------    -------
Salaries and employee benefits     $ 4,816    $4,946    $4,696       (2.63%)   5.32%
Net occupancy                          906       706       650       28.33%    8.62%
Equipment and data processing          820       826       764       (0.72%)   8.12%
Professional fees                      436       305       304       42.95%    0.33%
Other expense                        3,491     3,012     2,944       15.90%    2.31%
                                   -------    ------    ------      -------    -----
                                   $10,469    $9,795    $9,358        6.88%   04.67%
                                   =======    ======    ======      =======   ======

The increase in other expense in 1994 was largely attributable to a $577,000 provision for potential loss on life insurance contracts covering the lives of bank officers. The provision resulted from the insurer being placed in rehabilitation and reduced UTFC's return on average assets by 0.19 percent. The increase in professional fees was attributable to a consulting contract covering work place efficiency, fee enhancement and product development.

CAPITAL RESOURCES

At December 31, 1994, stockholders' equity was $21.5 million and represented a $1.1 million or 5.39 percent increase from the December 31, 1993 balance of $20.4 million. The increase was due to the retention of earnings, less the adjustment to record unrealized losses on available-for-sale investment securities in the amount of $1,189,000.

Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-weighted assets and off-balance-sheet obligations. Under the rules effective December 31, 1993, all financial institutions are required to maintain a level of core capital (known as Tier 1 capital) which must be at least 4.00 percent of risk-weighted assets, and a minimum level of total capital of at least 8.00 percent of risk-weighted assets. Tier 1 capital consists principally of stockholders' equity less goodwill. Total capital is comprised of Tier 1 capital, certain debt instruments and a portion of the allowance for loan losses. UTFC's actual risk-based capital, risk-based capital requirements and excess risk-based capital at December 31, 1994, December 31, 1993 and December 31, 1992 are summarized as follows (dollars in thousands):


                                         December 31,          December 31,          December 31,
                                             1994                  1993                  1992
                                     --------------------   --------------------    -----------------
                                       Amount    Percent      Amount    Percent     Amount   Percent
                                     ---------  ---------   ----------  --------    -------  --------
Tier 1 capital                         $22,630     14.74%     $20,360     15.83%    $17,326    14.18%
Allowable portion of allowance
  for losses                             1,466      0.96%       1,490      1.17%      1,251     1.02%
                                       -------     ------     -------     ------    -------    ------

     Total risk-based capital          $24,096     15.70%     $21,850     17.00%    $18,577    15.20%
Risk-based capital requirement          12,279      8.00%      10,287      8.00%      9,778     8.00%
                                       -------     ------     -------     ------    -------    ------

Excess risk-based capital              $11,817      7.70%     $11,563      9.00%    $ 8,799     7.20%
                                       =======     ======     =======     ======    =======    ======

As a supplement to the risk-based capital guidelines, banks must also maintain a minimum ratio of Tier 1 capital to total assets, known as the Tier 1 leverage ratio. The principal objective of this measure is to place a constraint on the maximum degree to which a banking organization can leverage its equity capital base. This regulation has established a minimum level of Tier 1 capital to total assets of 3.00 percent. At December 31, 1994, UTFC's leverage ratio was
7.19 percent, compared to 6.61 percent at December 31, 1993. This increase from December 31, 1993 to December 31, 1994, is primarily attributable to the retention of earnings.

FUNDING SOURCES AND LIQUIDITY MANAGEMENT

UTFC is restricted in paying dividends due to the general regulatory capital requirements that apply to all banks and holding companies. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts.

The approval of the Commissioner of the Banking Department of Texas is required for any dividend by a state bank if the dividend would exceed undivided profits and certified surplus, provided that certified surplus is at least equal to the capital of the bank.

The assets of UTFC are primarily funded through the use of borrowings in the form of deposits and short-term borrowings. The maintenance of an adequate level of liquidity is necessary to ensure that sufficient funds are available to meet customers' loan demand and deposit withdrawals. The sources of asset liquidity consist of federal funds, maturing loans and investment securities. UTFC's basic strategy is to minimize interest rate risk through matching the repricing periods of earning assets and interest-bearing liabilities.

ACCOUNTING PRINCIPLES

In May, 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting For Certain Investments In Debt and Equity Securities". SFAS No. 115 was adopted as of the beginning of UTFC's fiscal year, January 1, 1994, and, in accordance with SFAS No. 115, was not applied retroactively.

In May, 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". SFAS No. 114 is effective for financial statements issued for fiscal years beginning after December 15, 1994, although earlier adoption is permitted. UTFC will adopt this standard in 1995.

                      UNITED TEXAS FINANCIAL CORPORATION
                        SELECTED STATISTICAL DISCLOSURE
                          SUPPLEMENTAL FINANCIAL DATA


                                                   1994    1993    1992
                                                  ------  ------  ------
Return on average assets                           0.75%   1.02%   1.12%

Return on average stockholders' equity            10.81%  15.98%  20.22%

Average stockholders' equity to average assets     6.96%   6.37%   5.55%


SELECTED STATISTICAL DISCLOSURE

Net Interest Income

The following tables set forth for the periods indicated information with regard to average balances of assets and liabilities, as well as the dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread (the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities). Net interest income is computed on a fully tax-equivalent basis to reflect the effect of tax-exempt income earned.

                      UNITED TEXAS FINANCIAL CORPORATION
                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations
                Selected Financial Data (Dollars in Thousands)


                                                                       Years Ended December 31
                                                       --------------------------------------------------------
                                                            1994                 1993                 1992
Condensed income statement:

  Interest income                                         $ 19,345             $ 18,024             $ 19,699
  Interest expense                                           7,741                7,519                9,289
                                                          --------             --------             --------
    Net interest income                                     11,604               10,505               10,410
  Provision for loan losses                                     90                  176                  135
                                                          --------             --------             --------
    Net interest income after
      provision for loan losses                             11,514               10,329               10,275
  Noninterest income                                         2,557                2,768                2,353
  Noninterest expense                                       10,469                9,795                9,358
                                                          --------             --------             --------
    Income before income taxes                               3,602                3,302                3,270
  Income tax expense                                         1,314                1,108                1,066
                                                          --------             --------             --------
  Income before extraordinary item and change in
   accounting method                                         2,288                2,194                2,204
  Extraordinary item                                                                                   1,003
  Change in accounting method                                                       841
                                                          --------             --------             --------
    Net income                                            $  2,288             $  3,035             $  3,207
                                                          ========             ========             ========

  Net income per share:                                   $   7.01                $9.29                $9.82
                                                          ========             ========             ========

  Number of shares outstanding:                            326,467              326,467              326,467
                                                          ========             ========             ========

                                                    Years Ended December 31
                                                    -----------------------
                                                        1994       1993
Financial ratios:
  Return on average assets                               0.75%      1.02%
  Return on average equity                              10.81%     15.98%
  Net interest margin                                    4.15%      3.83%

Average balance sheet data:
  Loans, net                                          $138,124   $121,693
  Total assets                                         304,311    297,909
  Deposits                                             280,633    275,499
  Stockholders' equity                                  21,175     18,989

Period-end balance sheet data:
  Loans, net                                           152,031    128,732
  Total assets                                         298,501    308,226
  Deposits                                             272,663    284,605
  Stockholders' equity                                  21,460     20,360

                      UNITED TEXAS FINANCIAL CORPORATION
                            Average Balance Sheets
                       Three-year Summary of Operations
                            (Dollars in Thousands)

                                                                           December 31
                                     ----------------------------------------------------------------------------------------------
                                                1994                           1993                            1992
                                     ------------------------------  ------------------------------  ------------------------------
                                                          Interest                        Interest                        Interest
                                                           Yields                          Yields                          Yields
                                      Balance   Interest  and Rates   Balance   Interest  and Rates   Balance   Interest  and Rates
                                     --------   --------  ---------  --------   --------  ---------  --------   --------  ---------
ASSETS

Federal funds sold                   $  3,014    $   132     4.38%   $  9,159    $   275     3.00%   $ 10,825    $   365     3.37%

Investments:

   Taxable investment securities      137,905      7,229     5.24%    143,240      7,455     5.20%    139,622      8,992     6.44%

   Nontaxable investment securities     1,553        114     7.32%        137         24    17.66%      1,629        297    18.24%
                                     --------    -------    ------   --------    -------    ------   --------    -------    ------

     Total investment securities      139,458      7,343     5.27%    143,377      7,479     5.22%    141,251      9,289     6.58%

Loans:

   Commercial, financial and
    agricultural                       52,734      4,517     8.57%     50,967      4,385     8.60%     44,753      4,237     9.47%

   Consumer                            28,818      2,224     7.72%     24,896      1,979     7.95%     20,630      1,942     9.41%

   Real estate                         58,056      5,167     8.90%     47,220      3,910     8.28%     43,809      3,953     9.02%
                                     --------    -------    ------   --------    -------    ------   --------    -------    ------

     Total loans                      139,608     11,908     8.53%    123,083     10,274     8.35%    109,192     10,132     9.28%

   Allowance for loan losses            1,484                           1,390                           1,333
                                     --------                        --------                        --------

     Net loans                        138,124                         121,693                         107,859
                                     --------                        --------                        --------


     Total earning assets             280,596     19,383     6.91%    274,229     18,028     6.57%    259,935     19,786     7.61%


Cash and due from banks                15,079                          14,262                          13,962

Other assets                            8,636                           9,418                          11,789
                                     --------                        --------                        --------

     Total assets                    $304,311                        $297,909                        $285,686
                                     ========                        ========                        ========

                                                                     (Continued)

                      UNITED TEXAS FINANCIAL CORPORATION
                            Average Balance Sheets
                       Three-year Summary of Operations
                            (Dollars in Thousands)
                                  (continued)

                                                                           December 31
                                     ----------------------------------------------------------------------------------------------
                                                1994                           1993                            1992
                                     ------------------------------  ------------------------------  ------------------------------
                                                          Interest                        Interest                        Interest
                                                           Yields                          Yields                          Yields
                                      Balance   Interest  and Rates   Balance   Interest  and Rates   Balance   Interest  and Rates
                                     --------   --------  ---------  --------   --------  ---------  --------   --------  ---------
LIABILITIES AND
STOCKHOLDERS' EQUITY

Deposits:

  Noninterest bearing                $ 44,246                        $ 39,364                        $ 34,890

  Interest bearing

    Transaction accounts               94,446    $ 2,309     2.44%     89,264    $ 2,162     2.42%     78,857    $ 2,450     3.11%

    Time accounts under $100,000       93,227      3,644     3.91%     94,072      3,581     3.81%     98,869      4,561     4.61%

    Time accounts over $100,000        35,672      1,370     3.84%     39,731      1,380     3.47%     40,544      1,668     4.11%

    Savings                            13,042        316     2.42%     13,068        320     2.45%     11,063        362     3.27%
                                     --------    -------   -------   --------    -------   -------   --------    -------   -------
     Total interest bearing deposits  236,387      7,639     3.23%    236,135      7,443     3.15%    229,333      9,041     3.94%

Federal funds purchased and other
 borrowings                             2,377        102     4.29%      2,232         76     3.40%      3,984        247     6.20%
                                     --------    -------   -------   --------    -------   -------   --------    -------   -------
     Total interest-bearing
       liabilities                    238,764      7,741     3.24%    238,367      7,519     3.15%    233,317      9,288     3.98%

Other liabilities                         126                           1,189                           1,617

STOCKHOLDERS' EQUITY                   21,175                          18,989                          15,862
                                     --------                        --------                        --------

     Total liabilities and
       stockholders' equity          $304,311                        $297,909                        $285,686
                                     ========    -------             ========    -------             ========    -------
Net interest income                              $11,642                         $10,509                         $10,498
                                                 =======                         =======                         =======

Net interest spread                                          3.67%                           3.42%                           3.63%
                                                           =======                         =======                         =======

Net interest spread without tax-equivalent
increments                                                   3.65%                           3.42%                           3.59%
                                                           =======                         =======                         =======

Net interest income to earning assets                        4.15%                           3.83%                           4.04%
                                                           =======                         =======                         =======

Interest and rates are presented on a fully tax-equivalent basis under a tax rate of 34% for the periods indicated. Nonaccrual loans are included in average loan balance. Loan fees included in the above computations are $671,000, $381,000 and $325,000 for years ended December 31, 1994, 1993 and 1992 respectively.

                      UNITED TEXAS FINANCIAL CORPORATION
             Changes in Rate and Volume on a Tax-Equivalent Basis
                            (Dollars in Thousands)

                                                                                  December 31
                                                        -------------------------------------------------------------------
                                                           1994 Compared with 1993            1993 Compared with 1992
                                                        ------------------------------     --------------------------------
                                                                     Yield/                            Yield/
                                                         Volume       Rate     Total        Volume      Rate        Total
                                                        ------------------------------     --------------------------------
INCREASE (DECREASE) IN:

  Interest income -

     Loans                                               $1,379      $ 255     $1,634      $1,289      $(1,147)    $   142

    Taxable investment securities                          (278)        52       (226)        233       (1,770)     (1,537)

     Nontaxable investment securities                       248       (158)        90        (272)          (1)       (273)

     Federal Funds Sold                                    (185)        42       (143)        (56)         (34)        (90)
                                                         -------     ------    -------     -------     --------    --------
         Total                                            1,164        191      1,355       1,194       (2,952)     (1,758)
                                                         -------     ------    -------     -------     --------    --------

  Interest expense -

     Transaction accounts                                   126         21        147         323         (611)       (288)

     Time accounts under $100,000                           (32)        95         63        (221)        (759)       (980)

     Time Accounts over $100,000                           (141)       131        (10)        (33)        (255)       (288)

     Savings                                                 (1)        (3)        (4)         66         (108)        (42)


     Federal funds purchased and
       other borrowings

                                                              5         21         26        (109)         (63)       (172)
                                                         -------     ------    -------     -------     --------    --------

             Total                                          (43)       265        222          26       (1,796)     (1,770)
                                                         -------     ------    -------     -------     --------    --------



INCREASE (DECREASE) IN NET INTEREST INCOME               $1,207       $(74)    $1,133      $1,168      $(1,156)       $ 12
                                                         =======     ======    =======     =======     ========    ========


This table shows the components of the change in net interest income by volume and rate on a tax-equivalent basis. The effect of changes in rates on volume changes is allocated based on the percentage relationship of changes in volume and changes in rate. This table does not take into account the level of noninterest-bearing funding nor does it fully reflect changes in the mix of assets and liabilities.

                      UNITED TEXAS FINANCIAL CORPORATION
                       Selected Statistical Disclosures
                                     Loans
                            (Dollars in Thousands)



This table sets forth the composition of UTFC's loan portfolio at the dates indicated.

                                                                             December 31
                              -----------------------------------------------------------------------------------------------------
                                      1994                 1993                 1992                 1991                1990
                              ------------------   ------------------   ------------------   ------------------  ------------------
                               Amount       %       Amount       %       Amount       %       Amount       %      Amount       %
                              --------    ------   --------    ------   --------    ------   --------    ------  --------    ------
Commercial, financial and
 agricultural                 $ 72,730    47.84%   $ 54,511    42.34%   $ 48,410    43.77%   $ 44,195    43.19%  $ 42,392    42.93%

Consumer                        31,489    20.71%     26,532    20.61%     21,763    19.68%     20,810    20.34%    26,214    26.55%

Real estate                     52,214    34.34%     51,784    40.23%     44,056    39.83%     41,443    40.50%    35,457    35.91%

Other                              109     0.07%         75     0.06%         27     0.02%         52     0.05%        33     0.03%
                              --------   -------   --------   -------   --------   -------   --------   -------  --------   -------

  Total Gross Loans            156,542   102.96%    132,902   102.24%    114,256   103.30%    106,500   104.08%   104,096   105.42%

Less - Unearned discount        (3,045)   -2.00%     (2,680)   -2.08%     (2,397)   -2.17%     (2,705)   -2.64%    (3,471)   -3.52%

       Allowance for
         loan losses            (1,466)   -0.96%     (1,490)   -1.16%     (1,251)   -1.13%     (1,470)   -1.44%    (1,883)   -1.90%
                              --------   -------   --------   -------   --------   -------   --------   -------  --------   -------

Loans, net                    $152,031   100.00%   $128,732   100.00%   $110,608   100.00%   $102,325   100.00%  $ 98,742   100.00%
                              ========   =======   ========   =======   ========   =======   ========   =======  ========   =======

                      UNITED TEXAS FINANCIAL CORPORATION
                       Selected Statistical Disclosures
                             Nonperforming Assets
                            (Dollars in Thousands)



The following table sets forth information concerning UTFC's nonperforming assets as of the dates indicated:

                                                                         December 31
                                                        -----------------------------------------------
                                                         1994      1993      1992      1991       1990
                                                        ------    ------    ------    ------     ------
Nonperforming loans:

  Nonaccrual loans                                      $  742    $  894    $1,324    $1,390     $4,345

  Restructured loans                                         0         0         0         0          0
                                                        ------    ------    ------    ------     ------
Total nonperforming loans                                  742       894     1,324     1,390      4,345


Other real estate owned, net                             1,155       137       824     1,739      2,776
                                                        ------    ------    ------    ------     ------


Total nonperforming assets                              $1,897    $1,031    $2,148    $3,129     $7,121
                                                        ======    ======    ======    ======     ======


Loans past due 90 days or more                          $  268    $  287    $  158    $  733     $  322
                                                        ======    ======    ======    ======     ======


Allowance for loan losses                               $1,466    $1,490    $1,251    $1,470     $1,883
                                                        ======    ======    ======    ======     ======


Ratio of total nonperforming assets to total assets       0.64%     0.33%     0.74%     1.10%      2.76%

Ratio of total nonperforming loans to total gross
 loans                                                    0.47%     0.69%     1.16%     1.31%      4.17%

Ratio of allowance for loan losses to total
 nonperforming loans                                    197.57%   166.67%    94.49%   105.76%     43.34%


                      UNITED TEXAS FINANCIAL CORPORATION
                       Selected Statistical Disclosures
                           Allowance for Loan Losses
                            (Dollars in Thousands)

The following table sets forth information regarding changes in UTFC's allowance for loan losses (ALL) for the periods indicated.

                                                            Year Ended December 31
                                           --------------------------------------------------------
                                             1994        1993        1992        1991        1990
                                           --------    --------    --------    --------    --------
Balance of allowance for loan
    losses at beginning of period          $  1,490    $  1,251    $  1,470    $  1,883    $  3,774

Charge-offs:

      Commercial                                 73          46         176         238       4,673

      Consumer                                  311         378         284         307         281

      Real estate                                36         118         181         367         333

      Other                                       0           0           0           0           0
                                           --------    --------    --------    --------    --------

          Total charge-offs                     420         542         641         912       5,287
                                           --------    --------    --------    --------    --------

Recoveries:

      Commercial                                 46         128         127         451         337

      Consumer                                  243         388         101         128          62

      Real Estate                                17          89          59          89          33

      Other                                       0           0           0           0           0
                                           --------    --------    --------    --------    --------

          Total recoveries                      306         605         287         668         432
                                           --------    --------    --------    --------    --------


Net (charge-offs) recoveries                   (114)         63        (354)       (244)     (4,855)

Provisions for loan losses charged to
 operations                                      90         176         135        (169)      2,964
                                           --------    --------    --------    --------    --------

Balance of allowance for loan losses at
 end of period                             $  1,466    $  1,490    $  1,251    $  1,470    $  1,883
                                           ========    ========    ========    ========    ========

Average gross loans outstanding during
 period                                    $139,608    $123,083    $109,192    $108,095    $108,092
                                           ========    ========    ========    ========    ========

Ratio of net (charge-offs) recoveries
 to average loans                            (0.08)%       0.05%     (0.32)%     (0.23)%     (4.49)%
                                           ========    ========    ========    ========    ========

                      UNITED TEXAS FINANCIAL CORPORATION
                        Selected Statistical Disclosure
                           Allowance for Loan Losses
                            (Dollars in Thousands)


The following table sets forth the allowance for loan losses by loan category, based upon management's assessment of the risk associated with such categories, as of the dates indicated.

                                                                              December 31
                              ------------------------------------------------------------------------------------------------------

                                      1994                 1993                  1992               1991                 1990
                              -----------------    -----------------     -----------------   ----------------    -------------------

                                          Gross                Gross                 Gross              Gross                 Gross
                              Allowance   Loans    Allowance   Loans     Allowance   Loans   Allowance  Loans    Allowance    Loans
                              ---------   -----    ---------   -----     ---------   -----   ---------  -----    ---------    ------

Commercial, financial and
 agriculture                   $  808   $ 72,730     $  948   $ 54,511    $  837   $ 48,410   $  887   $ 44,195    $1,398   $ 42,392


Consumer                          375     31,489        311     26,532       159     21,763      296     20,810       353     26,214


Real estate                       217     52,214        169     51,784       176     44,056      197     41,443       148     35,457


Other                                        109                    75                   27                  52                   33


Unallocated                        66        N/A         62        N/A        79        N/A       90        N/A       (16)       N/A

                               ------   --------     ------   --------    ------   --------   ------   --------    ------   --------

Total                          $1,466   $156,542     $1,490   $132,902    $1,251   $114,256   $1,470   $106,500    $1,883   $104,096

                               ======   ========     ======   ========    ======   ========   ======   ========    ======   ========


                      UNITED TEXAS FINANCIAL CORPORATION
                       Selected Statistical Disclosures
         Loan Maturities and Sensitivity to Changes in Interest Rates
                            (Dollars in Thousands)


                                                December 31, 1994                                December 31, 1993
                               ------------------------------------------------  ------------------------------------------------
                                              Maturing                                        Maturing
                               Maturing in    After one     Maturing             Maturing     after One     Maturing in
                                One Year    Year Through   After Five             One Year   Year Through      After
                                or Less      Five Years      Years      Total     or Less     Five Years     Five Years    Total
                               -----------  ------------   ----------  --------  ---------   ------------   -----------  --------
Commercial, financial and
 agricultural                   $23,263        $34,107     $ 15,360   $ 72,730     $19,283      $28,484      $ 6,744     $ 54,511

Consumer                          5,053         26,093          343     31,489       5,212       21,107          213       26,532

Real estate                       7,848          7,199       37,167     52,214       9,113        8,372       34,299       51,784

Other                               109                                    109          75                                     75
                                -------        -------     --------   --------     -------      -------      -------     --------
                                $36,273        $67,399     $ 52,870   $156,542     $33,683      $57,963      $41,256     $132,902
                                =======        =======     ========   ========     =======      =======      =======     ========

                                                Due in     Due After                             Due In     Due After
                                               One Year    One Year      Total                  One Year    One Year       Total
                                               --------    ---------   --------                 --------    ---------    --------
Loans at fixed interest rates                  $13,342     $ 85,540    $ 98,882                 $10,507      $51,663     $ 62,170

Loans at variable interest rates                22,931       34,729      57,660                  23,176       47,556       70,732
                                               -------     --------    --------                 -------      -------     --------
                                               $36,273     $120,269    $156,542                 $33,683      $99,219     $132,902
                                               =======     ========    ========                 =======      =======     ========

                      UNITED TEXAS FINANCIAL CORPORATION
                       Selected Statistical Disclosures
                                  Investments
                            (Dollars in Thousands)



The following table sets forth the amortized cost of the securities in UTFC's portfolio by type at the dates indicated.

                                                          December 31
                                               ---------------------------------

                                                1994(1)        1993       1992
U.S. Treasury securities and obligations
  of U.S. Government agencies                  $ 65,858      $ 86,358   $ 67,465

Obligations of state and political                2,624         1,868      2,818
 subdivisions

Corporate securities                              1,912         2,457      4,253

Mortgage-backed securities                       49,984        54,866     63,762

Other                                             1,086           164        164
                                               --------      --------   --------
       Total Securities                        $121,464      $145,713   $138,462
                                               ========      ========   ========


(1)  December 31, 1994 includes $40,555,000 in securities ($39,469,000 in U.S.
     Treasury securities and $1,086,000 in other securities) which are carried as Available-For-Sale in accordance with the provisions of Statement of Financial Accounting Standards No. 115.

                      UNITED TEXAS FINANCIAL CORPORATION
                       Selected Statistical Disclosures
                                  Investments
                            (Dollars in Thousands)

The following table set forth the amortized cost, maturity, and approximate yields of the securities in UTFC's portfolio by type based on contractual maturity at the dated indicated.


                                           December 31, 1994       December 31, 1993
                                          ---------------------  ----------------------
Type and Maturity                          Yield (1)    Amount    Yield (1)     Amount
- ---------------------------------------   ----------   --------  ----------    --------
HELD-TO-MATURITY SECURITIES
U.S. Treasury and Agency:
  One year or less                           4.299%     $ 1,002     5.119%     $ 39,557
  Over one through five years                5.317%      25,386     4.880%       43,738
  Over five through ten years                                       4.905%        3,064
  Over ten years
                                            -------     -------    -------     --------
    Total                                    5.278%      26,388     4.991%       86,359
                                            -------     -------    -------     --------

State and Political Subdivisions:
  One year or less                           5.248%       1,377     6.020%          527
  Over one through five years                5.265%         598     5.596%          988
  Over five through ten years                5.114%         649     4.841%          353
  Over ten years
                                            -------     -------    -------     --------
    Total                                    5.219%       2,624     5.573%        1,868
                                            -------     -------    -------     --------

Corporate Securities:
  One year or less                           5.861%       1,912     5.450%          500
  Over one through five years                                       5.859%        1,957
  Over five through ten years
  Over ten years
                                            -------     -------    -------     --------
    Total                                    5.861%       1,912     5.776%        2,457
                                            -------     -------    -------     --------

Other Securities (Stocks):
    Total                                                           5.546%          164
                                                                   -------     --------

Mortgage-Backed Securities:
    Total                                    5.768%      49,985     5.345%       54,866
                                            -------     -------    -------     --------

Total Held-to-Maturity Securities:           5.593%      80,909     5.145%      145,714
                                            -------     -------    -------     --------



                                                                     (Continued)

                      UNITED TEXAS FINANCIAL CORPORATION
                       Selected Statistical Disclosures
                                  Investments
                            (Dollars in Thousands)
                                  (continued)

                                           December 31, 1994       December 31, 1993
                                          ---------------------  ----------------------
Type and Maturity                          Yield (1)    Amount    Yield (1)     Amount
- ---------------------------------------   ----------   --------  ----------    --------
AVAILABLE-FOR-SALE SECURITIES
U.S. Treasury and Agency:
  One year or less                          4.749%     $  1,505
  Over one through five years               4.920%       37,964
  Over five through ten years
  Over ten years
                                           -------     --------
    Total                                   4.913%       39,469
                                           -------     --------

Other Securities(Stocks):

    Total                                   4.817%        1,086
                                           -------     --------

Total Available-for-Sale Securities:        4.910%       40,555
                                           -------     --------

    Total Investment Securities             5.365%     $121,464      5.145%    $145,714
                                           =======     ========     =======    ========

(1) Yields were determined by dividing aggregate annual interest income by aggregate book value. The yields for tax-exempt securities have been computed on a fully tax equivalent basis using a tax rate of 34%.

     UTFC does not hold securities by any single issuer (other than the U.S. Government) totaling more than 10% of stockholders' equity.

                      UNITED TEXAS FINANCIAL CORPORATION
                       Selected Statistical Disclosures
     Time Certificates of Deposit and Other Time Deposits in Denominations
                    Of $100,000 or More at Indicated Dates
                            (Dollars in Thousands)


                  Under Three  Three to Six  Six to Twelve  Over Twelve
                    Months        Months         Months        Months     Total
                  -----------  ------------  -------------  -----------  ------
December 31, 1994   $13,350       $1,902         $3,802        $12,455   $31,509

December 31,1993     21,354        2,382          4,762         12,435    40,933

December 31, 1992    24,569        3,127          6,256          1,902    35,854

                       CERTAIN REGULATORY CONSIDERATIONS

  General

      As a bank holding company, Norwest is subject to supervision and examination by the Federal Reserve Board. Norwest's banking subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"), and therefore such banking subsidiaries are subject to regulation by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

  Dividend Restrictions

      Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans which are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of December 31, 1994, aggregate dividends of at least $361.4 million without obtaining prior regulatory approval and without reducing the capital of the banks below minimum regulatory levels. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.

      If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

  Holding Company Structure

      Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. Accordingly, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

      Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbank subsidiaries, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbank subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbank subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

      The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

      A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

      Federal law (12 U.S.C. (S)55) permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole shareholder of most of its subsidiary banks, is subject to such provisions.

  Capital Requirements

      Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stock, minority interests, and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of the allowance for credit losses. In addition, the Federal Reserve Board's minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies which are substantially similar to the foregoing. At December 31, 1994, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 9.89% and 12.23%, respectively, and Norwest's leverage ratio was 6.94%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

  Federal Deposit Insurance Corporation Improvement Act of 1991

       In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers:
  "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk-adjusted Tier 1 capital ratio of at least 6%, and a risk-adjusted total capital ratio of at least 10%, and is not subject to a directive, order, or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if its meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3%, or a leverage ratio of less than 3%, and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

       FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan.
  The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

       Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

       FDICIA, as amended by the Reigle Community Development and Regulatory Improvement Act of 1994 enacted on August 22, 1994, directs that each federal banking agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings, stock valuation, and such other operational and managerial standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to internal and external audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. Regulations or guidelines relating to the other management and operational standards have not been issued. The impact of such regulations or guidelines on Norwest cannot be ascertained.

       FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

       Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized. At December 31, 1994, all of Norwest's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

  FDIC Insurance

       Effective January 1, 1993, the deposit insurance assessment rate for the Bank Insurance Fund ("BIF") increased as part of the adoption by the FDIC of a transitional risk-based assessment system. In June 1993, the FDIC published final regulations making the transitional system permanent effective January 1, 1994, but left open the possibility that it may consider expanding the range between the highest and lowest assessment rates at a later date. An institution's risk category is based upon whether the institution is well capitalized, adequately capitalized, or less than adequately capitalized.
  Each insured depository institution is also to be assigned to one of the following "supervisory subgroups": Subgroup A, B, or C. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. Based on its capital and supervisory subgroups, each BIF member institution will be assigned an annual FDIC assessment rate ranging from 23 cents per $100 of domestic deposits (for well capitalized Subgroup A institutions) to 31 cents (for undercapitalized Subgroup C institutions). Adequately capitalized institutions will be assigned assessment rates ranging from 26 cents to 30 cents. The FDIC has proposed regulations that would assign an annual FDIC assessment rate for BIF member institutions ranging from 4 cents per $100 of domestic deposits (for well capitalized Subgroup A institutions) to 31 cents (for undercapitalized Subgroup C institutions). Norwest incurred $79.2 million of FDIC insurance expense in 1994.

                                    EXPERTS

       The consolidated financial statements of Norwest and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

       The consolidated financial statements of UTFC and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, included in this Proxy Statement-Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                                 LEGAL OPINION

       A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, if and when issued in accordance with the Merger Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley S. Stroup, Executive Vice President and General Counsel of Norwest Corporation. At December 31, 1994, Mr. Stroup was the beneficial owner of 108,607 shares and held options to acquire 207,410 additional shares of Norwest Common Stock.


                MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION

       Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated in this Proxy Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of UTFC desiring copies of such documents may contact Norwest at its address or phone number indicated under "AVAILABLE INFORMATION" above.

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES

                             WICHITA FALLS, TEXAS

             REPORT ON AUDITS OF CONSOLIDATED FINANCIAL STATEMENTS

             for the years ended December 31, 1994, 1993 and 1992

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------



The Board of Directors and Stockholders
United Texas Financial Corporation


We have audited the accompanying consolidated balance sheets of United Texas Financial Corporation and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Texas Financial Corporation and Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

The Company changed its method of accounting for certain investments in debt and equity securities on January 1, 1994 and its method of accounting for income taxes on January 1, 1993.

/s/ Cooper & Lybrand L.L.P.

Fort Worth, Texas
February 21, 1995

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                          December 31, 1994 and 1993

                                  ----------

                                ASSETS                  1994           1993
                                                        ----           ----
Cash and due from banks                            $ 12,434,310   $ 15,034,733
Federal funds sold                                    2,000,000      8,025,000
                                                   ------------   ------------

  Total cash and cash equivalents                    14,434,310     23,059,733

Interest bearing deposits in another bank                 4,562        107,702
Investment securities:
 Held-to-maturity                                    80,909,218    145,713,638
 Available-for-sale                                  38,754,038
                                                   ------------   ------------

  Total investment securities                       119,663,256    145,713,638

Loans:
 Loans, net of unearned discount                    153,496,782    130,222,179
 Less allowance for loan losses                      (1,465,675)    (1,489,897)
                                                   ------------   ------------
  Net loans                                         152,031,107    128,732,282

Premises and equipment, net                           4,999,417      4,530,914
Accrued interest receivable                           2,251,465      2,234,079
Other real estate owned, net                          1,155,127        137,557
Excess of cost over net assets acquired, net            367,515        387,933
Cash value of officers' life insurance policies       2,206,065      2,614,703
Federal income tax receivable                           177,641
Deferred income taxes                                   441,965
Other assets                                            768,587        707,646
                                                   ------------   ------------

                                                   $298,501,017   $308,226,187
                                                   ============   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Deposits                                          $272,662,931   $284,604,673
 Short-term borrowings                                3,497,385      2,337,482
 Other liabilities                                      880,469        923,630
                                                   ------------   ------------

   Total liabilities                                277,040,785    287,865,785
                                                   ------------   ------------

Commitments and contingencies (Notes 10 and 11)

Stockholders' equity:
 Common stock, $10 par value, 1,000,000 shares
   authorized, 326,575 shares issued and
   outstanding                                        3,265,750      3,265,750
 Additional paid-in capital                           1,490,250      1,490,250
 Retained earnings                                   17,894,707     15,606,292
 Net unrealized depreciation on securities
   available for sale, net of tax of $612,301        (1,188,585)
                                                   ------------   ------------

                                                     21,462,122     20,362,292
 Less 108 shares held in treasury, at cost               (1,890)        (1,890)
                                                   ------------   ------------

   Total stockholders' equity                        21,460,232     20,360,402
                                                   ------------   ------------

                                                   $298,501,017   $308,226,187
                                                   ============   ============

                    The accompanying notes are an integral
                part of the consolidated financial statements.

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             for the years ended December 31, 1994, 1993 and 1992
                                    _______


                                              1994         1993         1992
                                              ----         ----         ----
Interest income:
 Interest and fees on loans                $11,908,079  $10,274,435  $10,132,431
 Interest on investment securities:
  Taxable securities                         7,229,421    7,454,771    8,992,470
  Tax-exempt securities                         74,506       15,974      196,438
 Interest on deposits in other banks               756        3,109       12,620
 Interest on federal funds sold                132,482      275,424      365,160
                                           -----------  -----------  -----------

       Total interest income                19,345,244   18,023,713   19,699,119
                                           -----------  -----------  -----------

Interest expense:
 Interest on interest-bearing demand
  deposits                                   2,308,951    2,162,546    2,449,963
 Interest on savings deposits                  315,713      320,005      362,050
 Interest on time deposits                   5,014,555    4,960,517    6,229,062
 Interest on note payable                                    36,548      185,371
 Interest on short-term borrowings             101,576       39,320       62,215
                                           -----------  -----------  -----------

       Total interest expense                7,740,795    7,518,936    9,288,661
                                           -----------  -----------  -----------

       Net interest income                  11,604,449   10,504,777   10,410,458

Provision for loan losses                       89,817      175,610      134,859
                                           -----------  -----------  -----------

       Net interest income after
        provision for loan losses           11,514,632   10,329,167   10,275,599
                                           -----------  -----------  -----------

Other income:
 Service charges and fees                    1,744,575    2,104,950    1,590,763
 Other income                                  812,580      663,451      762,215
                                           -----------  -----------  -----------

       Total other income                    2,557,155    2,768,401    2,352,978
                                           -----------  -----------  -----------

Other expenses:
 Salaries and employee benefits              4,816,336    4,946,072    4,696,459
 Net occupancy                                 906,046      706,338      650,214
 Equipment and data processing                 819,972      826,227      763,613
 Professional fees                             435,984      304,505      303,540
 Other real estate owned                        29,955      112,995      435,040
 Other operating                             3,461,070    2,898,371    2,509,162
                                           -----------  -----------  -----------

       Total other expenses                 10,469,363    9,794,508    9,358,028
                                           -----------  -----------  -----------

        Income before federal income
         taxes, extraordinary item
         and cumulative effect
         of a change in accounting
         principle                           3,602,424    3,303,060    3,270,549
                                           -----------  -----------  -----------




                                   Continued

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF OPERATIONS, Continued
             for the years ended December 31, 1994, 1993 and 1992
                                   ________




                                               1994        1993        1992
                                               ----        ----        ----
Federal income taxes:
 Current                                    $1,144,221  $  352,988  $   68,816
 Deferred                                      169,788     754,895      (5,680)
 Charge in lieu of income tax provision                              1,002,852
                                            ----------  ----------  ----------

  Total taxes                                1,314,009   1,107,883   1,065,988
                                            ----------  ----------  ----------

    Income before extraordinary item and
     cumulative effect of a change in
     accounting principle                    2,288,415   2,195,177   2,204,561

Extraordinary item - tax benefit arising
 from utilization of net operating loss
 carryforwards                                                       1,002,852

Cumulative effect of a change in method
 of accounting for income taxes                            840,788
                                            ----------   ---------   ---------
  Net income                                $2,288,415  $3,035,965  $3,207,413
                                            ==========  ==========  ==========




                    The accompanying notes are an integral
                part of the consolidated financial statements.

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             for the years ended December 31, 1994, 1993 and 1992
                                   --------



                                                                     Net Unrealized
                                                                      Appreciation
                                                                     (Depreciation)
                                            Additional                on Available-
                                  Common     Paid-in     Retained       For-Sale      Treasury
                                  Stock      Capital     Earnings      Securities       Stock        Total
                                ----------  ----------  -----------  ---------------  ---------  -------------

Balance, December 31, 1991      $3,265,750  $1,490,250  $ 9,362,914                    $(1,890)  $ 14,117,024

Net income                                                3,207,413                                 3,207,413
                                ----------  ----------  -----------                    -------   ------------

Balance, December 31, 1992       3,265,750   1,490,250   12,570,327                     (1,890)    17,324,437

Net income                                                3,035,965                                 3,035,965
                                ----------  ----------  -----------                    -------   ------------


Balance, December 31, 1993       3,265,750   1,490,250   15,606,292                     (1,890)    20,360,402

Net income                                                2,288,415                                 2,288,415

Adjustment to beginning
balance for change in
accounting principle, net of
income taxes of $198,956                                                $   386,208                   386,208

Change in unrealized
appreciation (depreciation),
net of income taxes of
$811,257                                                                 (1,574,793)               (1,574,793)
                                ----------  ----------  -----------   -------------    -------   ------------

Balance, December 31, 1994      $3,265,750  $1,490,250  $17,894,707     $(1,188,585)   $(1,890)  $ 21,460,232
                                ==========  ==========  ===========  ==============   ========   ============




                    The accompanying notes are an integral
                part of the consolidated financial statements.

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             for the years ended December 31, 1994, 1993 and 1992
                                   ________



                                          1994           1993           1992
                                          ----           ----           ----
Cash flows from operating
 activities:
 Net income                           $ 2,288,415      $ 3,035,965  $ 3,207,413
 Adjustments to reconcile net
  income to net
  cash provided by operating
   activities:
    Cumulative effect of a change
     in method of
      accounting for income taxes                         (840,788)
    Gain on sales of investment
     securities                          (147,934)         (57,759)    (190,677)
    Net amortization of premium on
     investment securities              1,353,258        1,980,724    1,028,286
    Provision for loan losses              89,817          175,610      134,859
    Depreciation                          680,778          788,091      755,439
    Loss (gain) on sale of premises
     and equipment                         79,296          (34,817)      (9,845)
    Provision for losses on other
     real estate owned                     31,559           41,099      386,553
    Gain on sale of other real
     estate owned                         (94,375)        (113,552)    (158,357)
    Amortization of excess of cost
     over net assets acquired              20,418           20,417       18,182
    Deferred income tax provision
     (benefit)                            169,788          754,895       (5,680)
    Changes in operating assets and
     liabilities:
      (Increase) decrease in
       accrued interest receivable        (17,386)         286,586       17,154
      Decrease (increase) in cash
       value of officers'
       life insurance policies            408,638         (717,365)    (768,882)
      Increase in other assets            (60,941)         (76,536)    (107,765)
      (Decrease) increase in other
       liabilities                        (42,613)          90,044     (311,531)
      Increase in federal income
       tax receivable                     (177,641)
                                      ------------    ------------  ------------

        Net cash provided by
       operating activities              4,581,077       5,332,614    3,995,149
                                      ------------    ------------  ------------


Cash flows from investing
 activities:
 Net decrease (increase) in
  interest-bearing
  deposits in other banks                  103,140          (3,109)     890,893
 Purchases of available-for-sale
  securities                           (14,408,335)
 Proceeds from sales or calls of
  available-for-sale securities         18,332,976
 Purchases of held-to-maturity
  securities                           (22,735,367)    (73,037,118) (95,028,552)
 Proceeds from sales or calls of
  held-to-maturity securities            5,439,688       3,326,691    7,884,728
 Proceeds from repayments and
  maturities of
  held-to-maturity securities           36,415,210      60,536,243   99,116,918
 Net increase in loans                 (23,598,396)    (18,046,188)  (8,788,627)
 Purchases of premises and equipment    (2,194,787)       (844,003)    (493,326)
 Proceeds from sale of premises and
  equipment                                  3,338          50,101       21,085
 Proceeds from activity in other
  real estate owned                        217,872         505,262    1,058,404
                                      ------------    ------------  ------------

      Net cash (used in) provided
       by investing activities          (2,424,661)    (27,512,121)   4,661,523
                                      ------------    ------------  ------------




                                   Continued

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued
             for the years ended December 31, 1994, 1993 and 1992
                                   ________




                                           1994           1993          1992
                                           ----           ----          ----
Cash flows from financing
 activities:
 Net increase in demand and savings
  deposits                             $  1,053,915   $ 9,698,495   $ 17,650,687
 Net increase in short-term
  borrowings                              1,159,903       449,098        782,156
 Net (decrease) increase in time
  deposits                              (12,995,657)    6,263,613    (15,324,310)
 Principal payments on note payable                    (1,167,126)    (1,232,874)
                                       ------------   -----------   ------------

    Net cash (used in) provided by
     financing activities               (10,781,839)   15,244,080      1,875,659
                                       ------------   -----------   ------------

Net (decrease) increase in cash and
 cash equivalents                        (8,625,423)   (6,935,427)    10,532,331

Cash and cash equivalents at
 beginning of year                       23,059,733    29,995,160     19,462,829
                                       ------------   -----------   ------------

Cash and cash equivalents at end of
 year                                  $ 14,434,310   $23,059,733   $ 29,995,160
                                       ============   ===========   ============


Supplemental Disclosures of Cash Flow
 Information:
 Cash paid for interest                 $ 7,686,060   $ 7,565,561    $ 9,712,854

 Cash paid for taxes                    $ 1,298,738   $   373,000    $    74,000


Supplemental Disclosure of Noncash
 Investing Activity:
 Additions to other real estate owned
  from foreclosure of loans receivable  $   209,754   $    66,561    $   371,424

 Sales of other real estate owned
  financed with loans                                 $  (320,330)

 Premises and equipment transferred to
  other real estate owned               $   962,872



                    The accompanying notes are an integral
                part of the consolidated financial statements.

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   ________



1.  Summary of Significant Accounting Policies:
    ------------------------------------------

    Business
    --------

    United Texas Financial Corporation (the Company), a multibank holding company, provides a full range of banking services to individual and corporate customers through its subsidiaries and branch banks. The Company is subject to competition from other financial institutions. The Company is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

    Basis of Financial Statement Presentation
    -----------------------------------------

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Parker Square Bank, N.A. (PSB), Wichita Falls and First State Bank (FSB), Archer City. All significant intercompany balances have been eliminated in consolidation.

    The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

    Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of other real estate owned. In connection with the determination of the allowances for loan losses and other real estate owned, management normally obtains independent appraisals for these properties.

    A significant portion of the Company's loans are collateralized by residential real estate mortgages in local markets. In addition, other real estate owned is located in this same market. The Company's loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in local market conditions.

    Management believes that the allowances for loan losses and other real estate owned are adequate. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for loan losses and losses on other real estate owned. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________


1.  Summary of Significant Accounting Policies, continued:
    ------------------------------------------

    Investment Securities
    ---------------------

    Investment securities transactions are recorded on a trade date basis. The decision to purchase investment securities is based on a current assessment of expected economic conditions, including the interest rate environment. The determination to sell investment securities is infrequent and based on management's assessment of changes in economic or financial market conditions, interest rate risk, and balance sheet and liquidity positions. When the assessment of the aforementioned factors changes significantly from that originally expected, management attempts to reinvest the proceeds from such sales in instruments which will enhance the long-term yield on the investment securities or improve the risk profile of the Company. In the case that investment securities are sold, gains and losses are computed under the specific identification method.

    Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, (SFAS No. 115), which requires that investments in debt securities and marketable equity securities be designated as trading, held-to-maturity or available-for-sale. At December 31, 1994, the Company had no investments classified as trading securities. The Bank's investments in securities are classified in two categories and accounted for as follows:

    . Held-to-Maturity Securities. Bonds, notes and debentures for which the Bank has the positive intent and ability to hold-to-maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

    . Available-for-Sale Securities. Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held-to-maturity securities.

    At December 31, 1993, investment securities were stated at amortized cost.

    Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value.

    Unrealized holding gains and losses, net of tax, on securities available-for-sale are reported as a net amount in a separate component of stockholders' equity.

    Mortgage-backed securities, which include privately issued collateralized mortgage obligations, represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Privately issued collateralized mortgage obligations are debt securities that are collateralized by mortgage loans or other mortgage-backed securities.

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________


1.  Summary of Significant Accounting Policies, continued:
    ------------------------------------------

    Loans
    -----

    Nonaccrual loans are loans on which the accrual of interest ceases when the collection of principal or interest payments is determined by management to be doubtful. It is the general policy of the Company to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more, and to reverse from income any unpaid amounts previously accrued on these loans.

    Unearned income on installment loans is recognized as income over the terms of the loans in decreasing amounts related to declining balances of the loans which approximates the interest method.

    Loan origination and commitment fees, as well as certain direct loan origination and commitment costs, are deferred and amortized as a yield adjustment over the estimated lives of the related loans using the interest method. The estimated lives of the loans are based upon management's assessment of historical and expected prepayment trends.

    The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged off against the allowance when management believes that the collectibility of the principal is unlikely. Recoveries of amounts previously charged off are credited to the allowance. The charge to operations is based on management's evaluation of the loan portfolio, including such factors as the volume and character of loans outstanding, past loss experience, and general economic conditions.

    Premises and Equipment
    ----------------------

    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the various classes of assets:


       Buildings and leasehold improvements           3 to 35 years
       Furniture, fixtures, and equipment             1 to 10 years


    Expenditures for repairs and maintenance are expensed as incurred, and renewals and betterments that extend the lives of assets are capitalized. Costs of assets sold or abandoned and the related accumulated depreciation are eliminated from the accounts and the net amount, less proceeds from disposal, is charged or credited to income.

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________


1.  Summary of Significant Accounting Policies, continued:
    ------------------------------------------

    Other Real Estate Owned
    -----------------------

    Other real estate owned includes properties the Company has foreclosed on and taken title to and properties that have in-substance been foreclosed. In-substance repossessed properties are those properties where the borrower has little or no remaining equity in the property considering its fair value, repayment can only be expected to come from the operation or sale of the property, and the borrower has effectively abandoned control of the property or it is doubtful that the borrower will be able to rebuild equity in the property.

    Other real estate owned at the time of foreclosure is recorded at the lower of the Company's cost of acquisition or the asset's fair market value (less the estimated cost to dispose of the property) which becomes the property's new basis. Any write-downs at date of acquisition are charged to the allowance for loan losses. Net expenses incurred in maintaining other real estate owned and subsequent write-downs to reflect declines in the fair market value of the property are included in other real estate owned expense.

    Excess of Cost Over Net Assets Acquired
    ---------------------------------------

    The excess of the acquisition cost over the fair value of net assets acquired is being amortized using the straight-line method.

    Federal Income Taxes
    --------------------

    Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of nontaxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

    Statements of Cash Flows
    ------------------------

    The Company considers all cash and due from banks and federal funds sold to be cash equivalents for purposes of the statements of cash flows. Generally, federal funds are purchased and sold for one day periods.

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________


1.  Summary of Significant Accounting Policies, continued:
    ------------------------------------------

    Reclassifications
    -----------------

    Certain amounts in 1993 and 1992 have been reclassified to conform with the 1994 presentation. These reclassifications have no effect on net income or retained earnings as previously stated.


2.  Cash and Due from Banks:
    -----------------------

    Cash and due from banks includes reserve balances that the Company is required to maintain with a Federal Reserve Bank. These required reserves were approximately $1,983,000 and $2,033,000 at December 31, 1994 and 1993, respectively, and are based principally on deposits outstanding.

    The subsidiary banks maintain deposits with other financial institutions in amounts which exceed FDIC insurance coverage. At December 31, 1994 and 1993, approximately $6,473,000 and $6,893,000, respectively, of such balances were uninsured (excluding amounts on deposit with the Federal Reserve Bank).


3.  Investment Securities:
    ---------------------

    On January 1, 1994, the Company adopted the provisions of SFAS No. 115. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. There was no effect on net income as of January 1, 1994 of adopting SFAS No. 115. The opening balance of stockholders' equity increased by $386,208 (net of $198,956 in deferred income taxes) to reflect the net unrealized gains on securities classified as available-for-sale that were previously classified as held-for-investment, and carried at amortized cost.

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________


3.  Investment Securities, continued:
    ---------------------

    The amortized cost and estimated fair values of investment securities at December 31, 1994 are as follows:


                                             Gross        Gross       Estimated
                               Amortized   Unrealized   Unrealized      Fair
                                 Cost        Gains        Losses        Value
                              -----------  ----------  ------------  -----------

    Held-to-Maturity
     Securities

    U.S. Treasury securities
    and obligations of U.S.
    Government agencies       $26,388,308      $   22  $(1,251,377)  $25,136,953

    Obligations of state and
    political subdivisions      2,624,375         535      (55,765)    2,569,145

    Corporate securities        1,912,244         259      (22,253)    1,890,250

    Mortgage-backed
     securities                49,984,291       6,976   (3,200,695)   46,790,572
                              -----------      ------  -----------   -----------

                              $80,909,218      $7,792  $(4,530,090)  $76,386,920
                              ===========      ======  ===========   ===========

    Available-for-Sale
    Securities

    U.S. Treasury securities
    and obligations of U.S.
    Government agencies       $39,469,323              $(1,800,885)  $37,668,438

    Other                       1,085,600                1,085,600
                              -----------              -----------

                              $40,554,923              $(1,800,885)  $38,754,038
                              ===========              ===========   ===========


              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________


3.  Investment Securities, continued:
    ---------------------

    The amortized cost and estimated market values of investment securities at December 31, 1993 are as follows:

                                             Gross        Gross      Estimated
                              Amortized    Unrealized  Unrealized      Market
                                 Cost        Gains       Losses        Value
                             ------------  ----------  -----------  ------------

    U.S. Treasury
     securities
    and obligations of U.S.
    Government agencies      $ 86,358,404  $  789,985  $   (5,954)  $ 87,142,435

    Obligations of state and
    political subdivisions      1,868,436       3,117     (82,599)     1,788,954

    Corporate securities        2,456,912      45,907                  2,502,819

    Mortgage-backed
     securities                54,865,886     400,079    (171,693)    55,094,272

    Other                         164,000                                164,000
                             ------------  ----------  ----------   ------------

                             $145,713,638  $1,239,088  $ (260,246)  $146,692,480
                             ============  ==========  ==========   ============


    The amortized cost and estimated fair value of held-to-maturity and available-for-sale securities at December 31, 1994 by contractual maturity, are shown below. Mortgage-backed securities are excluded from the contractual maturities because they generally have contractual maturities greater than ten years, but have significantly shorter expected maturities as a result of prepayments. Management anticipates the actual maturities of mortgage-backed securities to be one to five years.

                                 Held-to-Maturity          Available-for-Sale
                                    Securities                 Securities
                             -------------------------  ------------------------
                                            Estimated                 Estimated
                              Amortized       Fair       Amortized      Fair
                                 Cost         Value        Cost         Value
                             ------------  -----------  -----------  -----------

      Due in one year or
       less                   $ 4,291,623  $ 4,249,487  $ 2,590,785  $ 2,572,163
      Due after one year
        through five years     25,984,180   24,736,039   37,964,138   36,181,875
      Due after five years
        through ten years         649,124      610,822
                              -----------  -----------  -----------  -----------

                               30,924,927   29,596,348   40,554,923   38,754,038
      Mortgage-backed
        securities             49,984,291   46,790,572
                              -----------  -----------  -----------  -----------

                              $80,909,218  $76,386,920  $40,554,923  $38,754,038
                              ===========  ===========  ===========  ===========

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________


3.  Investment Securities, continued:
    ---------------------

    Interest income on investment securities consists of the following:

                                                 1994        1993        1992
                                                 ----        ----        ----

    U.S. Treasury securities and obligations
      of U.S. Government agencies             $4,054,468  $4,232,445  $3,019,841
    Obligations of state and political
      subdivisions                               142,440     130,548     304,130
    Corporate securities                         126,252     224,430     291,100
    Mortgage-backed securities                 2,942,637   2,874,322   5,564,837
    Other                                         38,130       9,000       9,000
                                              ----------  ----------  ----------

                                              $7,303,927  $7,470,745  $9,188,908
                                              ==========  ==========  ==========

    Gross gains of $13,614 and $134,320 were realized on 1994 sales of held-to-maturity and available-for-sale securities, respectively. Gross gains of $57,759 were realized on 1993 sales and gross gains of $196,676 and gross losses of $5,999 were realized on 1992 sales. The 1994 sales of securities from the held-to-maturity classification occurred near enough to their maturity date that changes in market interest rates would not have a significant effect on the security's fair value; therefore, the sales from the held-to-maturity classification are permissible under SFAS No. 115.

    Investment securities with amortized cost of approximately $8,700,000 and $9,002,000 at December 31, 1994 and 1993, respectively, were pledged to secure deposits as required or permitted by law.


4.  Loans and Allowance for Loan Losses:
    -----------------------------------

    Major classifications of loans as of December 31, 1994 and 1993 are summarized as follows:

                                                      1994           1993
                                                      ----           ----

        Commercial, financial and agricultural    $ 72,729,488   $ 54,510,542
        Real estate construction                     7,516,000      4,862,000
        Real estate mortgage                        44,698,259     46,922,350
        Installment                                 31,488,700     26,531,937
        Overdrafts                                     109,319         74,927
                                                  ------------   ------------

                                                   156,541,766    132,901,756
        Less unearned discount                      (3,044,984)    (2,679,577)
                                                  ------------   ------------

                                                  $153,496,782   $130,222,179
                                                  ============   ============

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________


4.  Loans and Allowance for Loan Losses, continued:
    -----------------------------------

    Nonaccrual loans amounted to approximately $742,000, $894,000 and $1,324,000 at December 31, 1994, 1993 and 1992, respectively. If interest on these loans had been accrued normally, additional income earned would approximate $80,000, $126,000 and $176,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

    Certain officers and directors of the Company and its subsidiaries and certain entities and individuals related to such persons incurred indebtedness, in the form of loans, as customers. Following is a summary of activity during 1994 and 1993 for such loans:


                                          1994          1993
                                          ----          ----

      Balance at beginning of year    $ 3,935,130   $ 2,660,521
      Additions                        10,049,372     6,680,548
      Repayments                       (9,891,902)   (5,405,939)
                                      -----------   -----------

      Balance at end of year          $ 4,092,600   $ 3,935,130
                                      ===========   ===========



    Activity in the allowance for loan losses for the years ended December 31, 1994, 1993 and 1992 follows:

                                            1994          1993         1992
                                            ----          ----         ----

     Balance at beginning of year        $1,489,897    $1,250,753   $1,469,544

     Additions (deductions):
      Provisions                             89,817       175,610      134,859
      Recoveries of loans previously
       charged off                          305,963       605,323      287,457
      Loans charged off                    (420,002)     (541,789)    (641,107)
                                         ----------    ----------   ----------

     Balance at end of year              $1,465,675    $1,489,897   $1,250,753
                                         ==========    ==========   ==========


              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________


5.  Premises and Equipment:
    ----------------------

    Premises and equipment at December 31, 1994 and 1993 consist of the following:


                                                  1994          1993
                                                  ----          ----

      Land                                    $   750,644   $   361,058
      Buildings and leasehold improvements      4,318,512     5,730,853
      Furniture, fixtures, and equipment        4,646,685     4,122,639
                                              -----------   -----------

                                                9,715,841    10,214,550
      Less accumulated depreciation            (4,716,424)   (5,683,636)
                                              -----------   -----------

                                              $ 4,999,417   $ 4,530,914
                                              ===========   ===========


6.  Other Real Estate Owned:
    -----------------------

    A summary of other real estate owned at December 31, 1994 and 1993 is as follows:


                                                    1994       1993
                                                    ----       ----

      Acquired in settlement of loans            $  192,255   $137,557
      Transferred from premises and equipment       962,872
                                                 ----------   --------

                                                 $1,155,127   $137,557
                                                 ==========  =========


7.  Deposits:
    --------

    Deposits at December 31, 1994 and 1993 consist of the following:



                                       1994          1993
                                       ----          ----

     Noninterest bearing demand    $ 46,715,153  $ 43,796,058
     Interest bearing demand         89,647,631    90,915,810
     Savings                         12,898,464    13,495,465
     Time, $100,000 and over         30,783,772    40,536,109
     Other time                      92,617,911    95,861,231
                                   ------------  ------------

                                   $272,662,931  $284,604,673
                                   ============  ============

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________

7.  Deposits, continued:
    --------

    Certain officers and directors of the Company and its subsidiaries and certain entities and individuals related to such persons maintain deposits in the Company's subsidiary banks. Included in the accompanying consolidated balance sheets at December 31, 1994 and 1993, are approximately $14,032,000 and $14,760,000, respectively, of such related party deposits.


8.  Short-term Borrowings:
    ---------------------

    Short-term borrowings consist of federal funds purchased, treasury, tax and loan note options and repurchase agreements. Maturities of these obligations range from one to seven days and interest accrues at a rate equal to or approximating the federal funds rate (5.5% at December 31, 1994).


9.  Federal Income Taxes:
    --------------------

    The comprehensive provisions for federal income taxes consist of the following:


                                              1994         1993        1992
                                              ----         ----        ----

    Current tax provision                  $1,144,221   $  352,988  $   68,816
    Deferred tax provision (benefit)          169,788      754,895      (5,680)
    Charge in lieu of income tax
     provision                                                       1,002,852
                                           -----------  ----------- ----------

    Provision for tax expense charged
     to results of operations               1,314,009    1,107,883   1,065,988

    Stockholders' equity - SFAS No. 115
     adjustment                              (612,301)
                                           ----------   ----------  ----------

    Comprehensive provision for
     income tax                            $  701,708   $1,107,883  $1,065,988
                                           ==========   ==========  ==========


    The consolidated federal income tax expense for the years presented differs from the "expected" consolidated federal income tax expense for those years, computed by applying the statutory U.S. Federal corporate tax rate of 34% to income before federal income taxes,

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________


9.  Federal Income Taxes, continued:
    --------------------

    extraordinary item and cumulative effect of a change in accounting principle. The reasons for those differences and the related tax effects are as follows:


                                                1994        1993       1992
                                                ----        ----       ----

     Computed "expected" tax
       expense at 34%                        $1,224,824  $1,123,040  $1,111,987
     Tax-exempt interest                        (32,002)    (17,665)    (74,993)
     Amortization of goodwill                     6,942       6,942       6,182
     Disallowed interest                         19,213       6,363       9,115
     Credit carryforwards                        78,219
     Other                                       16,813     (10,797)     13,697
                                             ----------  ----------  ----------

                                             $1,314,009  $1,107,883  $1,065,988
                                             ==========  ==========  ==========

    The components of the deferred federal income tax provision (benefit) for the years ended December 31, 1994 and 1993 are as follows:


                                                 1994        1993        1992
                                                 ----        ----        ----

     Provision for loan losses                $ (30,538)   $ 16,227   $ 158,645
     Pension expense                             46,663      (4,661)    (33,058)
     Depreciation                               (26,918)    (41,466)    (40,906)
     OREO activity                              148,892         332    (131,428)
     Interest payable to affiliated parties       8,001      12,566
     Net operating loss carryforward            740,473
     Provision for loss on cash surrender
      value of officers' life insurance
      policies                                 (196,134)
     Credit carryforwards                       236,360
     Other                                       (8,537)     35,989      28,501
                                              ---------    --------   ---------

         Deferred tax provision (benefit)     $ 169,788    $754,895   $  (5,680)
                                              =========    ========   =========

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________


9.  Federal Income Taxes, continued:
    --------------------

    The components of the Company's deferred tax assets and liabilities as of December 31, 1994 and 1993 are as follows:

                                             1994                      1993
                                             ----                      ----

    Deferred tax assets:
     Premises and equipment               $  452,204                 $  452,204
     Other real estate
      owned                                   43,946                    192,838
     Investment securities                   190,012                    194,315
     Capital loss
      carryforward                           887,430                    887,430
     Alternative minimum tax                                            206,551
      carryforward
     Unrealized loss on
      available-for-sale securities          612,301
     Other                                   196,134                     67,854
                                          ----------                 ----------

    Total deferred tax
     assets                                2,382,027                  2,001,192
    Valuation allowance                     (887,430)                  (887,430)
                                          ----------                 ----------

    Net deferred tax assets                1,494,597                  1,113,762
                                          ----------                 ----------

    Deferred tax
     liabilities:
     Bad debt                                248,813                    272,551
     Depreciation                            309,544                    336,462
     Deferred gain                           436,006                    451,647
     Other                                    58,269                     53,650
                                          ----------                 ----------

    Total deferred tax
     liabilities                           1,052,632                  1,114,310
                                          ----------                 ----------

    Net deferred tax asset
     (liability)                          $  441,965                 $     (548)
                                          ==========                 ==========


    The Company utilized net operating loss carryforwards in 1992 to offset federal income tax expense of $1,002,852. This amount is reported as an extraordinary item and offsets a corresponding charge in lieu of an income tax provision in the accompanying consolidated statements of operations.

    A long-term capital loss carryforward of approximately $2,577,000 which expires in 1995 is available on a consolidated basis to be offset against long-term capital gains.

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________


10. Employee Benefit Plans:
    ----------------------

    Pension Plan
    ------------

    The Company and subsidiaries participate in a noncontributory defined benefit pension plan (the Plan) covering substantially all employees having one year of service. The Company and subsidiaries intend to make contributions as required to maintain the Plan's compliance with the funding provisions of the Employee Retirement Income Security Act of 1974.

    The following is a summary of the Plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1994 and 1993, respectively:

                                             1994                      1993
                                             ----                      ----
    Actuarial present
     value of benefit
     obligations:
     Accumulated benefit obligation,
      including vested benefits of
      $1,570,825 for 1994 and
      $1,858,050 for 1993                 $ 1,633,749              $ 1,906,025
                                          ===========              ===========

    Plan assets at estimated fair
     value (primarily U.S.
     Government agency securities
     and interest bearing
     deposits)                           $ 1,478,601               $ 1,777,574

    Projected benefit obligation for
     service rendered to date             (1,787,439)               (2,116,462)
                                         -----------               -----------

    Projected benefit obligation in
     excess of plan assets                  (308,838)                 (338,888)
    Unrecognized net loss from past
     experience different from that
     assumed and effects of changes in
     assumptions                             813,165                   879,121
    Unrecognized prior service cost not
     yet recognized in net
     periodic pension cost                  (356,495)                 (395,180)
    Unrecognized net asset at January 1,
     1987 amortized over
     10 years                                (51,568)                  (76,124)
    Adjustment required to recognize
     minimum liability                      (251,412)                 (197,380)
                                         -----------               -----------

    Accrued pension cost included
     in other liabilities                $  (155,148)              $  (128,451)
                                         ===========               ===========

               UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________


10.  Employee Benefit Plans, continued:
     ----------------------

    Pension Plan, continued
    ------------

    The net pension cost for 1994, 1993 and 1992 includes the following components:

                                                1994        1993        1992
                                                ----        ----        ----

      Service cost                           $ 129,474    $110,595   $ 106,711
      Interest cost on projected
       benefit obligation                      160,084     156,499     156,640
      Actual loss (return) on plan assets       64,329     (91,624)   (109,981)
      Net amortization and deferral           (243,964)    (89,762)    (69,603)
                                             ---------    --------   ---------

                                             $ 109,923    $ 85,708   $  83,767
                                             =========    ========   =========

    The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 9.0% and 7.5% for 1994 and 1993, respectively and the rate of increase in future compensation levels and the weighted-average expected long-term rate of return on plan assets were 5% and 9%, respectively, for both 1994 and 1993.

    Employee Stock Ownership Plan
    -----------------------------

    In January 1990, the Company established an employee stock ownership plan (the ESOP), which is a noncontributory plan established to acquire shares of the Company's common stock for the benefit of substantially all employees of the Company. There had been no contributions made to the ESOP, it held no assets and effective September 27, 1994, was terminated by the Company in accordance with the ESOP Plan Document.

    Deferred Compensation
    ---------------------

    During 1990, the Company established a Supplemental Retirement Income Plan (the SRIP). The SRIP provided certain highly compensated employees a retirement annuity benefit or provided the employees' beneficiary with a lump sum settlement in the event of pre-retirement death. Effective September 27, 1994, the Company paid all vested accrued benefits to the participants and terminated the SRIP. This termination was completed under the terms of the SRIP Plan Document and with the consent of the participants.

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________


11. Commitments and Contingencies:
    -----------------------------

    On September 30, 1990, the Company established an employee medical benefit plan (the Plan) to self-insure claims up to $50,000 per year for each individual covered; claims above $50,000 are covered by a stop-loss insurance policy. The Company and its covered employees contribute to the fund to pay the claims and stop-loss insurance premiums. At December 31, 1994, management believes that the Company has made provisions sufficient to cover estimated claims, including claims incurred but not yet reported.

    The Company entered into a stock subscription agreement with an executive officer (the Subscriber) dated December 15, 1992. Pursuant to the terms of the agreement, the Company agrees to issue and the Subscriber agrees to purchase 14,000 shares of the Company's common stock, $10 par value, at a price of $35.00 per share. Per the terms of an Agreement and Plan of Reorganization dated October 28, 1994 between the Company and Norwest Corporation (see Note 14), payment for the stock shall be made prior to the anticipated transaction closing date of May 1995.

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

    The Company's exposure to credit loss in the event of nonperformance by the other party to such financial instruments is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Management does not anticipate any material loss as a result of the transactions. Commitments to extend credit totalled approximately $21,534,000 and $17,821,000 and standby letters of credit totalled approximately $1,707,000 and $1,901,000 at December 31, 1994 and 1993, respectively.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Company upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

    Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company's policy for obtaining collateral and the nature of such collateral is essentially the same as that involved in making commitments to extend credit.

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________


11. Commitments and Contingencies, continued:
    -----------------------------

    The Company is subject to certain claims and litigation. In the opinion of management the outcome of such matters will not have a material effect on the consolidated financial position or results of operations of the Company.


12. Dividend Restrictions and Regulatory Requirements:
    -------------------------------------------------

    The Company's subsidiary banks are limited as to payment of dividends to the Company as the result of certain regulations and restrictions imposed by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and/or the Texas Department of Banking. These restrictions limit such dividends in relation to the ratio of capital to assets in the subsidiary banks and the net income of the subsidiary banks. The Company is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1994, the Company is required to have minimum Tier 1 and Total capital ratios of 4.00% and 8.00%, respectively. The Company's actual ratios at that date were 14.74% and 15.70%, respectively.


13. Fair Value of Financial Instruments:
    -----------------------------------

    The following methods and assumptions were used in estimating fair value disclosures for financial instruments in accordance with Statement of Financial Accounting Standards No. 107 (SFAS No. 107):

    Cash and cash equivalents. The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

    Investment securities (including mortgage-backed securities). Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

    Loans. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed rate loans are estimated using a discounted cash flow calculation that applies interest rates currently being offered for loans. The carrying amount of accrued interest approximates its fair value.

    Off-balance sheet instruments. Fair values for off-balance sheet instruments (letters of credit and lending commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing (current replacement cost).

    Deposit liabilities. The fair values disclosed for demand deposits (e.g., interest and noninterest bearing checking, passbook savings, and certain types of money-market accounts)

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________


13.  Fair Value of Financial Instruments, continued:
     -----------------------------------

     are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money-market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     Short-term borrowings. The carrying amounts of borrowings under repurchase agreements and other short-term borrowings approximate their fair values.

     Limitations. The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the subsidiary Banks' financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Also, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates of held-to-maturity investment securities and have not been considered.

     The carrying amounts and fair values of loans (net of allowance for possible loan losses and unearned discount) were approximately $152,031,000 and $146,275,000, respectively, at December 31, 1994, and $128,732,000 and
     $129,178,000, respectively, at December 31, 1993.

     The carrying amounts and fair values of deposits consisted of the following at December 31, 1994 and 1993. For deposits with no defined maturities, fair value is the amount payable on demand:

                                             1994                        1993
                                  --------------------------  --------------------------
                                    Carrying                    Carrying
                                     Amount      Fair Value      Amount      Fair Value
                                  ------------  ------------  ------------  ------------

    Noninterest bearing demand    $ 46,715,153  $ 46,715,153  $ 43,796,058  $ 43,796,058
    Interest bearing demand         89,647,631    89,647,631    90,915,810    90,915,810
    Savings                         12,898,464    12,898,464    13,495,465    13,495,465
    Time, $100,000 and over         30,783,772    31,140,000    40,536,109    41,842,000
    Other time                      92,617,911    89,059,000    95,861,231    94,821,000
                                  ------------  ------------  ------------  ------------

                                  $272,662,931  $269,460,248  $284,604,673  $284,870,333
                                  ============  ============  ============  ============

              UNITED TEXAS FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. Continued
                                   ________


13.  Fair Value of Financial Instruments, continued:
     -----------------------------------

     As discussed above, SFAS No. 107 defines the fair value of demand deposits as the amount payable on demand, and prohibits adjusting fair value for any value derived from retaining those deposits for an expected future period of time. That component, commonly referred to as a deposit base intangible, is neither considered in the above fair value amounts nor recorded as an intangible asset in the balance sheet.

     The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, the creditworthiness of the counterparties and any difference between current levels of interest rates and the committed rates. Therefore, because the subsidiary banks' current portfolio of commitments are primarily at variable interest rates and to counterparties of good credit, the carrying value is estimated to approximate the fair value at December 31, 1994 and 1993.


14.  Agreement and Plan of Reorganization:
     ------------------------------------

     On October 28, 1994, an agreement was entered into whereby the Company would be consolidated with a wholly-owned subsidiary of Norwest Corporation.

     Subject to regulatory approval, the transaction is anticipated to close during May 1995. Simultaneously with the closing, the shareholders will receive consideration as stipulated in the agreement.

                                   APPENDIX A


                     AGREEMENT AND PLAN OF REORGANIZATION,
                      FORM OF AGREEMENT AND PLAN OF MERGER
                           (STOCK-FOR-STOCK VERSION),
                                      AND
                      FORM OF AGREEMENT AND PLAN OF MERGER
                            (CASH-FOR-STOCK VERSION)

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION



     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 28th day of October 1994, by and between UNITED TEXAS FINANCIAL CORPORATION ("UTFC"), a Texas corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

     WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into UTFC (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form of either Exhibit A1 or Exhibit A2 attached hereto (whichever is approved by a vote of the UTFC shareholders), which provides, among other things, for the conversion and exchange of the shares of Common Stock of UTFC of the par value of $10.00 per share ("UTFC Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"), or into cash.

     NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1.  Basic Plan of Reorganization

(a)  Merger.  Subject to the terms and conditions contained herein, a wholly-
     ------
owned subsidiary of Norwest ("Merger Co.") will be merged by statutory merger with and into UTFC pursuant to the Merger Agreement, with UTFC as the surviving corporation, in which merger each share of UTFC Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below)(other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for either cash or shares of Norwest Common Stock as described in subparagraphs (i) through (iii) below.

          (i) If the Norwest Measurement Price (as defined below) is less than or equal to $23.00, each share of UTFC Common Stock will be converted into and exchanged for either (y) an amount of cash equal to $41,100,000 divided by the number of shares of UTFC Common Stock outstanding as of the Effective Time of the Merger or (z) the number of shares of Norwest Common Stock equal to 1,786,957 divided by the number of shares of UTFC Common Stock outstanding as of the Effective Time of the Merger. All of the shares of UTFC Common Stock will be converted into and exchanged for the same form of consideration, whether cash or shares of Norwest Common Stock. The form of consideration to be received by all shareholders will be determined by the vote of the shareholders of UTFC at the meeting of shareholders required by paragraph 4(c) of the Agreement.

          (ii) If the Norwest Measurement Price is greater than $23.00 and less than $28.00, each share of UTFC Common Stock will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing $41,100,000 by the Norwest Measurement Price and then dividing the resulting quotient by the number of shares of UTFC Common Stock outstanding as of the Effective Time of the Merger.

          (iii) If the Norwest Measurement Price is equal to or greater than $28,00, each share of UTFC Common Stock will be converted into and exchanged for the number of shares of Norwest Common Stock equal to 1,467,857 divided by the number of shares of UTFC Common Stock outstanding as of the Effective Time of the Merger.

The "Norwest Measurement Price" shall mean the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days commencing on the trading day immediately following the day that the Registration Statement (as defined in paragraph 2 (q)) is declared effective by the Securities and Exchange Commission (the "SEC").

     (b)  Norwest Common Stock Adjustments.  If UTFC Common Stock is to be
          --------------------------------
converted and exchanged for Norwest Common Stock pursuant to paragraph 1(a) above and if, between the date hereof and the Effective Time of the Merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then (i) the number of shares of Norwest Common Stock into which a share of UTFC Common Stock shall be converted pursuant to subparagraph (a) above will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of UTFC Common Stock shall be so converted will equal the number of shares of Norwest Common Stock which holders of shares of UTFC Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger and (ii) if a Common Stock Adjustment occurs between the date hereof and any date that the closing price of a share of Norwest Common Stock is used for purposes of this Agreement or the Merger Agreement, the closing price of a share of Norwest Common Stock for such purposes shall be the sum of the closing prices on the date of each such determination of the number of shares of Norwest Common Stock and other securities, if any, (in each case as reported on the consolidated tape of the New York Stock Exchange on such date) issued with respect to one share of Norwest Common Stock as a result of the Common Stock Adjustment.

     (c)  Fractional Shares.  If UTFC Common Stock is to be converted into and
          -----------------
exchanged for Norwest Common Stock pursuant to paragraph 1(a) above, no fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the trading day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (d)  Mechanics of Closing Merger.  Subject to the terms and conditions set
          ---------------------------
forth herein, the Merger Agreement shall be executed and it and Articles of Merger shall be filed with the Secretary of State of the State of Texas on a mutually agreed upon date, but no later than ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger". The "Effective Time of the Merger" shall be 11:59 p.m. Wichita Falls, Texas time on the Effective Date of the Merger. At the Effective Time of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into UTFC pursuant to the Merger Agreement.

     The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

     2. Representations and Warranties of UTFC. UTFC represents and warrants to Norwest as follows:

     (a)  Organization and Authority.  UTFC is a corporation duly organized,
          --------------------------
validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on UTFC and the UTFC Subsidiaries (as defined below) taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. UTFC is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). UTFC has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

     (b)  UTFC's Subsidiaries.  Schedule 2(b) sets forth a complete and correct
          -------------------
list of all of UTFC's subsidiaries as of the date hereof (individually a "UTFC Subsidiary" and collectively the "UTFC Subsidiaries"), all shares of the outstanding capital stock of each of which are owned directly or indirectly by UTFC. No equity security of any UTFC Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any UTFC Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by UTFC are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each UTFC Subsidiary is a national banking association or state bank duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), UTFC does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c)  Capitalization.  The authorized capital stock of UTFC consists of
          --------------
1,000,000 shares of common stock, $10.00 par value, of which as of the close of business on June 30, 1994, 326,467 shares were outstanding and 108 shares were held in the treasury. The maximum number of shares of UTFC Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute UTFC Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 340,467. All of the outstanding shares of capital stock of UTFC have been duly and validly authorized and issued and are fully paid and nonassessable. Except for UTFC's obligation to issue UTFC Common Stock pursuant to the Stock Subscription Agreement, dated December 15, 1992, between Robert K. Pace and UTFC (the "Stock Subscription Agreement"), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating UTFC or any UTFC Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of UTFC or any UTFC Subsidiary. Since June 30, 1994, no shares of UTFC capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by UTFC or any UTFC Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of UTFC.

     (d)  Authorization.  UTFC has the corporate power and authority to enter
          -------------
into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by UTFC and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of UTFC. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over UTFC as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of UTFC enforceable against UTFC in accordance with their respective terms.

     Neither the execution, delivery and performance by UTFC of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by UTFC with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of UTFC or any UTFC Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which UTFC or any UTFC Subsidiary is a party or by which it may be bound, or to which UTFC or any UTFC Subsidiary or any of the properties or assets of UTFC or any UTFC Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of UTFC, violate any judgment, ruling, order, writ, injunction or decree, applicable to UTFC or any UTFC Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"),
and filings required to effect the Merger under Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by UTFC of the transactions contemplated by this Agreement and the Merger Agreement.

     (e)  UTFC Financial Statements.  The consolidated balance sheets of UTFC
          -------------------------
and UTFC's Subsidiaries as of December 31, 1993 and 1992 and related consolidated statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1993, together with the notes thereto, certified by Coopers & Lybrand (in the case of the years 1993 and 1992) and by KPMG Peat Marwick (in the case of the year 1991), and the unaudited consolidated balance sheets of UTFC and UTFC's Subsidiaries as of June 30, 1994 and the related unaudited consolidated statements of operations and stockholders' equity for the six months then ended (the "UTFC Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of UTFC and UTFC's Subsidiaries at the dates and the consolidated results of operations and cash flows of UTFC and UTFC's Subsidiaries for the periods stated therein.

     (f)  Reports.  Since December 31, 1988, UTFC and each UTFC Subsidiary has
          -------
filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "UTFC Reports". As of their respective dates, the UTFC Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the UTFC Reports have been made available to Norwest by UTFC.

     (g)  Properties and Leases.  Except as may be reflected in the UTFC
          ---------------------
Financial Statements and except for any lien for current taxes not yet delinquent, UTFC and each UTFC Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in UTFC's consolidated balance sheet as of June 30, 1994, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to UTFC or any UTFC Subsidiary pursuant to which UTFC or such UTFC Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by UTFC or such UTFC Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all of UTFC's and each UTFC Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h)  Taxes.  Each of UTFC and the UTFC Subsidiaries has filed all federal,
          -----
state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of UTFC and the UTFC Subsidiaries for the fiscal year ended December 31, 1990, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Neither UTFC nor any UTFC Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies, and no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of UTFC or any UTFC Subsidiary which has not been settled, resolved and fully satisfied. Each of UTFC and the UTFC Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of June 30, 1994, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of UTFC and the UTFC Subsidiaries with respect to all periods through the date thereof.

     (i)  Absence of Certain Changes.  Except as set forth on Schedule 2(i),
          --------------------------
since June 30, 1994, there has been no change in the business, financial condition or results of operations of UTFC or any UTFC Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of UTFC and the UTFC Subsidiaries taken as a whole.

     (j)  Commitments and Contracts.  Except as set forth on Schedule 2(j),
          -------------------------
neither UTFC nor any UTFC Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by UTFC or such UTFC Subsidiary);

          (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

          (iii)  any labor contract or agreement with any labor union;

          (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of UTFC or any UTFC Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, UTFC or any UTFC Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

          (vi) any lease with annual rental payments aggregating $10,000 or more.

     (k)  Litigation and Other Proceedings.  UTFC has furnished Norwest copies
          --------------------------------
of (i) all attorney responses to the request of the independent auditors for UTFC with respect to loss contingencies as of December 31, 1993 in connection with the UTFC Financial Statements, and (ii) a written list of legal and regulatory proceedings filed against UTFC or any UTFC Subsidiary since said date. There are no claims, actions, suits, investigations or proceedings pending or, to the best knowledge of UTFC, threatened against UTFC or any UTFC Subsidiary, nor is UTFC or any UTFC Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of UTFC and the UTFC Subsidiaries taken as a whole.

     (l)  Insurance.  UTFC and each UTFC Subsidiary is presently insured, and
          ---------
during each of the past five calendar years (or during such lesser period of time as UTFC has owned such UTFC Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m)  Compliance with Laws.  UTFC and each UTFC Subsidiary has all permits,
          --------------------
licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of UTFC or such UTFC Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of UTFC, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by UTFC and each UTFC Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither UTFC nor any UTFC Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of UTFC or any UTFC Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of UTFC and the UTFC Subsidiaries taken as a whole.

     (n)  Labor.  No work stoppage involving UTFC or any UTFC Subsidiary is
          -----
pending or, to the best knowledge of UTFC, threatened. Neither UTFC nor any UTFC Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of UTFC or such UTFC Subsidiary. Employees of UTFC and the UTFC Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Material Interests of Certain Persons.  Except as set forth on
          -------------------------------------
Schedule 2(o), to the best knowledge of UTFC, no officer or director of UTFC or any UTFC Subsidiary, or any "associate"

(as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of UTFC or any UTFC Subsidiary.

     Schedule 2(o) sets forth a correct and complete list of any loan or extension of credit from any bank subsidiary of UTFC to any present executive officer, director, principal shareholder of UTFC or any UTFC Subsidiary or any related interest of any such person that was required under Regulation O of the Federal Reserve Board to be approved by or reported to the Board of Directors of such bank subsidiary of UTFC or that is otherwise subject to the restrictions contained in Regulation O. Neither UTFC nor any UTFC Subsidiary is in violation of Regulation O.

     (p)  UTFC Benefit Plans.
          ------------------

          (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which UTFC or any UTFC Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by UTFC or any UTFC Subsidiary are those set forth on Schedule 2(p)(i) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p)(ii), UTFC or the UTFC Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. UTFC knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code, except that the UTFC Employee Retirement Plan has not been amended to comply with the Tax Reform Act of 1986 (the "TRA") although such Plan shall have been amended prior to December 31, 1994.

          (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

          (iv) To the best knowledge of UTFC, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, or violated any of the fiduciary standards under Part 4 of Title I of ERISA, that could subject, to the best knowledge of UTFC, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or that would result in material liability to UTFC and the UTFC Subsidiaries taken as a whole.

          (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

          (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of UTFC or any UTFC Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (q)  Proxy Statement-Prospectus, etc.  None of the information regarding
          -------------------------------
UTFC and the UTFC Subsidiaries supplied or to be supplied by UTFC for inclusion in (i) a Registration Statement on Form S-4, and the prospectus included therein, to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock that may be exchanged for shares of UTFC Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the joint proxy statement of UTFC and prospectus of Norwest included in the Registration Statement to be mailed to UTFC's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement-Prospectus") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement-Prospectus and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement (together with the Proxy Statement-Prospectus included therein), when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, and, in the case of the Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and, in the case of the Registration Statement, Proxy Statement-Prospectus and other documents, at the Effective Time of the Merger contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which UTFC and the UTFC Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (r)  Registration Obligations.  Neither UTFC nor any UTFC Subsidiary is
          ------------------------
under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

     (s)  Brokers and Finders.  Neither UTFC nor any UTFC Subsidiary nor any of
          -------------------
their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for UTFC or any UTFC Subsidiary, in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (t)  Administration of Trust Accounts.  UTFC and each UTFC Subsidiary has
          --------------------------------
properly administered in all respects material, and which could reasonably be expected to be material, to the financial condition of UTFC and the UTFC Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither UTFC, any UTFC Subsidiary, nor any director, officer or employee of UTFC or any UTFC Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to be material to, the financial condition of UTFC and the UTFC Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     (u)  No Defaults.  Neither UTFC nor any UTFC Subsidiary is in default, nor
          -----------
has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon UTFC and the UTFC Subsidiaries, taken as a whole. To the best of UTFC's knowledge, all parties with whom UTFC or any UTFC Subsidiary has material leases, agreements or contracts or who owe to UTFC or any UTFC Subsidiary material obligations, other than with respect to those arising in the ordinary course of the banking business of the UTFC Subsidiaries, are in compliance therewith in all material respects.

     (v)  Environmental Liability.  There is no legal, administrative, or other
          -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on UTFC or any UTFC Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or, to the best of UTFC's knowledge, threatened against UTFC or any UTFC Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon UTFC and UTFC's Subsidiaries taken as a whole; to the best of UTFC's knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of UTFC's knowledge, neither UTFC nor any UTFC Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. UTFC has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

     3. Representations and Warranties of Norwest. Norwest represents and warrants to UTFC as follows:

     (a)  Organization and Authority.  Norwest is a corporation duly organized,
          --------------------------
validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

     (b)  Norwest Subsidiaries.  Schedule 3(b) sets forth a complete and correct
          --------------------
list as of December 31, 1993, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (c)  Norwest Capitalization.  The authorized capital stock of Norwest
          ----------------------
consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on June 30, 1994, 1,127,125 shares of 10.24% Cumulative Preferred Stock at $100 stated value and 1,143,750 shares of Cumulative Convertible Preferred Stock, Series B, at $200 stated value and 35,125 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value were outstanding, and (ii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on June 30, 1994, 315,457,227 shares were outstanding and 7,627,247 shares were held in the treasury.

     (d)  Authorization.  Norwest has the corporate power and authority to enter
          -------------
into this Agreement and to carry out its obligations hereunder. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation and the authorization of the Board of Directors of Norwest described in paragraph 5(o), this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

     Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction or, decree, applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

     Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

     (e)  Norwest Financial Statements.  The consolidated balance sheets of
          ----------------------------
Norwest and Norwest's subsidiaries as of December 31, 1993 and 1992 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1993, together with the notes thereto, certified by KPMG Peat Marwick and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 as amended by Form 10-K/A dated May 13, 1994 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of June 30, 1994 and the related unaudited consolidated statements of income and cash flows for the six months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

     (f)  Reports.  Since December 31, 1988, Norwest and each Norwest Subsidiary
          -------
has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g)  Properties and Leases.  Except as may be reflected in the Norwest
          ---------------------
Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of June 30, 1994 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property that has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all of Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h)  Taxes.  Each of Norwest and the Norwest Subsidiaries has filed all
          -----
material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

     (i)  Absence of Certain Changes.  Since June 30, 1994, there has been no
          --------------------------
change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (j)  Commitments and Contracts.  Except as set forth on Schedule 3(j), as
          -------------------------
of June 30, 1994 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i)  any labor contract or agreement with any labor union;

          (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

     (k)  Litigation and Other Proceedings.  There are no claims, actions,
          --------------------------------
suits, investigations or proceedings pending or, to the best knowledge of Norwest, threatened against Norwest or any Norwest Subsidiary nor is Norwest or any Norwest Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (l)  Insurance.  Norwest and each Norwest Subsidiary is presently insured
          ---------
or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m)  Compliance with Laws.  Norwest and each Norwest Subsidiary has all
          --------------------
permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Norwest Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

     (n)  Labor.  No work stoppage involving Norwest or any Norwest Subsidiary
          -----
is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Norwest Benefit Plans.
          ---------------------

          (i) As of September 1, 1994, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on Schedule 3(o)(i) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of
     Section 3(37) of ERISA.

          (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o)(ii), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TEFRA, DEFRA and REA for each of the Norwest Plans to which the qualification requirements of
     Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under
     Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Norwest Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

          (iv) Except as set forth on Schedule 3(o)(iv), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

          (v) Except as set forth on Schedule 3(o)(v), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), that would result in a material liability.

          (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (p)  Registration Statement, etc.  None of the information regarding
          ---------------------------
Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement-Prospectus, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement-Prospectus and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement (together with the Proxy Statement-Prospectus), when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, and, in the case of the Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and, in the case of the Registration Statement, Proxy Statement-Prospectus and other documents, at the Effective Time of the Merger contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (q)  Brokers and Finders.  Neither Norwest nor any Norwest Subsidiary nor
          -------------------
any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary, in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (r)  No Defaults.  Neither Norwest nor any Norwest Subsidiary is in
          -----------
default, nor has any event occurred that, with the passage of time or the giving of notice or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations, other than those arising in the ordinary course of the banking business of the Norwest Subsidiaries, are in compliance therewith in all material respects.

     (s)  Environmental Liability.  There is no legal, administrative, or other
          -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge, neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     (t)  Merger Co.  As of the Closing Date, Merger Co. will be a corporation
          ---------
duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business.

     4.  Covenants of UTFC.  UTFC covenants and agrees with Norwest as follows:

     (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, UTFC and each UTFC Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior consent of Norwest (which shall be deemed given if Norwest does not object in writing within 72 hours of receipt of all loan committee documentation relating to such loan), make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement and except for home mortgage loans originated for resale in the secondary mortgage market and except for qualified car loans) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $250,000; maintain proper business and accounting records; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of UTFC and each UTFC Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on UTFC and the UTFC Subsidiaries taken as a whole; permit Norwest and its representatives (including KPMG Peat Marwick) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business; and use its best efforts to maintain in full force and effect the issuance policies issued by Confederation Life Insurance Company. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of UTFC herein expressed.

     (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, UTFC and each UTFC Subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities, except that UTFC may issue shares of UTFC Common Stock in accordance with the terms of the Stock Subscription Agreement; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by UTFC Subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law or by paragraph 4(j); make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a UTFC Subsidiary's Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of UTFC; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any UTFC Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c) The Board of Directors of UTFC will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement and not earlier than two business days following the end of the period determining the Norwest Measurement Price, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The UTFC shareholders will have the option of voting (i) in favor of the Merger as presented in the form of Merger Agreement set forth in Exhibit A1 hereto (which, among other things, provides that UTFC Common Stock will be converted into and exchanged for shares of Norwest Common Stock if the Norwest Measurement Price is equal to or less than $23), (ii) in favor of the Merger as presented in the form of Merger Agreement set forth in Exhibit A2 hereto (which provides that UTFC Common Stock will be converted into and exchanged for cash if the Norwest Measurement Price is equal to or less than $23), or (iii) against the Merger. The Board of Directors of UTFC will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Texas Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and in favor of either of the Merger Agreements attached hereto as Exhibits A1 or A2, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d) UTFC will furnish or cause to be furnished to Norwest all the information concerning UTFC and the UTFC Subsidiaries required for inclusion in the Registration Statement and the Proxy Statement-Prospectus included therein or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinions and the consents of Coopers & Lybrand (with respect to the years 1993 and 1992) and of KPMG Peat Marwick (with respect to the year 1991) to use such opinion in such Registration Statement.

     (e) UTFC will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of UTFC to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

     (f) UTFC will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g) UTFC will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to UTFC and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to UTFC's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to UTFC, in the public domain, or later acquired by UTFC from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

     (h) Until the Effective Time of the Merger or the termination of this Agreement, neither UTFC, nor any UTFC Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of UTFC or any UTFC Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of UTFC or any UTFC Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with UTFC or any UTFC Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to UTFC or any UTFC Subsidiary concerning any of the foregoing, UTFC or such UTFC Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (i) UTFC shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j) UTFC and each UTFC Subsidiary will take all action necessary or required (i) to terminate or amend as of the Effective Date of the Merger, if requested by Norwest and consistent with the provisions of paragraph 8(a)(ii) and 8(b)(ii), but excluding the supplemental retirement payments to Thomas F. Smead described in paragraph (i) of Schedule 2(j), all qualified retirement and welfare benefit plans and all non-qualified benefit plans and compensation arrangements, (ii) to amend the Plans to comply with the provisions of the TRA and regulations thereunder and other applicable law, and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of
Section 401(a) of the Code prior to the Effective Date of the Merger.

     (k) Neither UTFC nor any UTFC Subsidiary shall take any action which with respect to UTFC would disqualify the Merger as a "pooling of interests" for accounting purposes, it being understood and agreed that neither the shareholder vote described in paragraph 4(c) nor the consummation of the Merger on the terms described in paragraph 1(a)(i)(y) shall be deemed to violate this covenant.

     (l) UTFC shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of UTFC who may reasonably be deemed an "affiliate" of UTFC within the meaning of such term as used in Rule 145 under the Securities Act.

     (m) No later than 10 business days prior to the Effective Date of the Merger, UTFC shall establish such additional accruals and reserves as may be necessary to conform UTFC's accounting and credit loss reserve practices and methods to those of Norwest and to Norwest's plans with respect to the conduct of UTFC's business following the Merger and to provide for the costs and expenses relating to the consummation by UTFC of the Merger and the other transactions contemplated by this Agreement.

     (n) UTFC shall obtain Phase I environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than four (4) weeks and written reports shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement. UTFC shall obtain Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. Norwest shall pay for such assessments provided that Norwest approves the selection of the consultant to perform such assessments and the terms and conditions, including cost, of retaining such consultant.

     (o) UTFC shall obtain commitments for title insurance and boundary surveys for each bank facility which shall be delivered to Norwest no later than four
(4) weeks from the date of this Agreement. Norwest shall pay for such commitments and surveys provided that Norwest approves the selection of the title insurance companies and surveyors to perform such commitments and surveys and the terms and conditions, including cost, of retaining each of them.

     (p) Without the prior written consent of Norwest, UTFC shall not enter into any agreement (whether or not in writing) (i) to remodel, renovate, rebuild or make any alterations to, or to lease, sell or otherwise dispose of the property known as the "Annex" at 2301 Kell Boulevard, Wichita Falls, Texas, (ii) to sell, transfer, donate or otherwise dispose of the property located at 220 Clay Street, Nocona, Texas, (iii) to renovate, build an addition, or make any alterations to the drive-in facility located in Nocona, Texas, or (iv) to alter, in any material respect, the plans or schedule for completion (that were disclosed to Norwest prior to the date hereof) of the construction of the building located at 2714 Southwest Parkway, Wichita Falls, Texas.

     (q)  The Employment Agreement between Parker Square Bank, N.A. and Robert
K. Pace, dated as of January 1, 1990, shall be terminated effective on or prior to the Closing Date.

     (r) UTFC shall use its best efforts to sell the oil and gas interests held in OREO as soon as possible, but in any event prior to the Effective Date of the Merger.

     (s) UTFC shall use its best efforts to obtain, prior to the Effective Date of the Merger, the consent to the termination of the Supplemental Retirement Income Plan from the participant who has not yet signed such a consent.

     (t) UTFC shall terminate, effective as of the Entry Date (as defined in paragraph 8 (a)(i)) , the Parker Square Bank, N.A. Split Dollar Insurance Plan and the First State Bank in Archer City Split Dollar Insurance Plan.

     5. Covenants of Norwest. Norwest covenants and agrees with UTFC as follows:

     (a) From the date hereof until the Effective Time of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Norwest will furnish to UTFC all the information concerning Norwest required for inclusion in any statement or application made by UTFC to any governmental body in connection with the transactions contemplated by this Agreement.

     (c) Norwest will file with the SEC the Registration Statement and the Proxy Statement-Prospectus included therein and any other applicable documents for the purpose of registering the shares of Norwest Common Stock to be delivered to the shareholders of UTFC pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective, but in no event shall Norwest permit such Registration Statement to become effective prior to receipt of the regulatory approvals referred to in paragraph 7(e).

     (d) Norwest will file all documents required to be filed to list the shares of Norwest Common Stock that may be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings, unless at the time any of such filings or other actions are to be taken it has been finally determined that shares of UTFC Common Stock will be converted into and exchanged for cash pursuant to paragraph 1(a)(i)(y) hereto.

     (e) If shares of UTFC Common Stock are to be converted into and exchanged for Norwest Common Stock pursuant to paragraph 1(a) hereto, the shares of Norwest Common Stock to be issued by Norwest to the shareholders of UTFC pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. If shares of UTFC Common Stock are to be converted into and exchanged for Norwest Common Stock pursuant to paragraph 1(a) hereto, the shares of Norwest Common Stock to be delivered to the shareholders of UTFC pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals , unless at the time any of such filings or other actions are to be taken it has been finally determined that shares of UTFC Common Stock will be converted into and exchanged for cash pursuant to paragraph 1(a)(i)(y) hereto.

     (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with UTFC to obtain all such approvals and consents required by UTFC.

     (h) Norwest will hold in confidence all documents and information concerning UTFC and UTFC's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with UTFC (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to UTFC.

     (i) Norwest will file any documents or agreements required to be filed in connection with the Merger under the Texas Business Corporation Act.

     (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k) Norwest shall consult with UTFC as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (l) Norwest shall give UTFC written notice of receipt of the regulatory approvals referred to in paragraph 7(e).

     (m) Neither Norwest nor any Norwest Subsidiary shall take any action which with respect to Norwest would disqualify the Merger as a "pooling of interests" for accounting purposes. Norwest shall use its best efforts to obtain and deliver to UTFC, prior to the Effective Date of the Merger, signed representations from the directors and executive officers of Norwest to the effect that, except for de minimus dispositions which will not disqualify the Merger as a pooling of interests, they will not dispose of shares of Norwest or UTFC during the period commencing 30 days prior to the Effective Date and ending upon publication by Norwest of financial results including at least 30 days of combined operations of UTFC and Norwest provided that such representations shall be void if the shares of UTFC Common Stock are converted into and exchanged for cash pursuant to paragraph 1(a)(i)(y) hereto.

     (n) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit UTFC and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by UTFC or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     (o) Norwest shall use its best efforts to obtain, at the next regularly scheduled Norwest Board of Directors meeting, the authorization of the Norwest Board of Directors to acquire UTFC pursuant to the Merger on the terms described in paragraph 1 hereto.

     6. Conditions Precedent to Obligation of UTFC. The obligation of UTFC to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by
UTFC:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

     (c) UTFC shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of UTFC required for approval of a plan of merger in accordance with the provisions of UTFC's Articles of Incorporation and the Texas Business Corporation Act.

     (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (g) If shares of UTFC Common Stock are to be converted into and exchanged for Norwest Common Stock pursuant to paragraph 1(a) hereto, the shares of Norwest Common Stock to be delivered to the stockholders of UTFC pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (h) If shares of UTFC Common Stock are to be converted into and exchanged for Norwest Common Stock pursuant to paragraph 1(a) hereto, UTFC shall have received an opinion, dated the Closing Date, of counsel to UTFC, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of UTFC Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of UTFC will be the same as the basis of UTFC Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of UTFC will include the holding period of the UTFC Common Stock, provided such shares of UTFC Common Stock were held as a capital asset as of the Effective Time of the Merger.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. If shares of UTFC Common Stock are to be converted into and exchanged for Norwest Common Stock pursuant to paragraph 1(a)(ii) hereto, Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     7. Conditions Precedent to Obligation of Norwest. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Norwest:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to UTFC and the UTFC Subsidiaries taken as a whole as if made at the Time of Filing.

     (b) UTFC shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

     (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of UTFC required for approval of a plan of merger in accordance with the provisions of UTFC's Articles of Incorporation and the Texas Business Corporation Act.

     (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of UTFC, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to UTFC or any UTFC Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

     (f) UTFC and each UTFC Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to UTFC's or such subsidiary's business required for the consummation of the Merger, and UTFC and each UTFC Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

     (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (h) If shares of UTFC Common Stock are to be converted into and exchanged for Norwest Common Stock pursuant to paragraph 1(a) hereto, the Merger shall qualify as a "pooling of interests" for accounting purposes and Norwest shall have received from KPMG Peat Marwick and Coopers & Lybrand opinions to that effect.

     (i) At any time since the date hereof the total number of shares of UTFC Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute UTFC Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not have exceeded 340,467.

     (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. If shares of UTFC Common Stock are to be converted into and exchanged for Norwest Common Stock pursuant to paragraph 1(a) hereto, Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (k) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of UTFC a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

          (i) the interim quarterly financial statements of UTFC included in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of UTFC;

          (ii) the amounts reported in the interim quarterly financial statements of UTFC agree with the general ledger of UTFC;

          (iii) the annual and quarterly financial statements of UTFC and the UTFC Subsidiaries included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

          (iv) from June 30,1994 (or, if later, since the date of the most recent unaudited consolidated financial statements of UTFC and the UTFC Subsidiaries as may be included in the Registration Statement) to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there have been no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of UTFC and the UTFC Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of UTFC and the UTFC Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of UTFC and the UTFC Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of UTFC and the UTFC Subsidiaries and have found them to be in agreement with financial records and analyses prepared by UTFC included in the annual and quarterly financial statements, except as disclosed in such letters.

     (l) UTFC and the UTFC Subsidiaries considered as a whole shall not have sustained, since June 30, 1994, any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (m) There shall be no reasonable basis, based on the environmental reports and assessments described in paragraphs 2(v) or 4(n) or based on other information, for the initiation of any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on UTFC or any UTFC Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, which has had or could reasonably be expected to have a material adverse effect upon UTFC and the UTFC Subsidiaries taken as a whole.

     (n) Since the date of this Agreement, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of UTFC and the UTFC Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     (o) UTFC shall have duly authorized, validly issued and sold to Robert K. Pace, and Robert K. Pace shall have purchased and fully paid for, all of the shares of UTFC Common Stock to be issued to him pursuant to the Stock Subscription Agreement in accordance with the terms of such agreement.

     (p) Norwest shall have received the authorization of the Norwest Board of Directors as described in paragraph 3(d) hereto.

     8. Employee Benefit Plans. Each person who is an employee of UTFC or any UTFC Subsidiary as of the Effective Date of the Merger ("UTFC Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans.
         -------------------------------

          (i) Each UTFC Employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans (with full credit for years of past service to UTFC and the UTFC Subsidiaries for the purpose of satisfying any eligibility periods and, except for the Long Term Care Plan, not subject to any pre-existing condition exclusions) and shall enter each plan on a date (the "Entry Date") not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger:

          Medical Plan
          Dental Plan
          Vision Plan

          Short Term Disability Plan
          Long Term Disability Plan
          Long Term Care Plan
          Flexible Benefits Plan
          Basic Group Life Insurance Plan
          Group Universal Life Insurance Plan
          Dependent Group Life Insurance Plan
          Business Travel Accident Insurance Plan
          Accidental Death and Dismemberment Plan
          Severance Pay Plan
          Vacation Program

          (ii) Until the Entry Date, Norwest shall continue for the benefit of the UTFC Employees the United Associates Employee Benefit Plan, the UTFC and Affiliate Cafeteria Plan and the UTFC Northwestern Mutual Life Group Long Term Disability Plan.

          (iii) For the purpose of determining each UTFC Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by an UTFC Employee in the year in which the Merger occurs will be deducted from the total Norwest benefit.

     (b)  Employee Retirement Benefit Plans.
          ----------------------------------

          (i) Each UTFC Employee shall be eligible for participation, as a new employee, in the Norwest Savings-Investment Plan (the "SIP").

          (ii) Each UTFC Employee shall be eligible for participation in the Norwest Pension Plan under the terms thereof (with full credit for years of past service to UTFC and the UTFC Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the Norwest Pension Plan, but not for purposes of benefit credit). Until the date such employees shall be eligible for participation in the Norwest Pension Plan, Norwest shall continue for the benefit of the UTFC Employees the UTFC Employee Retirement Plan.

     9.  Termination of Agreement.

     (a)  This Agreement may be terminated at any time prior to the Time of
Filing:

          (i)  by mutual written consent of the parties hereto;

          (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by July 31, 1995 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

         (iii) by UTFC or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

          (iv) by UTFC upon failure of Norwest to obtain the authorization of the Norwest Board of Directors described in paragraph 5(o).

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's wilful and material breach of the warranties and representations made by it, or wilful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     10. Expenses. Except as otherwise provided in paragraphs 4(n) and (o), all expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by UTFC and UTFC Subsidiaries shall be borne by UTFC, and all such expenses incurred by Norwest shall be borne by Norwest.

     11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

          If to Norwest:

               Norwest Corporation
               Sixth and Marquette
               Minneapolis, Minnesota  55479-1026
               Attention:  Secretary

          If to UTFC:

               United Texas Financial Corporation
               2301 Kell Boulevard, Suite 207
               Wichita Falls, Texas 76308
               Attention:  Chairman of the Board

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. Complete Agreement. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party or compliance by the other party with any of the covenants and conditions herein.

     17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of UTFC shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

     18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

     19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or, except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

     20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NORWEST CORPORATION                    UNITED TEXAS FINANCIAL
                                       CORPORATION

By: /s/ John E. Ganoe                  By: /s/ John T. Gavin
    ------------------------               -----------------
Its:   Senior Vice President           Its:   President
    ------------------------               -----------------

STOCK-FOR-STOCK VERSION
                                                                      Exhibit A1
                                                                to Agreement and
                                                          Plan of Reorganization


                          AGREEMENT AND PLAN OF MERGER
                                    Between
                       UNITED TEXAS FINANCIAL CORPORATION
                              a Texas corporation
                          (the surviving corporation)
                                      and
                             _____________________
                              a Texas corporation
                            (the merged corporation)

     This Agreement and Plan of Merger dated as of __________, 1995, between UNITED TEXAS FINANCIAL CORPORATION, a Texas corporation (hereinafter sometimes called "UTFC" and sometimes called the "surviving corporation") and _______, a Texas corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations"),

     WHEREAS, Merger Co., a wholly-owned subsidiary of Norwest Corporation, was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Texas on _______, 19__, and said corporation is now a corporation subject to and governed by the provisions of the Texas Business Corporation Act. Merger Co. has authorized capital stock of ________ shares of common stock having a par value of $_____ per share ("Merger Co. Common Stock"), of which _________ shares were outstanding as of the date hereof; and

     WHEREAS, UTFC was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Texas on June 14, 1979 and said corporation is now a corporation subject to and governed by the provisions of the Texas Business Corporation Act. UTFC has authorized capital stock of 1,000,000 shares of Common Stock, par value $10.00 per share ("UTFC Common Stock") of which 340,467 shares were outstanding and 108 shares were held in the treasury as of ___________ , 1995; and

     WHEREAS, Norwest Corporation and UTFC are parties to an Agreement and Plan of Reorganization dated as of October __ , 1994 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

     WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into UTFC, with UTFC continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Texas Business Corporation Act, which statute permits such merger; and

     WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended;

     NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into UTFC pursuant to the laws of the State of Texas, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into UTFC, the mode of carrying said merger into effect, the manner and basis of converting the shares of UTFC Common Stock into shares of common stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

     FIRST: At the time of merger, Merger Co. shall be merged with and into UTFC, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall be ________________.

     SECOND: The Articles of Incorporation of UTFC at the time of merger shall be amended as set forth below and, as so amended, shall be the Articles of Incorporation of the surviving corporation until further amended according to law:

           [Insert Amendments]

     THIRD: The By-Laws of UTFC at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

     FOURTH: The directors of Merger Co. at the time of merger shall be and remain the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify.

     FIFTH:   Except as set forth below, the officers of Merger Co. at the time of merger shall be and remain the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify:

           [Insert names of officers]

     SIXTH: The manner and basis of converting the shares of UTFC Common Stock into shares of Norwest Common Stock shall be as follows:

     1. Each of the shares of UTFC Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into and exchanged for shares of Norwest Common Stock as described in subparagraphs a through c below.

          (i) If the Norwest Measurement Price (as defined below) is less than or equal to $23.00, each share of UTFC Common Stock will be converted into and exchanged for the number of shares of Norwest Common Stock equal to 1,786,957 divided by the number of shares of UTFC Common Stock outstanding as of the effective time of the merger.

          (ii) If the Norwest Measurement Price is greater than $23.00 and less than $28.00, each share of UTFC Common Stock will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing $41,100,000 by the Norwest Measurement Price and then dividing the resulting quotient by the number of shares of UTFC Common Stock outstanding as of the effective time of the merger.

          (iii) If the Norwest Measurement Price is equal to or greater than $28,00, each share of UTFC Common Stock will be converted into and exchanged for the number of shares of Norwest Common Stock equal to 1,467,857 divided by the number of shares of UTFC Common Stock outstanding as of the effective time of the merger.

     The "Norwest Measurement Price" shall mean the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days commencing on the trading day immediately following the day that the Registration Statement (as defined in the Reorganization Agreement) is declared effective by the Securities and Exchange Commission.

     2. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of UTFC Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of UTFC Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence the right to receive (except for the payment of dividends as provided below) ownership of the number of whole shares of Norwest Common Stock into which such shares of UTFC Common Stock have been converted on the basis above set forth; provided, however, until the holder of such certificate for UTFC Common Stock shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock, if any, represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

     3. If, between the date of the Reorganization Agreement and the time of merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then
     (i) the number of shares of Norwest Common Stock, if any, into which a share of UTFC Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of UTFC

     Common Stock shall be so converted will equal the number of shares of Norwest Common Stock which the holders of shares of UTFC Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the time of merger and (ii) if a Common Stock Adjustment occurs between the date of the Reorganization Agreement and any date that the closing price of a share of Norwest Common Stock is used for purposes of this Agreement or the Reorganization Agreement, the closing price of a share of Norwest Common Stock for such purposes shall be the sum of the closing prices on the date of each such determination of the number of shares of Norwest Common Stock and other securities, if any, (in each case as reported on the consolidated tape of the New York Stock Exchange on such date) issued with respect to one share of Norwest Common Stock as a result of the Common Stock Adjustment.

     4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the trading day immediately preceding the meeting of shareholders held to vote on the merger.

     5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for shares of the surviving corporation after the time of merger.


     SEVENTH: The merger provided for by this Agreement shall be effective as follows:

     1. The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Texas; provided, however, that all of the following actions shall have been taken in the following order:

          a. This Agreement shall be approved and adopted on behalf of Merger Co. and UTFC in accordance with the Texas Business Corporation Act; and

          b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Texas Business Corporation Act, shall be executed by the President or a Vice President of Merger Co. and by the President or a Vice President of UTFC and shall be filed in the office of the Secretary of State of the State of Texas in accordance with the Texas Business Corporation Act.

     2. The merger shall become effective as of 11:59 p.m. Wichita Falls, Texas time (the "time of merger") on the effective date of merger.

     EIGHTH:  At the time of merger:

     1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of UTFC shall continue as the surviving corporation.

     2. The merger shall have the other effects prescribed by Section 5.06 of the Texas Business Corporation Act.

     NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

     1. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of UTFC and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

     2. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

     3. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas.

     4. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

     5. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Texas, subject to the provisions of the Reorganization Agreement, this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.

                         UNITED TEXAS FINANCIAL CORPORATION

                         By: _________________________________
                         Its:  _________________________________

                         [MERGER CO.]

                         By: ________________________________
                         Its:  ________________________________

CASH-FOR-STOCK VERSION
                                                                      Exhibit A2
                                                                to Agreement and
                                                          Plan of Reorganization


                          AGREEMENT AND PLAN OF MERGER
                                    Between
                       UNITED TEXAS FINANCIAL CORPORATION
                              a Texas corporation
                          (the surviving corporation)
                                      and
                             _____________________
                              a Texas corporation
                            (the merged corporation)

     This Agreement and Plan of Merger dated as of __________, 1995, between UNITED TEXAS FINANCIAL CORPORATION, a Texas corporation (hereinafter sometimes called "UTFC" and sometimes called the "surviving corporation") and _______, a Texas corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations"),

     WHEREAS, Merger Co., a wholly-owned subsidiary of Norwest Corporation, was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Texas on _______, 19__, and said corporation is now a corporation subject to and governed by the provisions of the Texas Business Corporation Act. Merger Co. has authorized capital stock of ________ shares of common stock having a par value of $_____ per share ("Merger Co. Common Stock"), of which _________ shares were outstanding as of the date hereof; and

     WHEREAS, UTFC was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Texas on June 14, 1979 and said corporation is now a corporation subject to and governed by the provisions of the Texas Business Corporation Act. UTFC has authorized capital stock of 1,000,000 shares of Common Stock, par value $10.00 per share ("UTFC Common Stock") of which 340,467 shares were outstanding and 108 shares were held in the treasury as of ___________, 1995; and

     WHEREAS, Norwest Corporation and UTFC are parties to an Agreement and Plan of Reorganization dated as of October __, 1994 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

     WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into UTFC, with UTFC continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Texas Business Corporation Act, which statute permits such merger; and

     NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into UTFC pursuant to the laws of the State of Texas, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into UTFC, the mode of carrying said merger into effect, the manner and basis of converting the shares of UTFC Common Stock into cash, and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

     FIRST: At the time of merger, Merger Co. shall be merged with and into UTFC, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall be ________________.

     SECOND: The Articles of Incorporation of UTFC at the time of merger shall be amended as set forth below and, as so amended, shall be the Articles of Incorporation of the surviving corporation until further amended according to law:

          [Insert Amendments]

     THIRD: The By-Laws of UTFC at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

     FOURTH: The directors of Merger Co. at the time of merger shall be and remain the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify.

     FIFTH:   Except as set forth below, the officers of Merger Co. at the time of merger shall be and remain the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify:

          [Insert names of officers]

     SIXTH: The manner and basis of converting the shares of UTFC Common Stock into cash shall be as follows:

     1. Each of the shares of UTFC Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into and exchanged for an amount of cash equal to $41,100,000 divided by the number of shares of UTFC Common Stock then outstanding.

     2. As soon as practicable after the merger becomes effective, Norwest shall deposit sufficient funds to make the payments on the basis above set forth with Norwest Bank Minnesota, National Asssociation, as the designated agent of the surviving corporation (the "Agent") and each holder of a certificate for shares of UTFC Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the Agent, to receive the cash to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of UTFC Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence the right to receive cash into which such shares of UTFC Common Stock have been converted on the basis above set forth. Under no circumstances will interest be paid on such cash payment whether before or after the effective time of the merger.

     3. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for shares of the surviving corporation after the time of merger.


     SEVENTH: The merger provided for by this Agreement shall be effective as follows:

     1. The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Texas; provided, however, that all of the following actions shall have been taken in the following order:

          a. This Agreement shall be approved and adopted on behalf of Merger Co. and UTFC in accordance with the Texas Business Corporation Act; and

          b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Texas Business Corporation Act, shall be executed by the President or a Vice President of Merger Co. and by the President or a Vice President of UTFC and shall be filed in the office of the Secretary of State of the State of Texas in accordance with the Texas Business Corporation Act.

     2. The merger shall become effective as of 11:59 p.m. Wichita Falls, Texas time (the "time of merger") on the effective date of merger.

     EIGHTH:  At the time of merger:

     1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of UTFC shall continue as the surviving corporation.

     2. The merger shall have the other effects prescribed by Section 5.06 of the Texas Business Corporation Act.

     NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

     1. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of UTFC and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

     2. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

     3. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas.

     4. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

     5. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Texas, subject to the provisions of the Reorganization Agreement, this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.


                         UNITED TEXAS FINANCIAL CORPORATION


                         By: _________________________________
                         Its:  _________________________________


                         [MERGER CO.]


                         By: ________________________________
                         Its:  ________________________________

                                                                       Exhibit B
                                                                to Agreement and
                                                          Plan of Reorganization

Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN  55479-1026

Attn:  Secretary

Gentlemen:

     I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of United Texas Financial Corporation, a Texas corporation ("UTFC").

     Pursuant to an Agreement and Plan of Reorganization, dated as of October __, 1994, (the "Reorganization Agreement"), between UTFC and Norwest Corporation, a Delaware corporation ("Norwest"), it is contemplated that a wholly-owned subsidiary of Norwest will merge with and into UTFC (the "Merger") and as a result, I may receive in exchange for each share of Common Stock, par value $10.00 per share, of UTFC ("UTFC Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

     This letter agreement shall be void if each share of UTFC Common Stock is converted into and exchanged for cash pursuant to paragraph 1(a)(i)(y) of the Reorganization Agreement.

     I hereby agree as follows:

     I will not offer to sell, transfer or otherwise dispose of any of the shares of UTFC Common Stock or Norwest Common Stock held by me during the 30 days prior to the Effective Time of the Merger.

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

     I will not sell, transfer or otherwise dispose of the Stock or in any way reduce my risk relative to any shares of the Stock issued to me pursuant to the Merger until such time as financial results covering at least 30 days of post-Merger combined operations of UTFC and Norwest have been published.

     I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a) (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required, and (b) financial results covering at least 30 days of post-Merger combined operations have been published.

     I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for UTFC.

                                            Sincerely,

                                            _________________________

                                  APPENDIX B

                        TEXAS BUSINESS CORPORATION ACT

                         SECTIONS 5.11, 5.12, AND 5.13

    5.11 RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS.--A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

    (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

    (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

    (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

    B. Notwithstanding the provisions of this Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class of shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

    5.12  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTION.--
A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

    (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

    (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

    (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

    (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety
(90) days after the date on which the action was effected and, in the case of shares represented by certificates upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

    B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

    C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

    D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court cost, and all court costs, shall be allotted between the parties in the manner that the court determines to be fair and equitable.

    E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

    F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

    G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

    5.13 PROVISIONS AFFECTING REMEDIES OR DISSENTING SHAREHOLDERS.--A. Any shareholder who has demanded payment for his shares in accordance with either
Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

    B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

    C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of April, 1995.

                                NORWEST CORPORATION

                                By:  /s/ Richard M. Kovacevich
                                     -----------------------------------------
                                         Richard M. Kovacevich
                                         President and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed on the 24th day of April, 1995, by the following persons in the capacities indicated:


/s/ Richard M. Kovacevich                         President and Chief Executive
- ---------------------------                       Officer
    Richard M. Kovacevich                         (Principal Executive Officer)

/s/ John T. Thornton                              Executive Vice President
- ---------------------------                       and Chief Financial Officer
    John T. Thornton                              (Principal Financial Officer)

/s/ Michael A. Graf                               Senior Vice President and
- ---------------------------                       Controller
    Michael A. Graf                               (Principal Accounting Officer)

DAVID A. CHRISTENSEN         )
GERALD J. FORD               )
PIERSON M. GRIEVE            )
CHARLES M. HARPER            )
N. BERNE HART                )
WILLIAM A. HODDER            )
GEORGE C. HOWE               )
LLOYD P. JOHNSON             )                       A majority of the
REATHA CLARK KING            )                       Board of Directors*
RICHARD M. KOVACEVICH        )
RICHARD S. LEVITT            )
RICHARD D. McCORMICK         )
CYNTHIA H. MILLIGAN          )
JOHN E. PEARSON              )
IAN M. ROLLAND               )
STEPHEN E. WATSON            )
MICHAEL W. WRIGHT            )
- --------------------

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                   /s/ Richard M. Kovacevich
                                   -------------------------
                                       Richard M. Kovacevich
                                       Attorney-in-Fact

                                      II-1